Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT

BY AND BETWEEN

NEWELL BRANDS INC.

AND

STANLEY BLACK & DECKER, INC.

Dated as of October 12, 2016

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EXHIBITS

Exhibit 1.2(e)	Acquired Intellectual Property
Exhibit 1.2(f)(i)	Owned Real Property
Exhibit 1.2(f)(ii)	Leased Real Property
Exhibit 1.2(g)	Acquired Contracts
Exhibit 1.2(i)	Acquired UPCs
Exhibit 1.3(o)	Excluded Equipment
Exhibit 1.3(s)	Other Excluded Assets
Exhibit 1.4(h)	Excluded Litigation
Exhibit 1.6(a)	Separation Assets
Exhibit 1.6(b)	Separation Liabilities
Exhibit 2.3(f)	Sample Calculation of Net Working Capital
Exhibit 2.4	Purchase Price Allocation
Exhibit 3.2(a)(iii)	Form of Transition Services Agreement
Exhibit 3.2(a)(iv)	Bailment Agreement
Exhibit 3.2(a)(vii)	FIRPTA – U.S. Sellers
Exhibit 3.2(a)(viii)	FIRPTA – Non-U.S. Sellers
Exhibit 7.1(d)	Transferred Employees Severance Arrangements
Exhibit 8.1(b)	Required Antitrust Approvals
Exhibit 12.1(A)	Accounting Principles
Exhibit 12.1(B)	Asset Sellers
Exhibit 12.1(C)	Purchased Companies
Exhibit 12.1(D)	Selling Shareholders
Exhibit 12.1(E)	Excluded Business Employees

STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 12, 2016 (the “Effective Date”), is by and between Newell Brands Inc., a Delaware corporation (“Parent”), and Stanley Black & Decker, Inc., a Connecticut corporation (“Purchaser”).  Each of Parent and Purchaser are sometimes referred to herein as a “Party” or collectively as the “Parties”.

RECITALS:

WHEREAS, the Purchased Companies and the Asset Sellers are wholly-owned Subsidiaries of Parent engaged in the Business; and

WHEREAS, on the terms and subject to the conditions of this Agreement, (a) Purchaser desires to purchase, or cause its Purchaser Designee(s) to purchase, the Purchased Equity Interests from the Selling Shareholders, and Parent desires to sell, and cause the other Selling Shareholders to sell, the Purchased Equity Interests to Purchaser or its Purchaser Designee(s), (b) Purchaser desires to purchase, or cause its Purchaser Designee(s) to purchase, the Acquired Assets from the Asset Sellers, and Parent desires to sell, and cause the other Asset Sellers to sell, the Acquired Assets to Purchaser or its Purchaser Designee(s), and (c) Purchaser and the applicable Purchaser Designee(s) desire to assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE OF STOCK AND ASSETS

Section 1.1                          Purchased Equity Interests.  On the terms and subject to the conditions of this Agreement, at the Closing, Parent will, and will cause the other Selling Shareholders to, sell, assign, transfer and deliver to Purchaser or the applicable Purchaser Designee(s), and Purchaser will, or will cause the applicable Purchaser Designee(s) to, purchase, acquire and accept from the Selling Shareholders, all of the right, title and interest of the Selling Shareholders in and to the Purchased Equity Interests.

Section 1.2                          Acquired Assets.  On the terms and subject to the conditions of this Agreement, at the Closing, Parent will, and will cause the other Asset Sellers to, sell, assign, transfer and deliver to Purchaser or the applicable Purchaser Designee(s), and Purchaser will, or will cause the applicable Purchaser Designee(s) to, purchase, acquire and accept from the Asset Sellers, all of the Asset Sellers’ right, title and interest in and to the Acquired Assets.  For the purposes of this Agreement, “Acquired Assets” means, in each case to the extent owned, leased or licensed immediately prior to the Closing by an Asset Seller, the following assets, properties and rights:

(a)            all inventories of raw materials, work-in-process, finished goods and packaging materials (whether in the possession of an Asset Seller, held by third parties on consignment or as bailee or in transit at the time of the Closing) primarily used or held for primary use in the Business (collectively, “Inventory”);

(b)            other than the Excluded Equipment, all machinery, equipment, furniture, furnishings, fixtures, tools and other tangible personal property primarily used or held for primary use in the Business (collectively, the “Equipment”);

(c)            all accounts and notes receivable to the extent related to the conduct of the Business, other than Retained Accounts Receivable, and to the extent such accounts and notes receivable are of a type included in Closing Net Working Capital;

(d)            all pre-paid expenses and other current assets, in each case to the extent related to the conduct of the Business, other than assets related to Taxes, and to the extent such pre-paid expenses and other current assets are of a type included in Closing Net Working Capital;

(e)            all Intellectual Property set forth on Exhibit 1.2(e) and all other Intellectual Property primarily used or held for primary use in the Business;

(f)            (i) all Owned Real Property set forth on Exhibit 1.2(f)(i) and (ii) all Leases for the Leased Real Property set forth on Exhibit 1.2(f)(ii);

(g)            (i) all Contracts set forth on Exhibit 1.2(g) and (ii) all other Contracts primarily related to the Business;

(h)            all books and records, including business records, research material, tangible data, documents, personnel records with respect to Transferred Employees, invoices, customer lists, vendor lists, service provider lists, sales and promotional literature, catalogs and advertising material used for the marketing of products or services, but only to the extent related primarily to the Business, in each case excluding Income Tax Returns and related notes, worksheets, files and documents relating thereto;

(i)            all uniform product codes set forth on Exhibit 1.2(i) (the “Acquired UPCs”);

(j)            all Permits, to the extent transferable and primarily used or held for primary use in the Business;

(k)            all goodwill generated primarily by, and associated primarily with, the Business;

(l)            all rights arising out of or relating to the Assumed Litigation;

(m)            all rights to and in any Assumed Benefit Plan and any trust, insurance arrangement or other Contract held pursuant to, or set aside to fund, the obligations of or under any Assumed Benefit Plan (collectively, the “Assumed Benefit Plan Assets”);

(n)            all guarantees, warranties, indemnities and similar rights in favor of the Asset Sellers in respect of any Acquired Asset or any Assumed Liability; and

(o)            without duplication, expansion, limitation or other modification of any of the types of assets, properties, Contracts or other rights set forth in items (a) through (n) above, all other assets, properties, Contracts and rights that are primarily used or held for primary use in the Business.

Section 1.3                          Excluded Assets.  Notwithstanding Section 1.2 or any other provision hereof, the Acquired Assets will not in any event include any of the following assets, properties, or rights of any Asset Seller (collectively, the “Excluded Assets”):

(a)            all books and records not constituting an Acquired Asset described in Section 1.2(h), including each Asset Seller’s certificate of incorporation, bylaws and similar organizational documents, minutes, stock records and similar documents;

(b)            all cash, cash equivalents (including marketable securities and short-term investments), bank accounts, lockboxes and deposits of, and any rights or interests in, the cash management system of any Asset Sellers, including uncleared checks and drafts received or deposited for the account of the Asset Sellers;

(c)            all Retained Accounts Receivable;

(d)            all rights to and the use of the “Newell”, “Newell Brands”, “Rubbermaid” or “DYMO” trade names and trademarks, any derivation or combination thereof and all associated goodwill, and any other Intellectual Property not specifically described in Section 1.2(e);

(e)            all Contracts between any Asset Seller, on the one hand, and any Affiliate of such Asset Seller, on the other hand, and all intercompany receivables owed to any Asset Seller by any Affiliate of such Asset Seller;

(f)            all rights under any Contracts other than the Business Contracts;

(g)            all assets primarily used or held for primary use in connection with the performance of the centralized management functions provided to Purchaser and its Affiliates by Parent and its Affiliates pursuant to the terms of the Transition Services Agreement;

(h)            all rights to and in Employee Benefit Plans and any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of an Asset Seller under, any such Employee Benefit Plans, other than the Assumed Benefit Plan Assets;

(i)            all insurance policies and all rights of every nature and description under or arising out of such insurance policies;

(j)            all claims for and rights to any deferred Tax asset or to receive Tax refunds relating to the operation or ownership of the Business or the Acquired Assets for any Pre-Closing Tax Period, including any refunds or rebates of anti-dumping, countervailing or other customs duties, tariffs or charges relating to the operation of the Business or ownership of the Acquired Assets prior to Closing;

(k)            except to the extent set forth in Section 4.9(d) of the Seller Disclosure Letter, all application systems and software, including all computer software, programs and source disks, and related program documentation, tapes, manuals, forms, guides and other materials, computer hardware and other systems hardware and networking and communications assets, including servers, databases, backups and peripherals, in each case used in the Business;

(l)            all uniform product codes other than the Acquired UPCs;

(m)            all rights under this Agreement, the Ancillary Agreements, the other agreements and instruments executed and delivered in connection with this Agreement, and the transactions contemplated hereby or thereby;

(n)            all inventory that is not Inventory as described in Section 1.2(a);

(o)            all machinery, equipment, furniture, furnishings, fixtures, tools and other tangible personal property listed on Exhibit 1.3(o) (the “Excluded Equipment”);

(p)            all assets primarily related to the development, manufacture, distribution and sale of handheld label makers, label printers and other products, as conducted by Parent and certain of its Subsidiaries under the name DYMO® (the “DYMO Business”);

(q)            all rights arising out of or relating to the action set forth on Exhibit 1.4(h);

(r)            any claims of the Asset Sellers or their Affiliates (other than a Purchased Company) related to any Excluded Asset; and

(s)            the assets, properties and rights set forth on Exhibit 1.3(s).

Section 1.4                          Assumed Liabilities.  Subject to Section 1.5, on the terms and subject to the conditions of this Agreement, at the Closing, Purchaser will, or will cause the applicable Purchaser Designee(s) to, assume and be liable for, pay, perform and discharge as and when due, the following debts, claims, liabilities, obligations, damages, fines, penalties, costs or expenses (whether known or unknown, vested or unvested, asserted or unasserted, absolute or contingent, accrued or unaccrued, assessed or unassessed, liquidated or unliquidated, actual or potential, and due or to become due) (each, a “Liability”) of the Asset Sellers (collectively, the “Assumed Liabilities”):

(a)            all Liabilities under the Business Contracts, including with respect to Customer Programs, but excluding the Retained Customer Program Liabilities;

(b)            all trade accounts payable, accrued expenses, accrued receipts and other current liabilities, in each case to the extent such Liabilities are of a type included in Closing Net Working Capital;

(c)            all Liabilities to the extent arising out of or resulting from any product warranty claim, product return (including mark-downs and instances where product is not physically re-transferred and where a customer is entitled to a return as a matter of Law) or recall, in each case, whether prior to, at or after the Closing, with respect to products that were designed, manufactured, marked, distributed or sold at any time by the Business;

(d)            all Liabilities related to the Business arising after the Closing under the Worker Adjustment and Retraining Notification Act, as amended (“WARN Act”) (or any applicable state Law equivalent) as a result of action taken by Purchaser or its Affiliates after the Closing;

(e)            all Liabilities to the extent arising out of or resulting from product liability claims made after the Closing with respect to products of the Business that were designed, manufactured, marketed, distributed or sold at any time by the Business;

(f)            all Liabilities that arise under or are based upon any Environmental Law, including any Liability for (a) any Release of, or exposure to, any Hazardous Substance, (b) any noncompliance with any Environmental Law or (c) any off-site transportation, storage, disposal, treatment or recycling of any Hazardous Substance (collectively, the “Environmental Liabilities”), in each case, to the extent arising out of or resulting from the conduct or operation of the Business or the ownership or operation of any Acquired Asset (including any Leases constituting an Acquired Asset and the Leased Real Property that is the subject thereof); provided that, notwithstanding anything to the contrary herein, in no case shall any Liabilities covered by this Section 1.4(f) or any other provision of Section 1.4 include any Seller Environmental Liabilities;

(g)            all (i) Transferred HR Liabilities and (ii) Liabilities relating to any workers’ compensation claim for any Transferred Employee for any injury or exposure to the extent such Liability arises out of or results from injury or exposure occurring after the Closing while working for the Business (or the portion of such Liabilities allocable to the period after the Closing, to the extent arising as a result of repetitive activities engaged in by the Transferred Employee before and after the Closing);

(h)            all Liabilities arising out of or resulting from any causes of action, lawsuits, Judgments, claims or demands to the extent arising out of or resulting from the operation of the Business, except for the action set forth on Exhibit 1.4(h) (the “Assumed Litigation”);

(i)            without duplication, expansion, limitation or other modification of any of the types of Liabilities set forth in items (a) through (h) above, all Liabilities incurred by Purchaser or a Purchaser Designee to the extent arising out of or resulting from the operation of the Business following the Closing, including Liabilities arising out of or resulting from the use, ownership, operation or resale of the Acquired Assets following the Closing; and

(j)            all other Liabilities to be paid or assumed by Purchaser or a Purchaser Designee pursuant to the express terms of this Agreement.

Section 1.5                          Excluded Liabilities.  Notwithstanding Section 1.4 or any other provision hereof, the Assumed Liabilities will not include the following Liabilities of the Asset Sellers (collectively, the “Excluded Liabilities”):

(a)            all Liabilities under debt instruments, loan documents, indentures, debentures, guarantees or other written obligations which involve indebtedness for borrowed money;

(b)            all Liabilities arising under or with respect to Contracts or transactions between any Asset Seller, on the one hand, and any Affiliate of such Asset Seller, on the other hand, and all intercompany payables owed by any Asset Seller to any Affiliate of such Asset Seller;

(c)            all Liabilities of the Business accrued by the Asset Sellers prior to the Closing under any Customer Programs (the “Retained Customer Program Liabilities”);

(d)            all Liabilities to the extent related to the Excluded Assets;

(e)            all Excluded HR Liabilities;

(f)            all Seller Environmental Liabilities;

(g)            all Liabilities to the extent arising out of or resulting from product liability claims made prior to the Closing;

(h)            all Liabilities for legal, accounting, audit and investment banking fees, brokerage commissions and any other similar expenses incurred by the Asset Sellers in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby; and

(i)            all other Liabilities to be paid or assumed by the Asset Sellers pursuant to the express terms of this Agreement.

Section 1.6                          Business Separation.  Subject to Section 3.3, prior to the Closing and in order to facilitate the sale of the Business, (a) Parent will cause each applicable Purchased Company to assign, transfer, convey and deliver to Parent or a Subsidiary of Parent (other than a Purchased Company) the assets, properties and rights described on Exhibit 1.6(a) (the “Separation Assets”), and Parent will accept from such Purchased Company, or will cause the applicable Subsidiary of Parent to accept from such Purchased Company, all such respective right, title and interest in and to any and all of such Separation Assets and (b) Parent will cause each applicable Purchased Company to assign, transfer, convey and deliver to Parent or a Subsidiary of Parent (other than a Purchased Company) the Liabilities described on Exhibit 1.6(b)  (the “Separation Liabilities”), and Parent will assume, perform and fulfill when due, or will cause the applicable Subsidiary of Parent to assume, perform and fulfill when due, any and all of such Separation Liabilities. The Parties acknowledge and agree that the consummation of the transactions contemplated by this Section 1.6 will be subject to, and effective immediately prior to the occurrence of, the Closing.

ARTICLE II

PURCHASE PRICE

Section 2.1                          Amount and Form of Purchase Price.  The aggregate purchase price to be paid to the Sellers in consideration of the Purchased Equity Interests and the Acquired Assets will consist of:

(a)            $1,950,000,000 in cash, plus the Estimated Closing Adjustment (if the Estimated Closing Adjustment is positive) or minus the absolute value of the Estimated Closing Adjustment (if the Estimated Closing Adjustment is negative) (the “Closing Payment”), subject to the adjustments set forth in Section 2.3 (the “Purchase Price”); and

(b)            the assumption by Purchaser or the applicable Purchaser Designee(s) as of the Closing of the Assumed Liabilities.

Section 2.2                          Estimated Closing Adjustment Statement; Payment of Closing Payment.

(a)            Not later than three Business Days prior to the Closing Date, Parent will deliver to Purchaser a statement (the “Estimated Closing Adjustment Statement”) setting forth its good faith estimates of the Closing Adjustment, Closing Net Working Capital, Outstanding Indebtedness, the Change of Control Payment Amount and Cash. The estimate of the amount of the Closing Adjustment, as set forth on the Estimated Closing Adjustment Statement, is referred to herein as the “Estimated Closing Adjustment.”  The Estimated Closing Adjustment Statement, and the component items thereof, will be prepared in accordance with the Accounting Principles and the books and records of the Business.

(b)            At the Closing, Purchaser will pay to Parent, on behalf of the Sellers, by wire of transfer of immediately available funds to an account or accounts designated by Parent at least three Business Days prior to the Closing Date, an amount equal to the Closing Payment.

Section 2.3                          Post-Closing Purchase Price Adjustment.

(a)            Preparation of the Preliminary Statement.

(i)            Within 90 days after the Closing Date, Purchaser will prepare and deliver to Parent a preliminary statement (the “Preliminary Statement”) setting forth in reasonable detail Purchaser’s good faith calculation of the Closing Adjustment, Closing Net Working Capital, Outstanding Indebtedness, the Change of Control Payment Amount and Cash, and including a detailed listing of the items and amounts included in such calculation.  The Preliminary Statement and each component item thereof will be prepared in accordance with the Accounting Principles and the books and records of the Business. The Preliminary Statement, as finally modified pursuant to clauses (b) through (d) of this Section 2.3, is referred to herein as the “Final Statement.”  All disputes with respect to the Preliminary Statement and the Final Statement will be resolved in accordance with Section 2.3(b) through (d).

(ii)            If Purchaser or its Representatives take a physical inventory of the Business (or any portion thereof) after the Closing Date in connection with the preparation of the Preliminary Statement, Purchaser or its Representatives will adjust, in consultation with Parent, the results of any such physical inventory such that transactions (including the sales of goods and services, purchases of raw materials and the conversion of inventory into accounts receivable) after the Closing are not reflected in the inventory count.  Purchaser will provide reasonable advance notice to Parent of any such physical inventory (including the date and time of such physical inventory), and Parent or its Representatives will have the option to attend.  The valuation of any such physical inventory will be calculated in accordance with the Accounting Principles for the purposes of determining the Closing Net Working Capital.

(b)            Review of Preliminary Statement.

(i)            Parent will have 45 days following Purchaser’s delivery of the Preliminary Statement to Parent to review and respond to the Preliminary Statement, during which period Purchaser will grant Parent and its Representatives reasonable access during normal business hours to Purchaser’s books and records of the Business and the work papers prepared by Purchaser’s independent accountants (subject to compliance with Purchaser’s independent accountants’ customary procedures for release), in each case to the extent relating to the preparation of the Preliminary Statement.

(ii)            Unless Parent has delivered to Purchaser a written letter of its disagreement with the Preliminary Statement (the “Notice of Disagreement”) prior to the 46th day following Purchaser’s delivery of the Preliminary Statement to Parent, the Preliminary Statement will become the Final Statement on the 46th day following Purchaser’s delivery of the Preliminary Statement to Parent.  If issued, the Notice of Disagreement will set forth in reasonable detail any proposed adjustment to the Preliminary Statement and the basis for such adjustment.

(iii)            If the Notice of Disagreement is delivered in accordance with Section 2.3(b)(ii), then (A) any amount set forth in the Preliminary Statement as to which Parent has not objected in the Notice of Disagreement in accordance with Section 2.3(b)(ii) will be deemed to be accepted and will become part of the Final Statement, and (B) the Preliminary Statement, as modified to reflect the adjustments in the Notice of Disagreement (x) accepted by Purchaser in writing, (y) agreed to in writing pursuant to Section 2.3(c), and (z) determined by the Accounting Referee pursuant to Section 2.3(d)(iii), as the case may be, will become the Final Statement on the earlier of (1) the date that Parent and Purchaser resolve in writing all remaining disputed matters specified in the Notice of Disagreement or (2) the date that the Accounting Referee delivers to Parent and Purchaser a copy of the Final Statement and the Closing Adjustment pursuant to Section 2.3(d).

(c)            Meeting to Resolve Proposed Adjustments.  During the 30-day period after Parent’s delivery of the Notice of Disagreement, Purchaser and Parent will endeavor in good faith to resolve any differences they may have with respect to any adjustments specified in the Notice of Disagreement.  If Purchaser and Parent reach agreement in writing on such adjustments, the Final Statement will be the Preliminary Statement modified to reflect the adjustments accepted pursuant to Section 2.3(b)(iii) and those otherwise agreed to in writing by the Parties pursuant to this Section 2.3(c).

(d)            Resolution by Accounting Referee.

(i)            If Purchaser and Parent do not resolve to their mutual satisfaction all disputed adjustments in the Notice of Disagreement within the 30-day period after Parent’s delivery of the Notice of Disagreement, any remaining disputed adjustments that were included in the Notice of Disagreement will be settled by KPMG LLP (or, if such accounting firm declines to act or is not, at the time of submission thereto, independent of Purchaser or Parent, to another independent accounting firm of national reputation mutually acceptable to Purchaser and Parent) (the “Accounting Referee”) in accordance with the following provisions of this Section 2.3(d).

(ii)            Parent will furnish the Accounting Referee with a copy of this Agreement, the Financial Statements, the Preliminary Statement, the Notice of Disagreement and any other relevant correspondence between the Parties.  Purchaser and Parent will also give the Accounting Referee:

(A)            position papers outlining such Party’s respective arguments and supporting documentation for such Party’s position; provided, however, that Purchaser’s positions, arguments and computations must match those set forth in the Preliminary Statement or agreed to with Parent pursuant to Section 2.3(c) above (and the Accounting Referee will not consider any that do not so match), and Parent’s positions, arguments and computations must match those set forth in the Notice of Disagreement or agreed to with Purchaser pursuant to Section 2.3(c) above (and the Accounting Referee will not consider any that do not so match); and

(B)            reasonable access to the books and records of the Business, including any work papers or other schedules prepared by such Party’s accountants (subject to compliance with such Party’s accountants’ customary procedures for release) relating to the preparation of the Preliminary Statement and the Notice of Disagreement.

(iii)            The Accounting Referee’s engagement will be limited to (A) reviewing the Preliminary Statement and the matters that were set forth in the Notice of Disagreement pursuant to Section 2.3(b)(ii) and that remain in dispute (the “Unresolved Matters”); (B) determining (1) whether, for the calculation of the Closing Adjustment, Closing Net Working Capital, Outstanding Indebtedness, the Change of Control Payment Amount and Cash, as the case may be, such calculation was prepared in accordance with the terms of this Agreement (including the Accounting Principles, as applicable), and only with respect to the Unresolved Matters, whether and to what extent the Preliminary Statement requires adjustment and (2) whether there were mathematical errors in the Preliminary Statement; (C) preparing the Final Statement, which will include those amounts in the Preliminary Statement accepted by Parent pursuant to Section 2.3(b)(ii), those adjustments otherwise agreed to in writing by Purchaser and Parent pursuant to Section 2.3(c), and a final determination of the Unresolved Matters set forth in the Notice of Disagreement; and (D) calculating the Closing Adjustment.  With respect to each Unresolved Matter, the Accounting Referee’s determination, if not in accordance with the position of Parent or Purchaser, will not be in excess of the higher, or less than the lower, of the amounts advocated by Parent or Purchaser with respect thereto.  The fees and expenses of the Accounting Referee, with respect to its engagement under this Section 2.3(d), will be borne by Parent and Purchaser in inverse proportion as they may prevail on matters resolved by the Accounting Referee, which proportionate allocations will also be determined by the Accounting Referee at the time the determination of the Accounting Referee is rendered on the Final Statement and the Closing Adjustment.

(iv)            The Parties will instruct the Accounting Referee to (A) complete its preparation of the Final Statement and the Closing Adjustment within 25 days from the date of submission of the disputed adjustments to the Accounting Referee pursuant to Section 2.3(d)(ii) and (B) deliver promptly thereafter a copy of the Final Statement and the Closing Adjustment to Parent and Purchaser, together with a report setting forth each disputed adjustment and the Accounting Referee’s determination with respect thereto.  The Accounting Referee’s determination will be conclusive and binding upon the Parties and may be entered and enforced in any court of competent jurisdiction.

(e)            Payment of Closing Adjustment.  If the Closing Adjustment, as finally determined in accordance with this Section 2.3 (the “Final Closing Adjustment”) would (1) result in a higher Closing Payment to Parent had the Final Closing Adjustment been substituted for the Estimated Closing Adjustment, Purchaser will pay to Parent the amount thereof, or (2) result in a lower Closing Payment to Parent had the Final Closing Adjustment been substituted for the Estimated Closing Adjustment, Parent will pay to Purchaser the amount thereof (in each case, the “Purchase Price Adjustment”).  The Purchase Price Adjustment will be paid within ten Business Days following the date on which the Preliminary Statement becomes the Final Statement (as determined in accordance with this Section 2.3), which payment shall be made in immediately available funds by wire transfer pursuant to instructions provided in writing by the recipient of the funds.

(f)            Sample Calculation.  For illustrative purposes only, Exhibit 2.3(f) sets forth a sample calculation of how the Net Working Capital would be calculated as of June 30, 2016.

Section 2.4                          Allocation of Purchase Price.

(a)            Within 30 days after the Closing Date, Parent shall prepare and deliver to Purchaser a proposed allocation of the net consideration paid by Purchaser pursuant to this Agreement (as determined for U.S. federal income Tax purposes) among the Acquired Assets and each Purchased Company (and, in the case of any Purchased Company that is disregarded as separate from its owner for U.S. federal income Tax purposes, among the assets of such Purchased Company) that is consistent with relevant Tax laws, including, as applicable, Section 1060 of the Code (the “Parent Allocation”).  If Purchaser disagrees with the Parent Allocation, Purchaser may, within 30 days after receipt of the Parent Allocation, deliver a revised draft of the allocation to Parent, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation (the “Purchaser Allocation”).  If Purchaser delivers the Purchaser Allocation during such period, Parent and Purchaser shall, during the 30 days following such delivery, work together in good faith to reach agreement on the disputed items or amounts.  If Parent and Purchaser are unable to reach such agreement, they shall promptly thereafter submit for resolution the items remaining in dispute to the Accounting Referee and shall instruct the Accounting Referee to (i) make a determination regarding such dispute as promptly as practicable, and in any event within 25 days from the date of submission of such dispute to the Accounting Referee pursuant to this Section 2.4 and (ii) deliver promptly thereafter a copy of its determination to Parent and Purchaser, together with a report setting forth each disputed item and the Accounting Referee’s determination with respect thereto.  The fees and expenses of the Accounting Referee, with respect to its engagement under this Section 2.4, shall be borne 50% by Parent and 50% by Purchaser.  The allocation, as prepared by Parent if no Purchaser Allocation has been timely delivered, as adjusted pursuant to any agreement between Parent and Purchaser or as determined by the Accounting Referee, shall be the “Purchase Price Allocation”. The Parties acknowledge and agree that the Parent Allocation, the Purchaser Allocation and the Purchase Price Allocation will, in all events, be prepared and determined in a manner consistent with Exhibit 2.4.

(b)            To the extent payments are made pursuant to Section 2.3, Article IX or Article X after the Purchase Price Allocation has been determined pursuant to Section 2.4(a), Parent and Purchaser shall cooperate in good faith to revise the Purchase Price Allocation as appropriate to reflect such payments.

(c)            Parent, Purchaser and their Affiliates shall report and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and consistent with the Purchase Price Allocation (as adjusted under Section 2.4(b)).  None of Parent, Purchaser, or any of their Affiliates shall take any position in connection with Tax matters (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Purchase Price Allocation (as adjusted under Section 2.4(b)), unless required to do so by applicable Law.

Section 2.5                          Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, Purchaser and its Affiliates shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as Purchaser or any of its Affiliates is required to deduct and withhold with respect to the making of any such payment under the Code or any provision of state, local or foreign Tax Law.  If Purchaser determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement and the transactions contemplated herein, Purchaser shall  use its commercially reasonable efforts to provide notice to Parent at least 5 Business Days prior to the date on which such payment is to be made, with a written explanation substantiating the requirement to withhold, and shall cooperate with Parent to reduce or eliminate such deduction or withholding to the extent allowed by applicable Law.  To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

CLOSING

Section 3.1                          Closing Date.  The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309, as promptly as practicable following, but in no event later than the third Business Day after, the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction of such conditions), or on such other date or at such other place as the Parties mutually agree in writing; provided, however, that if the conditions set forth in Article VIII have been satisfied or waived prior to January 3, 2017 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), then either Parent or Purchaser may elect to delay the Closing until no later than January 3, 2017 (subject to the continued satisfaction or waiver of the conditions set forth in Article VIII at such time). The date on which the Closing occurs is referred to herein as the “Closing Date.”  In lieu of an in-person Closing, the Closing may instead be accomplished by email (in PDF format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered promptly following the Closing.  All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.  Notwithstanding anything to the contrary in this Agreement, the Closing shall be deemed to have occurred as of 12:01 a.m. (U.S. Eastern Time) on the Closing Date.

Section 3.2                          Closing Deliveries.

(a)            By Sellers.  At the Closing, Parent will deliver or cause to be delivered to Purchaser:

(i)            if the Purchased Equity Interests are certificated, certificates representing the Purchased Equity Interests, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment duly endorsed in blank;

(ii)            bills of sale, certificates of title, deeds, notarial deeds, real property transfer tax declarations and other instruments of assignment and transfer as may be reasonably necessary to vest in Purchaser or the applicable Purchaser Designee(s) all of the Asset Sellers’ right, title and interest in and to the Acquired Assets and the Purchased Equity Interests and the Assumed Benefit Plans (in form and substance mutually agreed between the Parties but as shall be consistent with the terms and conditions of this Agreement) (collectively, the “Business Transfer Documents”), duly executed by Parent or the applicable Seller;

(iii)            the transition services agreement, substantially in the form attached as Exhibit 3.2(a)(iii) (the “Transition Services Agreement”), duly executed by Parent or the applicable Seller;

(iv)            the bailment agreement, substantially in the form attached as Exhibit 3.2(a)(iv) (the “Bailment Agreement”), duly executed by Parent or the applicable Seller;

(v)            each other Ancillary Agreement, duly executed by Parent or the applicable Seller;

(vi)            unless otherwise requested by Purchaser, resignation letters from the directors, officers and managers, as the case may be, of the Purchased Companies, effective immediately after the Closing;

(vii)            a non-foreign person affidavit dated as of the Closing Date from each Seller set forth on Exhibit 3.2(a)(vii), sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Selling Shareholder or Asset Seller is not a “foreign person” as defined in Section 1445 of the Code;

(viii)            a certificate, in form and substance reasonably acceptable to the Parties, from each Seller set forth on Exhibit 3.2(a)(viii), certifying that none of their respective assets are United States real property interests (as defined in Section 897(c)(1) of the Code);

(ix)            the Excluded Transfer Documents, duly executed by Parent or the applicable Seller; and

(x)            such other customary closing documents and instruments as required by this Agreement.

(b)            By Purchaser.  At the Closing, Purchaser will deliver to Parent:

(i)            the Closing Payment;

(ii)            instruments evidencing the assumption by Purchaser or the applicable Purchaser Designee(s) of the Assumed Liabilities (in form and substance mutually agreed between the Parties but as shall be consistent with the terms and conditions of this Agreement), duly executed by Purchaser or the applicable Purchaser Designee(s);

(iii)            the Business Transfer Documents, duly executed by Purchaser or the applicable Purchaser Designee(s);

(iv)            each Ancillary Agreement, duly executed by Purchaser or the applicable Purchaser Designee(s); and

(v)            such other customary closing documents and instruments as required by this Agreement.

Section 3.3                          Transfer of Separation Assets; Assumption of Separation Liabilities.  In furtherance of the assignment, transfer, conveyance and delivery of the Separation Assets and the assumption of the Separation Liabilities contemplated in Section 1.6, prior to the Closing, (a) Parent will, and will cause its applicable Subsidiaries (including the applicable Purchased Companies) to, execute and deliver such bills of sale, stock powers, certificates of title, deeds, assignments of Contracts and other instruments of conveyance (in each case in form and substance reasonably acceptable to the Parties but as shall be consistent with the terms and conditions of this Agreement and otherwise customary in the jurisdiction in which the relevant Separation Assets are located) as and to the extent reasonably necessary to evidence the conveyance of all of such Purchased Company’s right, title and interest in and to the Separation Assets to Parent and its Subsidiaries, as applicable (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of conveyance will require Parent or any such Subsidiary to make representations, warranties or covenants, except to the extent required to comply with applicable Law or otherwise customary in the jurisdiction in with the relevant Separation Assets are located) and (b) Parent will, and will cause its applicable Subsidiaries (including the Purchased Companies) to, execute and deliver such instruments of assignment and assumption (in each case in form and substance reasonably acceptable to the Parties but as shall be consistent with the terms and conditions of this Agreement and otherwise customary in the jurisdiction in which the relevant Separation Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Separation Liabilities (it being understood that no such instrument will require any Parent or any such Subsidiary to make representations, warranties or covenants, except to the extent required to comply with applicable Law or otherwise customary in the jurisdiction in with the relevant Separation Liabilities are located). All of the foregoing documents contemplated by this Section 3.3 are referred to collectively herein as the “Excluded Transfer Documents.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Seller Disclosure Letter (subject to Section 13.1), Parent represents and warrants to Purchaser as follows:

Section 4.1                          Organization, Existence and Good Standing; Capitalization of Purchased Companies.

(a)            Each Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all corporate or equivalent organizational power and authority necessary to own, lease and operate its properties and assets and to carry on the Business as currently being conducted.  Each Seller is duly qualified to do business (where such concept is applicable) in each jurisdiction where the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so duly qualified would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of the Sellers to enter into and perform their obligations under this Agreement or to consummate the transactions contemplated hereby.  Each Purchased Company is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and has all corporate or equivalent organizational power and authority necessary to own, lease and operate its properties and assets and to carry on the Business as currently being conducted.  Each Purchased Company is duly qualified to do business (where such concept is applicable) in each jurisdiction where the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so duly qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            All of the Purchased Equity Interests are owned beneficially and of record by the Selling Shareholders, free and clear of any Encumbrances other than transfer restrictions imposed thereon by Law.  Section 4.1(b) of the Seller Disclosure Letter sets forth (a) the authorized Capital Stock of each Purchased Company and (b) the issued and outstanding Capital Stock of each Purchased Company and the record and beneficial holder thereof.  The Purchased Equity Interests have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to any preemptive or subscription rights and were not issued in violation of any preemptive or subscription rights.  Except for the Purchased Equity Interests, there is no Capital Stock of any of the Purchased Companies reserved, issued or outstanding, and there are no preemptive rights or other outstanding rights, warrants, options, puts, calls, subscriptions or other rights, convertible securities, trusts or Contracts of any character (w) convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe or acquire, any Capital Stock of any of the Purchased Companies or obligating any Purchased Company to issue, transfer, sell, purchase, return or redeem any equity interests or securities convertible into or exchangeable for such securities or equity interests, (x) requiring or giving any Person any rights with respect to the issuance, transfer, sale, repurchase, redemption or other acquisition of any Capital Stock of any of the Purchased Companies, (y) restricting the transfer of any Capital Stock of any of the Purchased Companies or (z) with respect to the voting of the Purchased Equity Interests of any Purchased Company.  Except as set forth in Section 4.1(b) of the Seller Disclosure Letter, no Purchased Company owns, directly or indirectly, and none of the Acquired Assets include, any Capital Stock in any Person.

(c)            Parent has made available to Purchaser complete and accurate copies of the articles of incorporation and by-laws (or similar organizational documents) of each of the Purchased Companies, in each case as amended through the Effective Date.

(d)            There is no Liability for, or obligation with respect to, any dividends or distributions declared or accumulated but unpaid with respect to any shares of Capital Stock of any of the Purchased Companies.

Section 4.2                          Authorization, Validity and Execution.  Each Seller has all necessary corporate or equivalent organizational power and authority to (a) execute and deliver this Agreement or the Ancillary Agreements, as applicable, (b) perform its respective obligations hereunder and thereunder and (c) consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement has been, and each Ancillary Agreement to be executed by a Seller or an Affiliate of a Seller will be on or prior to the Closing Date, duly authorized by all necessary action on the part of each Seller and its Affiliates.  Assuming the due execution of this Agreement and the Ancillary Agreements by Purchaser, this Agreement and each Ancillary Agreement is or will be a legal, valid and binding obligation of such Seller or Affiliate of Seller, as applicable, enforceable against each in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 4.3                          Consents and Approvals; No Violations.  The execution, delivery and performance by the Sellers, as applicable, of this Agreement and the Ancillary Agreements, and the consummation by the Sellers of the transactions contemplated hereby and thereby will not (a) result in a violation of, conflict with or result in any breach of any provisions of the certificate of incorporation, bylaws or any other similar organizational instrument of any Seller or any Purchased Company; (b) assuming compliance with the matters referred to in Section 4.4, violate any Law or Judgment of any Governmental Authority by which any Seller or any Purchased Company is bound or to which any of the Acquired Assets or Purchased Equity Interests is subject; or (c) result in a violation of, conflict with, constitute a default or result in any breach (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrances upon any of the Purchased Equity Interests or Acquired Assets under, any of the terms, conditions or provisions of any Contract to which any Seller or any Purchased Company is a party or by which any of the Purchased Equity Interests or Acquired Assets may be bound, except, with respect to clauses (b) and (c): (i) in the case of the Sellers, as would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of the Sellers or any Affiliate of the Sellers to enter into and perform their obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby, and (ii) otherwise as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 4.4                          Governmental Authorization.  The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or consent from, filing with or notification to, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act, any other Antitrust Laws and the Exchange Act and (b) any such action, consent, filing or notification the failure of which to be made or obtained (i) would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of the Sellers to enter into and perform their obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, and (ii) otherwise would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5                          Financial Statements; Absence of Undisclosed Liabilities.

(a)            Section 4.5 of the Seller Disclosure Letter sets forth the unaudited balance sheets of the Business as of June 30, 2016 (the “Statement Date”) and December 31, 2015 (the “Balance Sheets”), and the unaudited statements of income of the Business for the six-month period ended on the Statement Date and for the year ended December 31, 2015 (together with the Balance Sheets, the “Financial Statements”).  The Financial Statements have been prepared in accordance with the Accounting Principles, consistently applied throughout the periods presented as of, and for the period ended as of, the Statement Date and fairly present in all material respects, the combined financial position and combined results of operations of the Business as of the respective dates or for the respective time periods set forth therein, except (i) for the absence of footnotes and (ii) in the case of the Financial Statements as of the Statement Date and for the six-month period ended on the Statement Date, for normal and recurring year-end adjustments.

(b)            Except (i) as set forth in the Balance Sheets, (ii) for Liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Statement Date and (iii) for Excluded Liabilities, there are no material Liabilities of the Business that would be required to be reflected or reserved against in a balance sheet prepared in accordance with the Accounting Principles.

(c)            Parent maintains a system of internal accounting controls that are designed to provide reasonable assurances regarding the reliability of financial reporting related to the Business. Since January 1, 2014, to the Knowledge of Parent, there has been no complaint, allegation, assertion or claim of any material weakness or significant deficiency regarding the accounting or auditing practices, procedures, methodologies of Parent or its internal accounting controls with respect to the Business.

Section 4.6                          Inventory.  All items of Business Inventory have been acquired or manufactured, sold and maintained in the ordinary course of business consistent with past practice.

Section 4.7                          Absence of Certain Changes or Events.  Except in connection with the transactions contemplated hereby or as set forth in Section 4.7 of the Seller Disclosure Letter (with specific reference to the clause of Section 4.7 to which such disclosure applies), during the period beginning on the Statement Date and ending on the Effective Date (a) the Sellers have conducted the Business in the ordinary course of business, consistent with past practice, (b) there has not been any Effect which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) except in connection with the transactions contemplated hereby, there has not been any action taken by Parent or its Affiliates that, if taken during the period from the Effective Date through the Closing Date, would require Purchaser’s consent under Section 6.1(b)(v), Section 6.1(b)(x) or Section 6.1(b)(xvi) (to the extent relating to Section 6.1(b)(v) or Section 6.1(b)(x).

Section 4.8                          Real Property.

(a)            Owned Real Property. Section 4.8(a) of the Seller Disclosure Letter sets forth a true and correct list, as of the Effective Date, of all real property owned by (x) a Purchased Company or (y) an Asset Seller that is primarily used or held for primary use in the Business, excluding in each case all such real property that constitutes a Separation Asset (“Owned Real Property”).  With respect to each parcel of Owned Real Property:

(i)            the identified Purchased Company or Asset Seller has valid title to such property, free and clear of all Encumbrances other than Permitted Encumbrances;

(ii)            there are no condemnation or eminent domain proceedings pending or, to the Knowledge of Parent, threatened;

(iii)            except as listed in Section 4.8(a)(iii) of the Seller Disclosure Letter, there are no leases, subleases, ground leases, licenses, concessions or other agreements granting to any Person the right of use or occupancy of any portion of the parcels of the Owned Real Property, except to the extent constituting a Permitted Encumbrance; and

(iv)            there are no outstanding options to purchase, lease or use, or rights of first refusal to purchase any of the Owned Real Property or any portions thereof or interests therein or Contracts relating to the right to receive any portion of the income or profits from the sale, operation or development thereof.

(b)            Leased Real Property.  Section 4.8(b) of the Seller Disclosure Letter sets forth a true and correct list, as of the Effective Date, of all real property leased or subleased to (x) a Purchased Company or (y) an Asset Seller that is primarily used or held for primary use in the Business, excluding in each case all such real property that constitutes a Separation Asset (the “Leased Real Property” and such leases and subleases, each as amended to date, under which the Leased Real Property is leased or subleased, the “Leases”).  Parent has made available to Purchaser true and correct copies of each Lease.  With respect to each Lease:

(i)            such Lease is in full force and effect in all material respects and is valid and enforceable by an Asset Seller or a Purchased Company, as applicable, and, to the Knowledge of Parent, each other party thereto, in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles;

(ii)            no Asset Seller or Purchased Company is in breach or default of or noncompliance with, or has received any written notice of any breach, default, noncompliance or event that, with notice or lapse of time, or both, would constitute a default by a Purchased Company or Asset Seller under such Lease, except as would not reasonably be expected, individually or in the aggregate, to result in a material Liability of the Purchased Companies and the Asset Sellers, taken as a whole, or otherwise be material to the Business, taken as a whole; and

(iii)            to the Knowledge of Parent, no other party to such Lease is in breach or default of such Lease, except for any such breaches or defaults that would not reasonably be expected, individually or in the aggregate, to result in a material Liability owed to the Purchased Companies and the Asset Sellers, taken as a whole, or otherwise be material to the Business, taken as a whole.

(c)            (i) All buildings, structures, fixtures, building systems, equipment and other improvements located on the Owned Real Property and the Leased Real Property have received all necessary Permits required in connection with the use thereof being made as of the Effective Date and (ii) to the Knowledge of Parent, there are no Actions pending or threatened under any condemnation, zoning, eminent domain, land-use or other Law applicable to the Owned Real Property or the Leased Real Property, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 4.9                          Intellectual Property.

(a)            Section 4.9(a) of the Seller Disclosure Letter sets forth a true and correct list, as of the Effective Date, of the following Business IP, in each case to the extent owned by a Purchased Company or an Asset Seller:  (i) utility patents and applications therefor; (ii) design patents and applications therefor; (iii) utility models and applications therefor; (iv) registered trademarks and registered service marks, and applications therefor; (v) registered copyrights and applications therefor; and (vi) material registered domain names.

(b)            The Asset Sellers and Purchased Companies, as applicable, are the sole and exclusive owners of the Business IP set forth in Section 4.9(a) of the Seller Disclosure Letter.

(c)            Section 4.9(c) of the Seller Disclosure Letter sets forth a true and correct List, as of the Effective Date, of all material Contracts under which Business IP (other than (1) computer software licenses, (2) Contracts with customers, sales agents, distributors, suppliers or services providers entered into in the ordinary course of business and (3) any Contract that includes a non-exclusive license of Intellectual Property that is incidental to the manufacture, use, sale, distribution or provision of products or services) are (i) granted to Parent or its Affiliates by a third party or (ii) granted by Parent or its Affiliates to a third party.  Parent has made available to Purchaser true and complete copies of all Contracts listed in Section 4.9(c) of the Seller Disclosure Letter.  The Purchased Companies and the Asset Sellers have performed all material obligations required to be performed by them under such Contracts, and, to the Knowledge of Parent, no other party to any such Contract is in default thereunder.  Except as would not reasonably be expected to materially interfere with the conduct of the Business in substantially the manner currently conducted, the execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed by the applicable Sellers, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and the performance by each such Seller of its obligations hereunder and thereunder will not result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of any Asset Seller or Purchased Company in any such Contract set forth in Section 4.9(c) of the Seller Disclosure Letter.

(d)            Section 4.9(d) of the Seller Disclosure Letter sets forth a true and correct list, as of the Effective Date, of all material computer software included in the Business IP, other than (i) Desktop Software and (ii) computer software and firmware in or used to control or operate any of the machinery or equipment (other than information technology equipment) of the Business.  Parent has made available to Purchaser true and complete copies of all Contracts for the software listed in Section 4.9(d) of the Seller Disclosure Letter.

(e)            There is no written claim by any third party against any Purchased Company, any Asset Seller or any other Affiliate of Parent contesting the validity, enforceability or ownership of any of the Business IP, and, to the Knowledge of Parent, no such claims are threatened.  Neither any Purchased Company, any Asset Seller nor any other Affiliate of Parent has received in the one-year period prior to the Effective Date any written notice that the operation of the Business infringes any third party Intellectual Property rights.  To the Knowledge of Parent, the operation of the Business does not, as currently conducted, infringe, misappropriate or otherwise violate or conflict with the Intellectual Property rights of any third party. To the Knowledge of Parent, since January 1, 2014, no material Business IP owned by a Purchased Company or an Asset Seller has been infringed upon or misappropriated by any third party.

(f)            All registered Business IP owned by a Purchased Company or an Asset Seller is subsisting and, to the Knowledge of Parent, valid and enforceable.

(g)            The Purchased Companies and Asset Sellers have, in a manner consistent with their ordinary business practices, (i) maintained the confidentiality of all material trade secrets and other material proprietary or confidential information included in the Business IP and (ii) required all current and former employees, consultants and contractors who have contributed to the creation, invention or improvement of any material Intellectual Property used in the Business to assign to the Purchased Companies, the Asset Sellers or the other Affiliates of Parent, as applicable, in writing all of their rights therein.

(h)            The Purchased Companies, the Asset Sellers and, with respect to the Business, the other Affiliates of Parent have collected, stored and processed personal information in accordance in all material respects with applicable data protection and privacy Laws and such personal information can be used by Purchaser and its Affiliates in connection with the operation of the Business immediately after the Closing in the same manner as used by Parent and its Affiliates in connection with the operation of the Business immediately prior to Closing. The collection, storage and processing of personal information in connection with the operation of the Business does not violate or conflict with a material obligation of confidentiality or a material restriction on use with respect to personal data contained in any Business Contract. Neither any Purchased Company, any Asset Seller nor any other Affiliate of Parent has, in connection with the operation of the Business, been legally required to provide any notices to data owners in connection with a disclosure of personal information or other non-public information, nor has any Purchased Company, any Asset Seller or any other Affiliate of Parent provided any such notice.  As of the Effective Date, there are no claims pending or threatened in writing, or to the Knowledge of Parent, threatened orally, and since January 1, 2014, there have been no such claims, in each case against Parent or any of its Affiliates alleging a violation of any other personal information or privacy or data rights, in connection with the operation of the Business.

(i)            The Purchased Companies the Asset Sellers and the other Affiliates of Parent maintain, with respect to the Business, commercially reasonable and appropriate administrative, physical and technical security controls for all information technology systems used in connection with the Business, including computer hardware, software and networks, to safeguard such systems against the risk of business disruption arising from attacks (including virus, worm and denial-of-service attacks), unauthorized activities or unauthorized access by any employee, hacker or any other person. To the Knowledge of Parent, since January 1, 2014, such systems have not suffered any such attack materially compromising the security of the Business or any material failure.

(j)            To the Knowledge of Parent, no software code or data library is present in any material software contained within the Business IP and owned by Parent, any of the Purchased Companies or any of the Asset Sellers (the “Proprietary Software”) that is licensed as freeware, shareware, open source software or under similar licensing models that (i) requires or conditions the use or distribution of any such software, as used or distributed in the conduct of the Business as presently conducted, on the disclosure, licensing or distribution of any source code for any portion of such Proprietary Software at no additional charge, (ii) prohibits or limits the receipt of consideration in connection with sublicensing or distributing any Proprietary Software, (iii) requires (or conditions the use or distribution of such software on) the granting (x) to third parties of the right to make derivative works or other modifications to such Proprietary Software or portions thereof or (y) of a license under the Business IP or (iv) limits or prohibits the receipt of consideration in connection with licensing, sublicensing or distributing any Proprietary Software.

Section 4.10                          Material Contracts.

(a)            Section 4.10(a) of the Seller Disclosure Letter sets forth a true and correct list, as of the Effective Date, of the following Business Contracts (other than Leases and such Contracts set forth in Sections 4.9(c), 4.9(d), 4.15(a) and 4.16(a) of the Seller Disclosure Letter), copies of which have been made available to Purchaser:

(i)            Contracts for the purchase or sale of assets, products or services (other than Contracts for the purchase or sale of inventory (including any finished goods, raw materials, components or work-in-progress) or obsolete equipment in the ordinary course of business consistent with past practice), in each case requiring annual payments by any party thereto in excess of $1,000,000;

(ii)            Contracts for the purchase or sale of any business or line of business that have continuing indemnity or other material obligations of the Business;

(iii)            Contracts which grant to any Person other than a Purchased Company the exclusive right to market, distribute or resell any Business product, or to exclusively represent a Purchased Company or an Asset Seller with respect to any such product, or act as exclusive agent for a Purchased Company or an Asset Seller in connection with the marketing, distribution or sale of any Business product;

(iv)            Contracts for the lease of Equipment requiring annual payments by a Purchased Company or Asset Seller in excess of $1,000,000;

(v)            Contracts with any of the Material Relationships;

(vi)            Contracts granting an Encumbrance (other than a Permitted Encumbrance) on any Purchased Equity Interest or material Business Asset;

(vii)            Contracts which limit or purport to limit a Purchased Company or an Asset Seller, or which following the Closing would limit or purport to limit Purchaser or any of its Affiliates, in each case, from engaging in any line of business or competing with any Person or in any geographic area or during any period of time;

(viii)            Contracts requiring any Purchased Company or any Asset Seller to purchase all or a specified portion of the requirements of the Business, other than Contracts that are immaterial in amount and nature to the Business;

(ix)            Contracts pursuant to which any Purchased Company has incurred any material indebtedness for borrowed money or issued any guarantee of any Liability of any other Person;

(x)            consulting or independent contractor Contracts requiring annual payments by a Purchased Company or Asset Seller in excess of $100,000;

(xi)            sales commission agreements and similar Contracts providing for payments to any Person based on sales, purchases, or profits, other than direct payments for goods, under which a Purchased Company or Asset Seller made payments exceeding $500,000 in the aggregate during the 12-month period ending June 30, 2016;

(xii)            joint venture, partnership or other Contracts involving a sharing of profits, losses, costs or Liabilities of the Business with any other Person;

(xiii)            Contracts for capital expenditures, other than (A) capital expenditures reflected in the capital expenditures budget of the Business previously made available to Purchaser or (B) which involves or is reasonably likely to involve aggregate expenditures of not more than $2,000,000; and

(xiv)            Contracts with any director, officer or employee (in each case, other than (A) employment agreements covered in Section 4.10(a)(x), (B) payments of compensation for employment to employees in the ordinary course of business and (C) participation in Employee Benefit Plans by employees).

(b)            Each Contract set forth in, or required to be set forth in, or if entered into prior to the Effective Date, would be required to be set forth in, Section 4.10(a) of the Seller Disclosure Letter (each, a “Material Contract”) is a legal, valid and binding obligation of a Purchased Company or an Asset Seller and, to the Knowledge of Parent, each other party thereto, enforceable in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.  No Purchased Company or Asset Seller is in breach or default of, or has received any written notice of any breach, default or event that, with notice or lapse of time, or both, would constitute a default by a Purchased Company or Asset Seller under any Material Contract, except as would not reasonably be expected, individually or in the aggregate, to result in a material Liability of the Purchased Companies and the Asset Sellers, taken as a whole, or otherwise materially interfere with the conduct of the Business, taken as a whole, in substantially the manner currently conducted.  To the Knowledge of Parent, no other party to a Material Contract is in breach or default of such Material Contract, except for any such breaches or defaults that would not reasonably be expected, individually or in the aggregate, to result in a material Liability owed to the Purchased Companies and the Asset Sellers, taken as a whole, or otherwise materially interfere with the conduct of the Business, taken as a whole, in substantially the manner currently conducted.

(c)            Section 4.10(c) of the Seller Disclosure Letter sets forth a true and correct list, as of the Effective Date, of each Shared Contract that is material to the Business in any respect. Each Shared Contract set forth in, or required to be set forth in, or if entered into prior to the Effective Date, would be required to be set forth in, Section 4.10(c) of the Seller Disclosure Letter is, with respect to the Business, a legal, valid and binding obligation of a Purchased Company or an Asset Seller and, to the Knowledge of Parent, each other party thereto, enforceable in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 4.11                          Title to Assets; Sufficiency of Assets.

(a)            The Asset Sellers have good and valid title, or a valid leasehold interest in, all of the Acquired Assets, free and clear of Encumbrances other than Permitted Encumbrances.  Each Purchased Company has good and valid title, or a valid leasehold interest in its assets, properties and rights, free and clear of Encumbrances other than Permitted Encumbrances.  This Section 4.11(a) does not relate to (i) Owned Real Property or Leased Real Property, which is the subject of Section 4.8, (ii) Intellectual Property, which is the subject of Section 4.9 and Section 4.11(d), or (iii) Separation Assets.

(b)            The assets, properties, rights, titles and interests of the Purchased Companies (after giving effect to the actions set forth in Sections 1.6 and 3.3), together with the Acquired Assets, constitute all of the assets, properties, rights, titles and interests owned or held by Parent and its Subsidiaries necessary to operate the Business immediately following the Closing, in all material respects, in substantially the manner conducted immediately prior to Closing, except (i) as set forth in Section 4.11(b) of the Seller Disclosure Letter, and (ii) for the services and rights to be provided or granted to Purchaser and its Affiliates pursuant to the Transition Services Agreement and the Bailment Agreement; provided, however, the foregoing is subject to the limitation that certain transfers, assignments, licenses, sublicenses, leases and subleases, as the case may be, of Contracts and Governmental Approvals, and any claim or right or benefit arising thereunder or resulting therefrom, may require consent of a Person or Governmental Authority, which has not been obtained, and that such matters are addressed elsewhere in this Agreement.   This Section 4.11(b) does not relate to Intellectual Property, which is the subject of Section 4.9 and Section 4.11(d).

(c)            Except for the assets and properties set forth in clauses (i) and (ii) of Section 4.11(b), no Affiliate of Parent other than the Asset Sellers and the Purchased Companies holds any assets or properties that would be an Acquired Asset if held by an Asset Seller.

(d)            The Business IP constitutes all of the Intellectual Property rights used in or necessary to operate the Business immediately following the Closing, in all material respects, in substantially the manner conducted immediately prior to Closing, except (i) as set forth on Section 4.11(d) of the Seller Disclosure Letter, (ii) for the Retained IP, and (iii) for Intellectual Property made available pursuant to the Ancillary Agreements; provided, however, the foregoing is subject to the limitation that certain transfers, assignments, licenses and sublicenses, as the case may be, of Contracts and any claim or right or benefit arising thereunder or resulting therefrom, may require consent of a Person, which has not been obtained, and that such matters are addressed elsewhere in this Agreement.

Section 4.12                          Litigation.  There is no Action involving any Purchased Company, any Asset Seller or any other Affiliate of Parent arising out of, relating to or involving the Business pending, or to the Knowledge of Parent, threatened, which would, if decided adversely to any Purchased Company, any Asset Seller or any other Affiliate of Parent, prohibit the transactions contemplated by this Agreement or reasonably be expected, individually or in the aggregate, to result in a material Liability to, or otherwise be material to, the Business, taken as a whole.  Neither any Purchased Company nor any Asset Seller has been permanently or temporarily enjoined or barred by any Judgment from engaging in or continuing any conduct or practice in connection with the Business, and there is no outstanding Judgment requiring any Purchased Company or any Asset Seller to take, or refrain from taking, action with respect to the Business.

Section 4.13                          Compliance with Laws; Permits.  The Business is being, and since January 1, 2014 has been, conducted in compliance in all material respects with all Laws applicable to the conduct of the Business or the ownership or use of the Business Assets (each, a “Legal Requirement”).  Neither any Purchased Company, any Asset Seller nor any other Affiliate of Parent has received, since January 1, 2014, any written notice from any Governmental Authority regarding any actual, alleged or potential violation by the Business of, or failure by the Business to comply with, any Legal Requirement. Section 4.13 of the Seller Disclosure Letter sets forth a true and correct list, as of the Effective Date, of all material Permits held by any Purchased Company, any Asset Seller or any other Affiliate of Parent used in connection with the conduct of the Business. All such Permits are in full force and effect in all material respects, and neither any Purchased Company, any Asset Seller nor any other Affiliate of Parent has received, since January 1, 2014, any written notice of any suspension, modification, revocation, cancellation or non-renewal, in whole or in part, of any such Permit.  This Section 4.13 does not relate to Intellectual Property, which is the subject of Section 4.9, Taxes, which are the subject of Section 4.14, Employee Benefit Plans, which are the subject of Section 4.15, or employee and labor matters, which are the subject of Section 4.16, or matters relating to Environmental Laws, which are the subject of Section 4.17.

Section 4.14                          Taxes.

(a)            All material Tax Returns required to be filed prior to the Closing Date by or with respect to the Purchased Companies or the Business have been duly and timely filed, and all such Tax Returns, as amended (if applicable), were true, correct and complete in all material respects when filed. As of the Effective Date and except as set forth in Section 4.14(a) of the Seller Disclosure Letter, no Purchased Company has requested any extension of time within which to file any material Tax Return that has not yet been filed.

(b)            All material Taxes required to be paid by or with respect to the Purchased Companies or the Business have been duly and timely paid, other than such Taxes as are being contested in good faith by or on behalf of a Purchased Company or an Asset Seller.

(c)            All material Taxes that (i) a Purchased Company or (ii) in connection with the Business, an Asset Seller, in each case, has been required to collect or withhold have been duly collected or withheld and have been or will be timely and duly paid to the proper Governmental Authority.

(d)            No statute of limitations in respect of material Taxes of the Purchased Companies or the Business has been waived.  No material Tax or Tax Return of the Purchased Companies or the Business is under audit or examination by any Taxing Authority, and no written notice of such an audit or examination has been received by Parent or any of its Affiliates.

(e)            There are no Encumbrances for Taxes upon any Acquired Asset or any asset of any Purchased Company other than Permitted Encumbrances.

(f)            None of the Purchased Companies have any liability for the Taxes of any Person (other than such Purchased Company, Parent or Parent’s Affiliates) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, or (iii) by Contract (including under any Tax sharing agreement).

(g)            None of the Purchased Companies has engaged in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)            None of the Purchased Companies has constituted either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code within the past two years.

(i)            None of the Purchased Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for the post-Closing portion of any Straddle Tax Period or Post-Closing Tax Period as a result of (i) any change in method of accounting for a Pre-Closing Tax Period pursuant to Section 481(a) of the Code, (ii) any installment sale or open transaction, (iii) any prepaid amount received or paid or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made with respect to any Pre-Closing Tax Period.

(j)            None of the Purchased Companies is or has been within the five-year period described by Section 897(c)(1) of the Code a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(k)            No written claim has been made to Parent or any of its Affiliates by a Taxing Authority in a jurisdiction where any Purchased Company does not file Tax Returns that such Purchased Company (i) has or has had a permanent establishment in that jurisdiction or (ii) is or may be subject to taxation by that jurisdiction, in each case, which claim has not been subsequently withdrawn.  No Purchased Company has a permanent establishment in any jurisdiction where such Purchased Company does not file Tax Returns and the Tax Liability related to that Tax Return, if filed, would be material.

(l)            Section 4.14(l) of the Seller Disclosure Letter sets forth the U.S. federal income tax classification of each Purchased Company.

Section 4.15                          Employee Benefit Plans.

(a)            Section 4.15(a) of the Seller Disclosure Letter lists each material Employee Benefit Plan, and separately identifies with an asterisk each Assumed Benefit Plan.  With respect to each material Employee Benefit Plan in which a Business Employee participates or which is an Assumed Benefit Plan, Parent has made available to Purchaser a true and correct copy of such plan and any amendments thereto (or, with respect to any unwritten material Employee Benefit Plan, a written description thereof).  With respect to each material Assumed Benefit Plan, Parent has made available to Purchaser true and correct copies of, to the extent applicable, (A) the most recent summary plan description (or similar document) and any material modification thereto, (B) the trust agreement, any insurance contracts or other funding arrangements with respect thereto, (C) the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto) or any similar reports filed with the Internal Revenue Service (the “IRS”) or any Governmental Authority in any non-U.S. jurisdiction having authority over such Assumed Benefit Plan (if any such non-U.S. report was required by applicable Law), (D) the most recently received determination or opinion letter from the IRS, or similar approval under applicable non-U.S. Law and (E) the most recently prepared actuarial valuation report and audited financial statements prepared with respect to each Assumed Benefit Plan for which actuarial valuation reports or audited financial statements are required to be prepared under applicable Law.

(b)            No Employee Benefit Plan is, or has since January 1, 2010 been, subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code. None of Parent, any of its Affiliates or any Commonly Controlled Entity has, during the six years prior to the Effective Date, contributed to, been obligated to contribute to or otherwise incurred any obligation or Liability under, any “multiemployer plan” within the meaning of ERISA Section 3(37) (a “Multiemployer Plan”). With respect to Parent, its Affiliates and any Commonly Controlled Entity, there does not exist any set of circumstances that would reasonably be expected to give rise to any Controlled Group Liability that could, individually or in the aggregate, result in a Material Adverse Effect. None of the Purchased Companies sponsors, maintains, contributes to or has entered into or is required to sponsor, maintain, contribute to or enter into (i) a defined benefit pension plan or (ii) a benefit plan that is subject to minimum funding standards under applicable Laws.

(c)            Each material Employee Benefit Plan that is intended to qualify under Code Section 401(a) has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Employee Benefit Plan has not yet expired, and each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Code Section 501(a) is so exempt and, to the Knowledge of Parent, there does not exist any set of circumstances that could reasonably be expected to materially adversely affect such qualification or exemption or result in disqualification or loss of exemption.

(d)            Each material Employee Benefit Plan has been maintained in material compliance with the terms thereof and with the requirements prescribed by applicable Law and the terms of all applicable Union Contracts.  There are currently no investigations or proceedings (including threatened or pending proceedings) by any Governmental Authority involving any Assumed Benefit Plan. All employer and employee contributions to each Assumed Benefit Plan have been timely made or, if applicable, accrued in accordance with GAAP.   To the extent required to be funded and/or book reserved, each Assumed Benefit Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions (or, if applicable, the actuarial assumptions used for purposes of the actuarial valuation report provided for such Assumed Benefit Plan's most recently completed plan year).

(e)            With respect to the Business Employees, no Employee Benefit Plan provides post‑retirement health or other welfare benefits except as required by ERISA Section 601 or as otherwise disclosed in Section 4.15(e) of the Seller Disclosure Letter (the “Parent Retiree Welfare Plans”) and, with respect to such Parent Retiree Welfare Plans, there does not exist any set of circumstances that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(f)             (i) Each Assumed Foreign Benefit Plan that is required to be registered with any Governmental Authority has been maintained in good standing with such Governmental Authority and (ii) to the Knowledge of Parent, there are no set of circumstances that could reasonably be expected to adversely affect such good standing.  No set of circumstances exists and no event has occurred that could reasonably be expected to result in any Assumed Foreign Benefit Plan being required to pay any material tax or penalty under applicable Law.  With respect to each Assumed Foreign Benefit Plan, there does not exist any set of circumstances that would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(g)            Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby (whether alone or in conjunction with any other event, including a Participant’s termination of employment or service), will (i) entitle any Participant to severance pay under any Employee Benefit Plan; (ii) entitle any Participant to any material compensation or benefit under any Employee Benefit Plan, (iii) accelerate the time of payment, vesting or funding, or materially increase the amount of, any compensation or benefit or trigger any other material obligation to any Participant under any Employee Benefit Plan, (iv) result in the breach or violation of or default under, or limit Purchaser’s right to amend, modify or terminate, any Employee Benefit Plan or (v) result in any payment of any amount under any Employee Benefit Plan to any Participant that would, individually or in combination with any other such payment, reasonably be expected to result in the imposition of an excise tax or other additional tax or penalty on any such Participant, the Purchased Companies or, after the Closing, Purchaser or any of its Affiliates, in each case under applicable Law, or in the disallowance of a tax deduction to, or imposition of any other penalty on, Purchaser and its Affiliates under applicable Law. No Participant is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code (or under any comparable provision under applicable non-U.S. law) being imposed on such person.

Section 4.16                          Employee and Labor Matters.

(a)            Except for the Contracts set forth in Section 4.16(a) of the Seller Disclosure Letter (the “Union Contracts”), none of the employment terms of any Business Employee are subject to the terms of a current collective bargaining agreement, works council or other labor union Contract or labor arrangement.  Parent has made available to Purchaser copies of all Union Contracts.  Each Asset Seller and Purchased Company that is a party to a Union Contract is in material compliance with the terms, conditions and obligations contained in such Union Contract.  Since January 1, 2014, no U.S. labor organization or group of the Business Employees has made a demand for recognition or certification, and there are no recognition or certification proceedings or petitions seeking representation pending or, to the Knowledge of Parent, threatened to be brought or filed with the National Labor Relations Board or any similar Governmental Authority.

(b)            Neither any Purchased Company, any Asset Seller nor any other Affiliate of Parent has received in the one-year period prior to the Effective Date written notice of any complaint against, or arbitration proceeding involving, the Business which is currently pending before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar Governmental Authority, with respect to any Participant and, to the Knowledge of Parent, no such complaint or proceeding has been threatened with respect to the Business during the one-year period prior to the Effective Date. There are no, and since January 1, 2014 there have not been any, labor strikes, disputes, grievances pending under any collective bargaining agreements, slowdowns, work stoppages or other labor disturbances or difficulties pending or, to the Knowledge of Parent, threatened with respect to the Business.

(c)            Neither Parent nor any of its Affiliates is engaged or involved in, or has been at any time since January 1, 2014 been engaged or involved in, any material employment-related proceeding (whether arising under Contract, under common law or statute or in equity) with any Participant or any dependent thereof and, to the Knowledge of Parent, no such proceeding has been threatened against the Business during the one-year period prior to the Effective Date.

(d)            Since January 1, 2014, the Purchased Companies, the Asset Sellers and each other Affiliate of Parent, in connection with the operation of the Business, have been in compliance in all material respects with all applicable Law relating to labor relations, employment and employment practices, including termination of employment, terms and conditions of employment, wages, social security benefits, hours of work, occupational safety, health standards, immigration, visas, employee classification, work status, pay equity and workers compensation.  Each person who is classified in respect of the Business as an independent contractor or as an “exempt employee” under applicable wage and hour Laws is properly so classified (or, in the case of persons in China, approved) under all such Laws.  Since January 1, 2014, neither any Purchased Company, any Asset Seller nor any other Affiliate of Parent has received any written or oral communication of the intent of any Governmental Authority responsible for the enforcement of such Laws to conduct an investigation of or affecting the Business and no such investigation is in progress.

(e)            Section 4.16(e) of the Seller Disclosure Letter sets forth a list, as of the Effective Date, of all employment Contracts between any Business Employee, on the one hand, and any Asset Seller or Purchased Company, on the other hand, other than at-will employment Contracts and employment Contracts providing for less than $150,000 in annual base compensation.

(f)            Section 4.16(f) of the Seller Disclosure Letter sets forth a true and complete list, as of the Effective Date, of each Business Employee’s name and job title.  Parent has made available to Purchaser, with respect to each Business Employee, the following information, in each case as applicable and as of the Effective Date: (A) years of service with Parent and its Affiliates, (B) base salary or current wages, (C) equity compensation holdings (including number and types of awards and all applicable vesting requirements), (D) legal residence and work locations, (E) employment status (i.e., active or inactive, including the basis for inactive status) and (F) employing entity. Notwithstanding the foregoing, no such information has been or will be provided the extent that Parent and its Affiliates are prohibited under applicable Law from making such information available.  Parent and its Affiliates shall promptly report any changes to Section 4.16(f) of the Seller Disclosure Letter from time to time (and in any event at least once every month) as necessary so that it remains true and complete in all material respects during the period after the Effective Date through the Closing.  Seller shall provide to Purchaser a final, true and complete version of such list not later than 10 days after the Closing.

Section 4.17                          Environmental Matters.

(a)            The Business and each Purchased Company is and, since January 1, 2013, has been operated in compliance in all material respects with all applicable Environmental Laws and all applicable Environmental Permits.  No Purchased Company, Asset Seller or other Affiliate of Parent has received, since January 1, 2013, any written notice that has not been fully and finally resolved asserting that the assets or conduct or operation of the Business or any Purchased Company is not in compliance in any material respect with any Environmental Laws or any Environmental Permit and, to the Knowledge of Parent, no capital or other cost is required or currently expected to be required to achieve or maintain such compliance (other than as reflected in the Financial Statements).

(b)            There is no pending or, to the Knowledge of Parent, threatened, civil or criminal Action, notice of violation, or written material claim, inquiry or information request by any Person under any Environmental Law against any Purchased Company or, with respect to the Business, Parent or any of its other Affiliates. Except for any notice or claim that has been fully and finally resolved, neither any Purchased Company, any Asset Seller, nor any other Affiliate of Parent has received, since January 1, 2013, any written claim alleging any actual or potential responsibility for, or any written inquiry or written notice of investigation regarding, any Release or threatened Release of any Hazardous Substance either generated at or transported from any current or former facility of any Purchased Company or with respect to the operation of the Business, Parent or any of its other Affiliates.

(c)            There has been no Release of or exposure to any Hazardous Substance that could reasonably be expected to form the basis of any material Liability of, or material Action against, any Purchased Company or, with respect to the Business, Parent or any of its other Affiliates, in each case, under any Environmental Law.

(d)            Neither any Purchased Company, any Asset Seller nor any other Affiliate of Parent has retained or assumed, either contractually or by operation of Law, any obligations that could reasonably be expected to form the basis of any material Liability of, or material Action against, any Purchased Company or, with respect to the Business, Parent or any of its other Affiliates, in each case, under any Environmental Law.

(e)            None of the Purchased Companies or, with respect to the Business, neither Parent nor any of its Affiliates has, manufactured and, to the Knowledge of Parent, sold, distributed or otherwise placed into commerce any product or product component containing asbestos.

(f)            To the Knowledge of Parent (i) no underground tank or other underground storage receptacle used to contain Hazardous Substances, no polychlorinated biphenyls (PCBs) and no asbestos is currently located at or on the Owned Real Property, any real property that constitutes a Separation Asset or, to the extent the responsibility of the tenant under the applicable Lease, the Leased Real Property, except in compliance in all material respects with Environmental Laws; and (ii) there is no ongoing or required Hazardous Substances environmental investigation or cleanup action at any Owned Real Property, the Leased Real Property or any real property that constitutes a Separation Asset.

Section 4.18                          Transactions with Affiliates.  No director or officer of any Seller, any Purchased Company or any other Affiliate of Parent owns, directly or indirectly, any property, asset or right used by the Business, or any material interest in any Person that is engaged in business as a lessor, lessee, customer or supplier of the Business.

Section 4.19                          Significant Customers and Suppliers.  Section 4.19 of the Seller Disclosure Letter sets forth a true and correct list, as of the Effective Date, of each of the ten largest customers and suppliers of the Business, taken as a whole (such customers and suppliers, the “Material Relationships”) in terms of payments by each such customer, or in terms of annual volume of sales by each such supplier, during the twelve months ended June 30, 2016.  Since July 1, 2015, there has not been any written notice or, to the Knowledge of Parent, any oral notice, from any such Material Relationship that (a) such Material Relationship has terminated or canceled or intends to terminate or cancel any Contract between the Business and any such Material Relationship or (b) such Material Relationship intends to materially modify its relationship with the Business, in the each case other than any such notice that may be received by the Business after the Effective Date primarily as a result of or in connection with Purchaser being the acquirer and proposed owner of the Business after the Closing.

Section 4.20                          FCPA; Compliance with Office of Foreign Assets Control.

(a)            Since January 1, 2014, none of Parent, any Affiliate of Parent or any director, officer or employee (in their capacity as such) nor, to the Knowledge of Parent, any distributor, sales intermediary, Representative or other third party acting on behalf of Parent or any of its Affiliates, in any way relating to the Business, the Purchased Companies or the Acquired Assets, has (i) taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (the “FCPA”) or (ii) made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to any “Public Official” (as such term is defined in this Section 4.20) for the purpose of (A) influencing any official act or decision of such Public Official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or commercial enterprise owned or controlled by any government, (B) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty or (C) securing any improper advantage, in the case of each of clauses (A) through (C) above in violation of any applicable Law.

(b)            For purposes of this Section 4.20, “Public Official” means: (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (v) any political party, party official or candidate for political office.

(c)            None of Parent, any Affiliate of Parent or any of such Person’s directors, officers or employees, in any way relating to the Business, the Purchased Companies or the Acquired Assets, (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Asset Control of the United States Department of Treasury; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended; or (E) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted of or charged with a felony relating to money laundering; (iv) to the Knowledge of Parent, is under investigation by any Governmental Authority for money laundering; (v) has violated or is in noncompliance with the USA Patriot Act of 2001, as amended; or (vi) is otherwise in noncompliance with any other applicable anti-money laundering Laws.

Section 4.21                          Product and Service Warranties.  With respect to any express or implied warranty or guaranty as to goods sold, or services provided by, any Purchased Company or Asset Seller related to the Business (a “Warranty”), there is no claim pending or, to the Knowledge of Parent, threatened alleging any material breach of any Warranty (other than individual warranty claims incurred in the ordinary course of business consistent with past practice).

Section 4.22                          Brokers.  Except for J.P. Morgan Chase & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Purchased Company or any Seller. All such broker’s, finder’s and other fees and commissions will be paid by Parent prior to or simultaneously with the Closing.

Section 4.23                          Disclaimer of Other Warranties.  NEITHER PARENT NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY TO PURCHASER OR ANY PERSON, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE PURCHASED COMPANIES, THE PURCHASED EQUITY INTERESTS, THE ACQUIRED ASSETS, THE ASSET SELLERS, THE EXCLUDED ASSETS, THE EXCLUDED LIABILITIES OR THE ASSUMED LIABILITIES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND PARENT HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY PARENT, ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES OR REPRESENTATIVES.  WITHOUT LIMITING THE FOREGOING, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARENT NOR ANY OTHER PERSON HAS MADE OR WILL MAKE ANY REPRESENTATION OR WARRANTY TO PURCHASER, EXPRESS OR IMPLIED, WITH RESPECT TO (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PURCHASER BY OR ON BEHALF OF A SELLER IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) ANY MANAGEMENT PRESENTATION OR (C) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Parent as follows:

Section 5.1                          Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has the requisite power and authority to carry on its businesses as it is now being conducted.  Purchaser is duly qualified to do business (where such concept is applicable) in each jurisdiction where the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of Purchaser to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.2                          Authorization, Validity and Execution.  Purchaser has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Purchaser.  This Agreement and the Ancillary Agreements have been duly executed and delivered by Purchaser and, assuming the due execution of those agreements by a Seller or an Affiliate of a Seller (as applicable), this Agreement and the Ancillary Agreements constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equitable principles.

Section 5.3                          Consents and Approvals; No Violations.  The execution by Purchaser of this Agreement and the Ancillary Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (a)  result in a violation of, conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of Purchaser or (b) assuming compliance with the matters referred to in Section 5.4, violate any Law or Judgment of any Governmental Authority by which Purchaser is bound, excluding from the foregoing clause (b) violations which would not adversely impact, or reasonably be expected to adversely impact, the ability of Purchaser to consummate the transactions contemplated by this Agreement.

Section 5.4                          Governmental Authorization.  The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or consent from, filing with or notification to, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and other Antitrust Laws and (b) any such action, consent, filing or notification the failure of which to be made or obtained would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of Purchaser to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.5                          Litigation.  As of the Effective Date, there are no (a) outstanding Judgments of any Governmental Authority pending, or the knowledge of Purchaser, threatened against Purchaser that would reasonably be expected, individually or in the aggregate, to prevent, or otherwise materially adversely affect the ability of Purchaser to consummate, the transactions contemplated by this Agreement; or (b) Actions pending or, to the knowledge of Purchaser, threatened against Purchaser that would reasonably be expected, individually or in the aggregate, to prevent, or otherwise materially adversely affect the ability of Purchaser to consummate, the transactions contemplated by this Agreement.

Section 5.6                          Financial Capability.  Purchaser has, and will have available to it at the Closing, on an unconditional basis, the financial capability and all sufficient cash (through existing credit agreements or otherwise) necessary and sufficient to complete each of the transactions contemplated hereby and to pay all fees and expenses of or payable by Purchaser, and any other amounts required to be paid by it in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.7                          Brokers.  Except for Goldman, Sachs & Co. and Wells Fargo Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 5.8                          Acknowledgements.  Purchaser hereby acknowledges that it has not relied on any promise, representation or warranty that is not set forth in this Agreement.  Purchaser acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Sellers with respect to the Business and with respect to the Purchased Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of Parent expressly and specifically set forth in this Agreement.

ARTICLE VI

CERTAIN AGREEMENTS

Section 6.1                          Conduct of Business.

(a)            Except as expressly provided by this Agreement or any Ancillary Agreement, as set forth in Section 6.1 of the Seller Disclosure Letter or as expressly consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), between the Effective Date and the Closing, Parent will, and will cause each Purchased Company, each other Seller and, to the extent relating to the Business, each other Affiliate of Parent to, (i) conduct the Business in all material respects in the ordinary course, consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact in all material respects the material commercial  relationships of the Business with customers, suppliers, manufacturers and others with whom it does business.

(b)            Without limiting the generality of Section 6.1(a), and except as otherwise expressly provided in this Agreement, as set forth in Section 6.1 of the Seller Disclosure Letter or as expressly consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Parent will not, and will not permit a Purchased Company, any other Seller or any other Affiliate of Parent (in each case to the extent relating to the Business) to:

(i)            sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of or on any assets, properties or rights that are (or would otherwise be) Business Assets (excluding the Business IP, provision for which is made in Section 6.1(b)(ix)), other than (x) any dividend of cash from a Purchased Company or Asset Seller or (y)  any sale of inventory (including any finished goods or work-in-process) or obsolete equipment in the ordinary course of business consistent with past practices;

(ii)            acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division thereof or any assets that would be material Business Assets, other than inventory, machinery, equipment, furniture, furnishings, fixtures, tools and other tangible personal property in the ordinary course of business consistent with past practices;

(iii)            issue, sell, transfer, pledge, dispose of, split, combine, reclassify, redeem, repurchase, acquire (directly or indirectly) or encumber any Capital Stock of, or equity interests in (including any rights or options to acquire any Capital Stock of, or equity interests in), any Purchased Company;

(iv)            in the case of each of the following to the extent it relates to the Business, (A) make a change in its financial accounting or material Tax reporting or accounting principles, methods or policies, except as required by a change in GAAP, (B) except as provided in Section 10.10(c), make, change or revoke any election under Treasury Regulations Section 301.7701-3(c) or any other Tax election (other than any such other Tax election made in the ordinary course of business consistent with past practice), (C) change or revoke any material method of accounting on which Tax reporting is based, (D) amend any material Tax Return, (E) settle any material Tax Proceeding, (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) with respect to a material Tax liability, (G) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment or (H) file any request for rulings or special Tax incentives with any Taxing Authority related to a material Tax Liability;

(v)            except as required to comply with applicable Law or by the terms of any Employee Benefit Plan in effect on the Effective Date, (1) adopt or amend any Employee Benefit Plan (other than in connection with the adoption or amendment of Employee Benefit Plans (or other practices) that are applicable generally to employees of Parent and its Subsidiaries in the relevant jurisdictions) or increase the salaries, wage rates, target bonus opportunities or equity based compensation of any Participant, other than, in the case of salaries and wages, in the ordinary course of business consistent with past practice or pursuant to any Contract in effect on the Effective Date (the existence of which does not violate any representation, warranty or covenant in this Agreement); (2) grant or increase any change in control, retention, pension, severance or termination compensation or benefits to any Participant; (3) change any actuarial or other assumption used to calculate funding obligations with respect to any Assumed Benefit Plan, enter into any trust, annuity or insurance Contract or similar agreement with respect to any Assumed Benefit Plan, or change the manner in which contributions to any Assumed Benefit Plan are made or the basis on which such contributions are determined; (4) take any action to fund or in any other way secure the payment of compensation or benefits under any plan, agreement, contract or arrangement with any Participant or any Assumed Benefit Plan; (5) with respect to any Participant, take any action to accelerate the time of payment or vesting of any compensation or benefits under any Employee Benefit Plan or Union Contract; or (6) with respect to any Participant, make any material determination under any Employee Benefit Plan other than in the ordinary course of business consistent with past practice;

(vi)            transfer (i) any Business Employee or any other service provider providing material services to the Business  from the Business to any other business conducted by Parent or any of its Affiliates or (ii) any other employee or any other service provider of Parent or any of its Affiliates who is not a Business Employee from any other business conducted by Parent or any of its Affiliates to the Business, except to fill open positions or replace existing Business Employees;

(vii)             (1) terminate any Business Employee, other than (x) terminations in the ordinary course, consistent with past practice, of any Business Employee whose base salary or annualized wages (as applicable) is not in excess of $100,000 or (y) for cause or poor performance (in each case, as determined by Parent or any of its Affiliates, as applicable, in their reasonable discretion and in accordance with applicable Law) or (2) hire or promote internally any individual who is a Business Employee, other than (x) hiring or promoting in the ordinary course, consistent with past practice, any Business Employee whose base salary or annualized wages is not in excess of $100,000 or (y) pursuant to written employment offers that are outstanding at the Effective Date and that have been disclosed to Purchaser and its Affiliates prior to the Effective Date;

(viii)            (A) amend or modify or terminate (partially or completely), or enter into any agreement to amend or modify or terminate (partially or completely), any of the Permits (including Environmental Permits) or the Material Contracts, other than any termination in the ordinary course of business upon the expiration of such Material Contract, or (B) enter into any Contract that if in effect on the Effective Date would be a Material Contract, in each case of clauses (A) and (B) other than, in the case of any Material Contract not of a type described in Sections 4.10(a)(iii) or 4.10(a)(xii) and otherwise subject to the other limitations set forth in this Section 6.1(b), in the ordinary course of business consistent with past practice; provided that in the event Parent or any of its Affiliates seeks to enter into, amend, modify or terminate (partially or completely), or enter into any agreement to amend, modify or terminate (partially or completely), any Material Contract of a type described in Section 4.10(a)(v), Parent or such Affiliate of Parent, as applicable, shall provide prior written notice of such action to Purchaser; provided, that any documents or information provided to Purchaser in connection with such notice shall be subject to the Confidentiality Agreement and shall be deemed “Restricted Evaluation Material” as that term is defined in the Addendum Letter, dated September 21, 2016, to the Confidentiality Agreement;

(ix)            except in the ordinary course of business and consistent with past practice, modify, transfer, dispose of, terminate, abandon, cause to lapse or grant any rights to any Intellectual Property that is, or would be, Business IP;

(x)            enter into any settlement, or offer or propose to enter into any settlement, (A) with respect to the matters set forth in Section 6.1(b)(x) of the Seller Disclosure Letter (provided that if Purchaser does not provide its consent with respect to any such settlement, offer or proposal, Purchaser will be responsible for 50% of any reasonable out-of-pocket costs, expenses or fees incurred by Parent or any of its Affiliates arising out of or in connection with the matters set forth in Section 6.1(b)(x) of the Seller Disclosure Letter arising or incurred after Purchaser’s delivery of such non-consent), (B) that would materially and adversely affect the validity or enforceability of any material Business IP or materially restrict the right of Parent and its Affiliates to use such Business IP, (C) pursuant to which Purchaser or any of its Affiliates would or could be obligated to make any monetary payments following the Closing or (D) that would otherwise reasonably be expected to be, individually or in the aggregate, material to the Business following the Closing, including any such settlement that would limit the ability of Purchaser to conduct the Business following the Closing in any geography or in any other material respect;

(xi)            adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Asset Seller or Purchased Company;

(xii)           amend the certificate of incorporation, bylaws or other governance documents of any Purchased Company;

(xiii)          create, incur, assume or guarantee any indebtedness for borrowed money or make any loans, advances or capital contributions to or investments in any Person, other than (1) such indebtedness as will be discharged prior to the Closing, (2) such indebtedness as would constitute Outstanding Indebtedness if created, incurred, assumed or guaranteed immediately prior to the Closing and that can be discharged at or prior to the Closing or (3) advances of trade credit to customers in the ordinary course of business consistent with past practice;

(xiv)          amend or modify or terminate any Lease or enter into any lease of real property, except in respect of any amendments, modifications or renewals of Leases in the ordinary course of business consistent with past practice;

(xv)           cancel any material indebtedness owed to any Seller or any of the Purchased Companies in respect of the Business or waive any claims or rights of substantial value primarily related to the Business, in each case other than in the ordinary course of business consistent with past practice; or

(xvi)          agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.2                          Access.  Parent will, and will cause its Affiliates to, permit Purchaser and its Representatives to have reasonable access, prior to the Closing Date, to the personnel, properties, books and records, Contracts and Permits to the extent relating to the Business during normal working hours and upon reasonable advance notice; provided, however, that Purchaser will not disrupt the normal operations of the Business or other operations or activities of the Sellers or their Affiliates; provided, further, that (a) nothing herein will require any employee of a Seller or any of its Affiliates to provide any information regarding the Business in any other format or otherwise to manipulate or reconfigure any data regarding the Business; (b) nothing herein will require the Sellers or their Affiliates to provide Purchaser with access to or copies of (i) any information that must be maintained as confidential by applicable Law or in accordance with the terms of a written agreement with a third party or (ii) sensitive customer or employee information, manufacturing processes, pricing lists or other information that relates to the Business and the provision of which, in Parent’s reasonable business judgment, could reasonably be expected to violate applicable Law (provided, in each case of clauses (i) and (ii), that Parent and its Affiliates will use commercially reasonable efforts to provide such information in a manner that does not violate such Law or is in accordance with such agreement); (c) nothing herein will require any of the Sellers or their Affiliates to provide Purchaser with access to or copies of any information that relates to any businesses or operations of the Sellers or their Affiliates other than the Business; and (d) nothing contained herein will permit Purchaser to conduct any soil, sediment, groundwater or other intrusive sampling.  Parent will, and will cause its Affiliates to, permit Purchaser and its Representatives to have reasonable access, after the

Closing Date, to all books and records to the extent relating to the Business, but not included in the Acquired Assets as described in Section 1.2(h), during normal working hours and upon reasonable advance notice, excluding Tax Returns and related notes, worksheets, files and documents related thereto (except as otherwise set forth in Section 10.6); provided, that (x) nothing herein will require any employee of a Parent or any of its Affiliates to provide any information in any other format or otherwise to manipulate or reconfigure any data; (y) nothing herein will require Parent or its Affiliates to provide Purchaser or its Representatives with access to or copies of (1) any information that must be maintained as confidential by applicable Law or in accordance with the terms of a written agreement with a third party or (2) sensitive customer or employee information, manufacturing processes, pricing lists or other information the provision of which, in Parent’s reasonable business judgment, could reasonably be expected to violate applicable Law (provided, in each case of clauses (1) and (2), that Parent and its Affiliates will use commercially reasonable efforts to provide such information in a manner that does not violate such Law or is in accordance with such agreement); and (z) nothing herein will require Parent or any of its Affiliates to provide Purchaser with access to or copies of any information that relates to any businesses or operations of Parent or its Affiliates other than the Business. All requests for access will be made to such Representatives of Parent as Parent will designate, who will be solely responsible for coordinating all such requests and access thereunder.  Notwithstanding the foregoing, prior to the Closing, Purchaser and Purchaser’s Representatives shall not contact or in any other manner communicate with the customers and suppliers of the Business in connection with the transactions contemplated hereby, except following prior consultation with and written approval from Parent or its Representatives. Notwithstanding the foregoing or any other provision in this Agreement (including Section 10.6), none of Purchaser, any Affiliate of Purchaser or any Representative of Purchaser will be entitled to review or have access to any Tax Return of a Seller or any Affiliate of a Seller (including Tax Returns of the Purchased Companies with regard to Pre-Closing Tax Periods) or any work papers related thereto, other than those portions or excerpts thereof (or a pro forma Tax Return) relating solely to the Purchased Companies.

Section 6.3                          Efforts to Close; Antitrust Clearance.

(a)            Unless another standard of performance is expressly provided for in this Agreement, in addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their reasonable best efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable; provided, however, that, subject to Section 6.3(e), neither Parent, Purchaser nor any of their respective Affiliates shall be required to make any payments, incur any Liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any consent, approval or waiver.

(b)            Parent and Purchaser will comply fully with all applicable notification, reporting and other requirements of applicable Law and Governmental Authorities.  Parent and Purchaser, as soon as reasonably practicable after the Effective Date, will file the required notifications with the appropriate Governmental Authorities pursuant to and in compliance with the HSR Act and make other filings as may be necessary or advisable under other applicable Antitrust Laws.  Parent and Purchaser will as soon as practicable file any additional information reasonably requested by any Governmental Authority.

(c)            Subject to the limitations set forth in Section 6.3(e), Parent and Purchaser shall each use reasonable best efforts to (x) take all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or under any other applicable Antitrust Laws as soon as practicable and (y) obtain, as soon as reasonably practicable, the Governmental Approvals that may be or become necessary for the performance of its obligations under this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and will cooperate fully with each other in promptly seeking the expiration or termination of such waiting periods and to obtain such Governmental Approvals, all such actions to be effective as of the Closing, including with respect to the transfer, amendment or re-issuance of any Permit (including any Environmental Permit) required for the operation of the Business.  Purchaser and Parent shall cooperate in connection with the antitrust defense of the transactions contemplated hereby in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under applicable Antitrust Laws. Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Authority, each of Parent and Purchaser agrees to (i) cooperate and consult with each other, (ii) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by such Party from, or given by such Party to, any third party and/or any Governmental Authority with respect to such transactions, (iv)  permit the other Party to review and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining the necessary approvals for the transactions contemplated by this Agreement, and (v) not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated hereby unless, to the extent not prohibited by such Governmental Authority, it gives the other Party the opportunity to attend and observe. The Parties agree not to extend, stay or toll any waiting period or withdraw and refile any notification under any Antitrust Law or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable, any of the transactions contemplated by this Agreement except with the prior written consent of the other Party hereto, which consent may not be unreasonably withheld; provided, however, that Purchaser may, following consultation with Parent, elect to withdraw and refile its HSR notification and report form once.

(d)            Subject to Section 6.3(e), Parent and Purchaser shall use their reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable. In connection therewith, in the event of any Action (instituted or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any applicable Laws, the Parties shall, subject to Section 6.3(e), cooperate with each other and use their reasonable best efforts to settle, contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any Judgment or other order whether temporary, preliminary or permanent, that is in effect and that delays, prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal unless the Parties mutually agree in their reasonable determination that litigation or resolution by means of settlement is not in the best interests of the Parties. Purchaser shall be entitled, in consultation with Parent, to direct the defense with respect to any Action.  Parent shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, except as specifically agreed with Purchaser.

(e)            Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Parties acknowledge and agree that Purchaser’s obligation to use its reasonable best efforts set forth in Sections 6.3(c) and 6.3(d) shall in no event constitute an obligation of Purchaser to agree to (i) any prohibition of or limitation on its ownership (or any limitation that would affect its operation) of any portion of the Business or of Purchaser’s business, (ii) divest, hold separate or otherwise dispose of any portion of the Business or of Purchaser’s business, or (iii) any other limitation on its ability to effectively control any portion of the Business or of Purchaser’s business, or any limitation that would affect its ability to control the operations of any portion of the Business or of Purchaser’s Business, in each case if such divestitures, hold separate arrangements or other dispositions of businesses or assets of the Business or of Purchaser’s business, in the aggregate, would result in a loss of more than 10% of the total sales revenue of the Business for the twelve-month period ending June 30, 2016 (with such value to be calculated as if any such divestitures, hold separate arrangements or other dispositions were in respect of businesses or assets of the Business). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Parties further acknowledge and agree that (x) neither Parent nor any of its Affiliates shall be required to divest, hold separate or otherwise dispose of any portion of Parent’s or any of its Affiliates’ businesses or assets that are not related to the Business and (y) neither Party nor any of its respective Affiliates shall be required to agree to any divestiture, hold separate arrangement or other disposition unless such divestiture, arrangement or disposition is conditioned on the Closing.

Section 6.4                          Confidentiality.

(a)            Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of a confidentiality agreement dated July 20, 2016, by and between Purchaser and Parent (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon the Closing, the Confidentiality Agreement will terminate with respect to information relating solely to the Business; provided, however, that Purchaser acknowledges that any and all other information provided to it by Parent or its Affiliates or their Representatives concerning Parent or any of its Affiliates (other than the Business) will remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b)            For a period of five years after the Closing Date, Parent will, and will cause its Subsidiaries and their respective directors, officers, employees and other Representatives to, subject to clause (c) below, keep confidential and not disclose to any Person, any Confidential Information.  For purposes of this Agreement, “Confidential Information” means any non-public information to the extent related to the Business, other than information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Sellers or any of their Subsidiaries or any of their respective directors, officers, employees or other Representatives, (ii) is disclosed by a Seller or any Subsidiary of a Seller pursuant to applicable Law or the Exchange Act, or (iii) becomes available to any Seller or any Subsidiary of Seller on a non-confidential basis from a source other than Parent, its Affiliates or any of their respective directors, officers, employees or other Representatives; provided, however, that such source was not known by the Sellers or any of their Subsidiaries, after reasonable investigation, to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to Purchaser or any of its Affiliates with respect to such information relating to the Business.

(c)            In the event that a Seller or any Subsidiary of a Seller is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, Parent will give Purchaser prompt written notice of such request or requirement so that Purchaser may seek an appropriate protective order or other remedy or waive compliance with the provisions of Section 6.4(b), and Parent will reasonably cooperate with Purchaser to obtain such protective order upon Purchaser’s request and at Purchaser’s expense.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers or any of their Subsidiaries are nonetheless compelled to disclose Confidential Information to or at the direction of any Governmental Authority or else stand liable for contempt or suffer other censure, penalty or adverse consequences, the Sellers or any of their Subsidiaries may disclose such specifically requested Confidential Information to or at the direction of such Governmental Authority only after first notifying Purchaser in writing of such disclosure and, upon Purchaser’s request, after using its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

Section 6.5                          Further Assurances.  From and after the Closing, as and when requested by any Party, each Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, in each case as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.6                          Publicity.  Neither of the Parties will issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other Party hereto, except as may be required by applicable Law or by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system, in which case the Party proposing to issue such press release or make such public statement will use commercially reasonable efforts to consult in good faith with the other Party and shall allow such other Party reasonable time to comment on such press release or public statement before issuing such press release or making such public statement.  The requirements of this Section 6.6 will be in addition to those included in the Confidentiality Agreement.

Section 6.7                          Business Records; Cooperation.  After the Closing, Purchaser will afford, and will cause the directors, officers and employees of the Business to afford, the Sellers and their Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the books and records of the Business (and will permit such Persons to examine and copy such books and records to the extent reasonably requested by such Person) to the extent that such books and records (a) were delivered to Purchaser or any Purchaser Designee pursuant to the terms of this Agreement or are otherwise in the possession of a Purchased Company and (b) are reasonably required in connection with financial reporting, third-party litigation, the ownership of the Excluded Assets and the Excluded Liabilities and other similar business purposes (other than in connection with a dispute, claim or litigation between Purchaser and Parent or any of their respective Affiliates); provided that (x) such access will not disrupt the normal operations of the Business or other operations or activities of Purchaser or its Affiliates and (y) nothing herein will require Purchaser or its Affiliates to provide the Sellers or their Representatives with access to or copies of any information that must be maintained as confidential by applicable Law or in accordance with the terms of a written agreement with a third party (provided that Purchaser and its Affiliates will use commercially reasonable efforts to provide such information in a manner that does not violate such Law or is in accordance with such agreement). Purchaser will not destroy or dispose of any such books and records for a period of seven years after the Closing without the prior written consent of Parent.

Section 6.8                          Bulk Transfer Laws.  Purchaser hereby waives compliance by the Sellers with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

Section 6.9                          Intangible Property Use Phase Out.  Except as otherwise provided in this Agreement:

(a)            “Retained IP” means trademarks, service marks, brand names, logos or trade, corporate or business names of the Sellers or any of their Affiliates, including the items set forth in Section 6.9(a) of the Seller Disclosure Letter, as may be updated from time to time pursuant to Section 6.9(e), and that (i) in the case of an Asset Seller, are not included in the Acquired Assets and (ii) in the case of a Purchased Company, are not used primarily or held for primary use in the Business, but, in each case of clauses (i) and (ii) that are used by the Business on packaging or printed advertising and promotional materials, invoices, letterhead, company forms, business cards, product instructions or like materials (collectively, the “Packaging”).

(b)            Subject to Section 6.9(e), Purchaser will remove the Retained IP from all buildings, signs and vehicles of the Business within 90 days after the Closing Date.

(c)            Purchaser will cease using the Retained IP in its electronic databases and websites within 90 days after the Closing Date.

(d)            (i) with respect to Business Inventory manufactured prior to the Closing, Purchaser may use the Packaging or sell the Business Inventory after the Closing Date (without altering or modifying such Packaging and Business Inventory) until such Packaging or Business Inventory is exhausted in the ordinary course of business and (ii) with respect to inventory of the Business manufactured after the Closing, Purchaser may use the Packaging after the Closing Date (without altering or modifying such Packaging) for no more than 240 days after the Closing Date.  Parent and its Affiliates, as applicable, hereby grant to Purchaser a non-exclusive, royalty free, fully paid-up, nontransferable, non-sublicensable license to use Retained IP in the Packaging or Business Inventory in the United States and its territories and possessions during such period as the Packaging is being used up by Purchaser and during the periods set forth in Section 6.9(b), Section 6.9(c) and this Section 6.9(d).  In the event that Purchaser manufactures or produces products from designs, materials or processes that have been materially altered after the Closing Date for use with Packaging, Purchaser will give Parent prompt notice thereof, and Parent may reasonably request, and Purchaser will provide, samples of such products to examine and ensure that such products are of a quality level not materially different from the Business Inventory existing at Closing.  In the event that the products used with the Packaging are of materially inferior quality, Parent may request that Purchaser raise the quality of the products being manufactured for use with the Packaging.  If Purchaser has not, within 30 days of such notice by Parent, provided Parent with evidence that the quality of its products used in connection with Packaging are substantially similar in level of to the products manufactured prior to the Closing, Purchaser will cease to use such Packaging in connection with such products.

(e)            In the event Parent or any of its Affiliates discovers the use of any Retained IP not in conformance with Section 6.9(b) through (d) and such Retained IP was absent from Section 6.9(a) of the Seller Disclosure Letter at the time of such discovery, Parent shall provide Purchaser prompt written notice thereof, and Purchaser shall thereafter have 30 days to remedy such non-conformance. If Purchaser remedies such non-conformance within such period, the non-conformance shall not be considered a breach of this Section 6.9.

(f)            Notwithstanding anything herein to the contrary, Purchaser will not be required at any time to remove the Retained IP from schematics, plans, manuals, drawings and machines in existence as of the Closing Date to the extent that such instrumentalities are used in the ordinary internal conduct of the Business and are not generally observed by the public or intended for use as means to effectuate or enhance sales.

Section 6.10                          Intercompany Accounts.  On or prior to the Closing Date, the Selling Shareholders, as applicable, will cause all Affiliate Arrangements (and all other Contracts or arrangements that would have been Affiliate Arrangements had they existed as of the Effective Date) to be settled (irrespective of the terms of payment) and/or terminated and canceled without any further Liability to, or obligation of, the Purchased Companies, from and after the Closing.  Notwithstanding the foregoing, the Selling Shareholders will not be required to terminate or cancel any Affiliate Arrangement pursuant to which services will be provided in connection with the Transition Services Agreement; provided that the Selling Shareholders will cause any such Affiliate Arrangements to be settled on or prior to the Closing Date.

Section 6.11                          Excluded Liabilities; Assumed Liabilities; Payments from Third Parties.

(a)            The applicable Sellers will promptly pay all Excluded Liabilities when due. In the event that, on or after the Closing Date, Purchaser receives a claim or request for a payment that is an Excluded Liability, it will promptly forward, or cause to be forwarded, such item to Parent.

(b)            Purchaser will promptly pay all Assumed Liabilities when due. In the event that, on or after the Closing Date, Parent or any of its Affiliates receives a claim or request for a payment that is an Assumed Liability, Parent will, or will cause the applicable Affiliate to, promptly forward such item to Purchaser.

(c)            On and after the Closing Date, (i) Purchaser will promptly forward or cause to be forwarded to Parent any and all proceeds from Excluded Accounts Receivable that are received by Purchaser or any of its Affiliates after the Closing and were outstanding as of the Closing and (ii) Parent will, in accordance with the terms of the Transition Services Agreement, forward or cause to be forwarded to Purchaser or its Purchaser Designee(s) any and all proceeds from accounts and notes receivable that constitute Acquired Assets that are received by Parent or any of its Affiliates.

Section 6.12                          Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided in this Agreement.

Section 6.13                          Third-Party Consents.

(a)            Notwithstanding anything in this Agreement to the contrary, to the extent that any Business Asset or Business Contract may not be properly assigned or transferred without the consent of a third-party or Governmental Authority, and such consent shall not have been obtained prior to Closing, or if the assignment or attempted assignment of any Business Contract, or the transfer, attempted transfer or deemed transfer of any Business Asset would constitute a violation or breach of any Business Contract or a violation of any applicable Law, nothing in this Agreement will constitute an assignment or an attempted assignment or the transfer, attempted transfer or deemed transfer thereof and, except as provided for in Section 6.13(c), Purchaser will not be deemed to assume any Liabilities or obligations under such Business Contract or with respect to such Business Asset, as the case may be, until properly assigned or transferred.  Beginning on the Closing Date, for a period of 12 months after the Closing Date, Parent and Purchaser and their respective Affiliates will use commercially reasonable efforts to cooperate with each other to obtain any such consents. If such consent is obtained, Parent shall promptly assign, transfer, convey or deliver any such Business Asset or Business Contract to Purchaser or a Purchaser Designee at no additional cost to Purchaser.

(b)            To the extent that the consents described in Section 6.13(a) are not obtained prior to the Closing, Parent will, and will cause the applicable Sellers to, use commercially reasonable efforts to (i) provide Purchaser with the economic benefits of any such Business Asset or such Business Contract in a manner to place Purchaser in a substantially similar position as if such Business Asset or Business Contract had been assigned or transferred at the Closing until, in the case of a Business Contract, its termination date, (ii) cooperate in any lawful arrangement designed to provide such benefits to Purchaser and (iii) enforce, at the request of and for the account of Purchaser, any rights of a Seller arising from any such Business Asset or Business Contract against any third party, including the right to elect to terminate such Business Contract in accordance its terms, at Purchaser’s request.  The failure or inability to obtain any consent subject to this Section 6.13(b) will not be a breach of this Agreement so long as the Sellers have carried out their obligations under this Section 6.13(b).

(c)            To the extent that Purchaser is provided the benefits of any Business Contract pursuant to Section 6.13(b), Purchaser will perform the obligations of the applicable Seller under the Business Contract, at no cost to such Seller, but only to the extent (i) that such action by Purchaser would not result in any default under the Business Contract and (ii) such performance pertains to the benefits provided to Purchaser or the Business under such Business Contract.  Purchaser will indemnify such Seller against any and all Damages arising out of any default by Purchaser in the performance of such obligations.  The indemnification of the Sellers under this Section 6.13(c) will be governed by the indemnification provisions set forth in Article IX below.

Section 6.14                          Release of Guarantees.  Purchaser shall use commercially reasonable efforts to cause each Seller Guaranty to be released and cancelled at the Closing; provided, however, that to the extent that any Seller Guaranty cannot be so released and cancelled, Purchaser shall use commercially reasonable efforts to cause itself or one of its Affiliates to be substituted for such Seller and any of such Seller’s Affiliates (other than the Purchased Companies) directly affected thereby in respect of such Seller Guaranty (or if not possible, added as the primary obligor with respect thereto) to be effective as of Closing.  If Purchaser is not able to either release and cancel such Seller Guaranty or cause itself or one of its Affiliates to be so substituted in all respects in respect of such Seller Guaranty as of the Closing, then Purchaser shall indemnify, defend and hold harmless such Seller and each of such Seller’s Affiliates (other than the Purchased Companies) with respect to all Liabilities or expenses that might arise or be incurred by such Seller or such Seller’s Affiliates (other than the Purchased Companies) with respect to any such Seller Guaranty to the extent of any liability of the Business for which Parent has no indemnification obligations to Purchaser hereunder.  Such indemnification shall be made in accordance with the procedures set forth in Section 9.3.

Section 6.15                          Purchased Company Director and Officer Indemnification.

(a)            Purchaser agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Purchased Companies, as provided in each Purchased Company’s certificate of incorporation, the bylaws and the other similar corporate governance instruments in effect as of the Effective Date with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that each Purchased Company on its own behalf will perform and discharge its obligations to provide such indemnity and exculpation.  For a period of 6 years after the Closing, the indemnification and liability limitation or exculpation provisions of each Purchased Company’s certificate of incorporation, the bylaws and the other similar corporate governance instruments shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of such Purchased Company, unless such modification is required by applicable Law.

(b)            The current and former directors, officers, employees and agents of each Purchased Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.15 are intended to be third party beneficiaries of this Section 6.15.  This Section 6.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Purchaser.

(c)            Purchaser shall cause the Purchased Companies to perform all of the obligations of the Purchased Companies under this Section 6.15, and the Parties acknowledge and agree that Purchaser guarantees the payment and performance of the Purchased Companies’ obligations pursuant to this Section 6.15.

(d)            If Purchaser, any Purchased Company or any of their respective successors or assigns, proposes to (i) consolidate with or merge into any other Person and Purchaser or such Purchased Company (as applicable) shall not be the continuing or surviving corporation or entity in such proposed transaction, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made (to the extent that such indemnification obligations do not become binding on the successor or assignee by operation of Law) prior to or concurrently with the consummation of such transaction so that the successors and assigns of Purchaser or such Purchased Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 6.15.

Section 6.16                          Noncompetition.

(a)            During the period commencing on the Closing Date and ending on the two year anniversary of the Closing Date, Parent shall not, and shall cause its Subsidiaries not to, engage in any business in competition with the Restricted Business as conducted immediately prior to the Closing in the geographic areas in which the Restricted Business sells products and services immediately prior to Closing (each, a “Competing Activity”); provided, that the foregoing shall not prohibit Parent or any of its Subsidiaries from:

(i)            the acquisition of all or any portion of the equity interests of any Person engaged in a Competing Activity so long as the Competing Activity does not account for more than (x) 35% of the revenues of such Person if the Competing Activity does not account for more than $25,000,000 in revenues of such Person (in each case, based on its latest annual financial statements) or (y) 20% of the revenues of such Person if the Competing Activity accounts for more than $25,000,000 in revenues of such Person (in each case, based on its latest annual financial statements);

(ii)            the acquisition, holding of investments or direct or indirect ownership of any voting stock, capital stock or other equity interest of any Person engaged in a Competing Activity, so long as (A) such ownership interest represents not more than 10% of the aggregate voting power or outstanding capital stock or other equity interests of such Person and (B) neither Parent nor any of its Subsidiaries actively participates in the management or operation of such Person; or

(iii)            owning, engaging in, conducting or operating any of the Retained Businesses.

(b)            The Parties mutually agree this Section 6.16 is reasonable and necessary to protect and preserve Purchaser’s and Parent’s legitimate business interests and the value of the Business and the Retained Businesses, and to prevent any unfair advantage conferred on any Party and their respective successors.

Section 6.17                          Name Change.  As soon as practicable following the Closing Date, and in any event within 10 Business Days thereafter, Purchaser will, and will cause its Affiliates to, commence any action or procedure necessary in order to change, and will as soon as reasonably practicable thereafter change, the name of any Purchased Company whose name includes “Newell” or any other Retained IP to a name that does not include “Newell” or any other Retained IP.

Section 6.18                          Environmental Compliance.  Between the Effective Date and the Closing, Parent will, and will cause the relevant Purchased Company to, use reasonable efforts, in cooperation with Purchaser, to commence a plan to bring into compliance with applicable Environmental Law any non-compliant discharges from waste water treatment facility and related equipment in connection with ongoing operations at the Brazil Manufacturing Plant.

ARTICLE VII

EMPLOYMENT MATTERS

Section 7.1                          Employment of Transferred Employees; Severance.

(a)            Except (x) where a Business Employee’s employment transfers automatically to Purchaser or its Affiliates upon the Closing, whether pursuant to applicable Law or, in the case of a Business Employee other than an Employee on

Disability Leave, as a result of the transfer to Purchaser of the Purchased Companies or (y) as otherwise provided under Section 7.1(b) with respect to an Employee on Disability Leave (including an Employee on Disability Leave who is employed by a Purchased Company immediately prior to the Closing), not less than five Business Days prior to the Closing Date or such earlier date as may be required under applicable Law, Purchaser or one of its Affiliates shall offer employment, effective at 12:01 a.m., New York City time, on the Closing Date, to each Business Employee other than an Employee on Disability Leave (an “Offer Employee”), in accordance with this Agreement and subject to Parent and its Affiliates providing Purchaser with information necessary to make such offers of employment not less than five Business Days prior to the date that offers of employment are required to be made pursuant to this Section 7.1(a).  Each Business Employee whose employment transfers to Purchaser and Affiliates pursuant to Section 7.1(a) or Section 7.1(b), whether by operation of Law or by acceptance of an offer of employment, shall be referred to hereafter as a “Transferred Employee”.  Effective as of the applicable Transfer Time, Purchaser will or will cause the Purchased Companies to continue the employment of all Transferred Employees on substantially similar terms as those that applied to such employees immediately prior to the applicable Transfer Time and that are sufficient to avoid statutory severance obligations, but in all events such continued employment will comply with applicable Laws.  Each Transferred Employee shall cease to be employed by Parent and its Affiliates as of the applicable Transfer Time.  In any jurisdiction where the employment of a Business Employee shall transfer automatically to Purchaser and its Affiliates upon the occurrence of the Closing by operation of  Law (other than pursuant to the transfer of the Purchased Equity Interests), Purchaser and Parent agree to take, or cause their respective Affiliates to take, all actions required under applicable Laws and all other actions as are necessary or appropriate such that the employment of such Business Employee shall transfer to Purchaser or its Affiliates automatically as of the Closing Date.  Parent and its Affiliates shall reasonably cooperate with Purchaser and its Affiliates with respect to (x) their offer of employment to each Offer Employee made pursuant to this Section 7.1(a) or Section 7.1(b) and (y) continuing the employment with Purchaser and its Affiliates after the Closing Date of each Business Employee who, immediately prior to the Closing Date is employed by a Purchased Company. For six months following the Closing Date, Parent and its Affiliates shall not offer employment to any Business Employee who is not a Transferred Employee; provided, that Parent or its applicable Affiliates may continue to employ any such Business Employee that Parent or such applicable Affiliate is prohibited from terminating under applicable Law; provided, further, that nothing in this sentence will prevent Parent or an Affiliate thereof from (i) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area or any Internet website posting, or negotiating with, offering employment to or employing any Person contacted through such medium, or (ii) participating in any third-party hiring fair or similar event open to the public or negotiating with, offering employment to or employing any Person contacted through such medium.

(b)            With respect to each Employee on Disability Leave who presents himself or herself to Purchaser and its Affiliates (which may include such Employee on Disability Leave’s manager or HR manager in a Purchased Company) as willing to commence active employment within six months following the Closing Date or such longer period as otherwise required by applicable Laws (the “Disability Period”), effective as of the date on which such Employee on Disability Leave presents himself or herself to Purchaser and its Affiliates for active employment following the Closing Date, (A) in the case of any such Employee on Disability Leave who was employed by a Purchased Company immediately prior to the date such employee’s disability leave began, Purchaser shall cause such Purchased Company to continue the employment of such Employee on Disability Leave, and (B) in the case of any such Employee on Disability Leave who was employed by an Asset Seller immediately prior to the date such employee’s disability leave began, Purchaser shall, or shall cause its Affiliates to, make an offer of employment to such Employee on Disability Leave, in each case under clauses (A) and (B), in accordance with this Article VII.  Not later than 10 Business Days prior to the Closing, to the extent permitted by applicable Laws, Parent shall provide to Purchaser a list of all Business Employees who are Employees on Disability Leave and the projected end date of each such employee’s leave of absence; provided further that, during the Disability Period, Parent shall promptly notify Purchaser of the occurrence of the end of any such short-term or long-term disability leave.  With respect to any Employee on Disability Leave who does not present himself or herself to Purchaser and its Affiliates for active employment prior to the last day of the Disability Period, Purchaser and its Affiliates shall have no obligation to continue the employment of, or make an offer of employment to (as applicable), such Employee on Disability Leave.  Where an Employee on Disability Leave presents himself to Purchaser for active employment under this Section 7.1(b), Purchaser is responsible for all discussions concerning accommodations under the Americans with Disabilities Act.  For the avoidance of doubt, the Continuation Period referred to in Section 7.1(c) shall not be extended with respect to an Employee on Disability Leave, except as may be required by applicable Laws.  The employment of an Employee on Disability Leave with Parent and its Affiliates shall cease on the earlier of such Employee’s Transfer Time and the last day of the Disability Period.

(c)            For 12 months following the Closing Date (the “Continuation Period”), Purchaser will not and will cause its Affiliates not to reduce the salary or base hourly wage rate of any Transferred Employee below the rate in effect immediately prior to the Closing Date.

(d)            If during the Continuation Period, Purchaser or any Affiliate of Purchaser terminates the employment of any Transferred Employee, Purchaser will be solely responsible for providing such Transferred Employee severance benefits in accordance with the severance arrangements set forth in Exhibit 7.1(d), as in effect immediately prior to the Closing Date and will hold harmless the Sellers and their Affiliates with respect to Damages claimed by such Transferred Employee arising therefrom.

(e)            Parent and Purchaser intend that the transactions contemplated hereby shall not constitute a separation, termination, redundancy or severance of employment of any Business Employee prior to or upon the occurrence of the applicable Transfer Time, including for purposes of any Employee Benefit Plan that provides for separation, termination or severance benefits, and that such Business Employee will have continuous and uninterrupted employment immediately before and immediately after the applicable Transfer Time, and Parent and Purchaser shall, and shall cause their respective Affiliates to, comply with any requirements under applicable Law to ensure the same.  Parent and its Affiliates shall bear all Liabilities, obligations and costs relating to, and shall indemnify and hold harmless Purchaser and its Affiliates from and against, (i) any claims made by any Business Employee for any statutory or common law severance obligations, any other related legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a Judgment of a court having jurisdiction over the parties hereto), and severance obligations under the arrangements set forth in Section 7.1(e) of the Seller Disclosure Letter, in each case arising solely as a result of the consummation of transactions contemplated hereby and (ii) any Business Employee’s failure to accept an offer of employment from or a transfer of employment to Purchaser or one of its Affiliates where such offer or transfer is consistent with the terms required in Section 7.1(a) above (a “Qualifying Offer”); provided however that, for purposes of clauses (i) and (ii), if, within 12 months following the Closing Date, Purchaser, a Purchased Company or any of their respective Affiliates hires such Business Employee, Purchaser shall pay to Parent an amount equal to such Liabilities, obligations and costs paid or incurred by Parent or any of its Affiliates.  Purchaser and its Affiliates shall bear all Liabilities, obligations and costs relating to, and shall indemnify and hold harmless Parent and its Affiliates from and against any claim, cost, Liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with (A) the failure of Purchaser or its Affiliates (x) to make a Qualifying Offer of employment to anyone designated by Parent as an Offer Employee or an Employee on Disability Leave pursuant to this Agreement, or (y) to continue the employment of any Business Employee who is entitled to automatically transfer to Purchaser or its Affiliates upon the occurrence of the Closing by operation of Law or pursuant to the transfer of the Purchased Equity Interests, in each case, in accordance with this Agreement or applicable Laws and (B) any claims relating to the employment of any Transferred Employee after the applicable Transfer Time in respect of any act or omission relating to the employment of any Transferred Employee after the applicable Transfer Time, provided that, in the case of clause (A)(x) above,  Parent and its Affiliates have provided Purchaser and its Affiliates with the information necessary to make a Qualifying Offer no later than five Business Days prior to the date such offer is required to be made in accordance with this Agreement.

(f)            Nothing in this Article VII shall limit (i) Purchaser’s obligations with respect to the Assumed Liabilities, Purchaser’s obligations under collective bargaining agreements related to the Business, or any Liabilities under applicable Law or (ii) the Liabilities and obligations of the Purchased Companies under applicable Law, in each case except as otherwise provided under the Transition Services Agreement.

Section 7.2                          Employee Benefit Plans Generally.

(a)            Except as otherwise provided under the Transition Services Agreement, Parent and its Affiliates will take such action as is necessary such that, as of the applicable Transfer Time, each Purchased Company ceases participation in each Employee Benefit Plan maintained by Parent or any of its Affiliate (other than an Assumed Benefit Plan). Except as otherwise provided under Sections 7.13 and 7.14, each Purchased Company will retain all Liabilities under any Employee Benefit Plans maintained by such Purchased Company as of the Closing.

(b)            During the Continuation Period, Purchaser will, or will cause to be, provided to Transferred Employees employee benefits that are (x) substantially similar to those provided to Purchaser’s similarly situated employees or, at Purchaser’s option, (y) substantially comparable in the aggregate to those provided to Transferred Employees under the Employee Benefit Plans immediately prior to the Closing (disregarding, for purposes of comparability under clause (y), pension, retiree medical and equity-based compensation received by the Transferred Employee immediately prior to the Closing).

(c)            Purchaser will use commercially reasonable efforts or will ensure, where required by the applicable laws, to credit Transferred Employees for their service with any Seller or any Purchased Company or their respective Affiliates (and any predecessors) for purposes of eligibility and vesting under Purchaser’s plans in which Transferred Employees participate after the applicable Transfer Time, and any applicable vacation or severance policies or programs, except for instances where such crediting of service would result in a duplication of benefits.  Purchaser will use commercially reasonable efforts to permit Transferred Employees (and their eligible spouses and dependents) to participate in Purchaser’s plans without being subject to any waiting periods or any restrictions or limitations for pre-existing conditions, except to the extent any such person has not satisfied any corresponding applicable waiting period or limitation under the Employee Benefit Plans.  Purchaser will use commercially reasonable efforts to cause Purchaser’s plans to credit each Transferred Employee (and any spouses and dependents) with the amount, if any, paid during the calendar year in which the Closing Date occurs under the Employee Benefit Plans towards deductibles, co-pays and out-of-pocket maximums.

Section 7.3                          401(k) Plan.  As soon as practicable after the Closing Date, Purchaser shall use commercially reasonable efforts to cause one of its tax-qualified retirement plans intended to comply with Section 401(k) of the Code (“Purchaser 401(k) Plan”) to accept a rollover by any Transferred Employee of any eligible rollover distribution in the form of cash and any outstanding loans from any Employee Benefit Plan that is qualified under Section 401(a) of the Code and intended to comply with Section 401(k) of the Code; provided that, for the avoidance of doubt, any such rollovers of eligible rollover distributions and outstanding loans shall be permitted only after a Transferred Employee becomes eligible to participate in the Purchaser 401(k) Plan.  Immediately prior to the applicable Transfer Time, Parent shall take all actions reasonably necessary to ensure that each Transferred Employee shall become fully vested as of the applicable Transfer Time in his or her account balance under Parent’s 401(k) Plan.

Section 7.4                                  Allocation of Liabilities.

(a)            From and after the Closing Date, Purchaser shall or shall cause one of its Affiliates to assume all current employment, labor, compensation, employee welfare and employee benefits related Liabilities, commitments, claims and losses that are of a type included in Net Working Capital or that relate to each (A) Transferred Employee (or any dependent or beneficiary of any Transferred Employee) and that (1) arise as a result of an event or events that occur after the applicable Transfer Time; (2) Purchaser or its Affiliates have specifically agreed to assume, fulfill, bear, honor or be responsible for pursuant to this Article VII; or (3) transfer to Purchaser or its Affiliates under applicable Laws (or pursuant to the transfer of the Purchased Equity Interests) (except for such Liabilities, commitments, claims and losses that are Excluded HR Liabilities); or (B) Assumed Benefit Plan (such Liabilities, commitments, claims and losses, the “Transferred HR Liabilities”);

(b)            Neither Purchaser nor any of its Affiliates shall assume or be obligated to pay, perform or otherwise discharge, and Parent and its Affiliates, as the case may be, shall remain liable to pay, perform and discharge when due all employment, labor, compensation, pension, employee welfare and employee benefits (including defined benefit pension and retiree welfare benefits) related Liabilities, commitments, claims and losses, including with respect to any Employee Benefit Plan, relating to (A) each current or former employee or other individual service provider of Parent and its Affiliates, including all former employees and other individual service providers of the Business (or any dependent or beneficiary thereof), other than the Transferred Employees and their dependents and beneficiaries, in each case, whether arising out of an event or events that occur before, on or after the applicable Closing Date; (B) each Employee on Disability Leave (or any dependent or beneficiary of any Employee on Disability Leave) that arise as a result of an event or events that occur as of or prior to the applicable Transfer Time; (C) Employee Benefit Plans that are not Assumed Benefit Plans; (D) all Controlled Group Liabilities except for any Controlled Group Liabilities Purchaser or its Affiliates have specifically agreed to assume, fulfill, bear, honor or be responsible for pursuant to this Article VII; or (E) Parent or its Affiliates have specifically agreed to retain, assume, fulfill, bear, honor or be responsible for pursuant to this Article VII (such Liabilities, commitments, claims and losses, the “Excluded HR Liabilities”).  For the avoidance of doubt, Parent and its Affiliates shall retain all Liabilities and obligations with respect to, and Purchaser and its Affiliates shall have no responsibility or Liability in respect of, the retention agreements between a Business Employee and Parent set forth on Section 7.4(b) of the Seller Disclosure Letter (the “Seller Retention Agreements”) and all liabilities and obligations under the Seller Retention Agreements shall constitute Excluded HR Liabilities.

Section 7.5                          Welfare Plans.

(a)            Parent or its Affiliates (other than the Purchased Companies) will retain all Liabilities for claims incurred by a Transferred Employee (and his or her eligible spouse and dependents) on or prior to the applicable Transfer Time under the Employee Benefit Plans that are welfare benefit plans within the meaning of Section 3(1) of ERISA and all short term disability, salary continuation, severance plans or arrangements (the “Welfare Plans”).  For this purpose, claims under any medical, dental, vision, or prescription drug plan that is a Welfare Plan generally will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim is made. Claims for disability under any long or short term disability plan that is a Welfare Plan will be incurred on the date the Transferred Employee has the disabling event with respect to the condition giving rise to such disability and not when the Transferred Employee is determined to be eligible for benefits under the applicable Welfare Plan.  Purchaser will provide or cause to be provided any continuation coverage required under Part 6 of Title I of ERISA or applicable state law (“COBRA”) to each Transferred Employee (or their eligible spouse or dependants) who is a “qualified beneficiary” as that term is defined in COBRA and whose first “qualifying event” (as defined in COBRA) occurs after the applicable Transfer Time.

(b)            As soon as practicable after the applicable Transfer Time and except as otherwise contemplated under the Transition Services Agreement, Parent or its Affiliates, as applicable, will spin-off and transfer to the cafeteria plan qualifying under Section 125 of the Code maintained by Purchaser (the “Purchaser Cafeteria Plan”) the health care and dependent care flexible spending reimbursement accounts under the cafeteria plan of Parent and its Affiliates qualifying under Section 125 of the Code (the “Parent Cafeteria Plan”) belonging to the Transferred Employees who become participants in the Purchaser Cafeteria Plan (“FSA Participants”).  As soon as practicable following the applicable Transfer Time, Parent and its Affiliates shall cause to be transferred in cash from Parent Cafeteria Plan to the Purchaser Cafeteria Plan the excess, if any, of the aggregate accumulated contributions made by FSA Participants thereunder prior to the applicable Transfer Time during the year in which the applicable Transfer Time occurs to the Parent Cafeteria Plan over the aggregate reimbursement payouts made to the FSA Participants prior to the applicable Transfer Time for such year from the Parent Cafeteria Plan.  If the aggregate reimbursement payouts from the flexible spending reimbursement accounts under the Parent Cafeteria Plan made by FSA Participants prior to the applicable Transfer Time during the plan year in which the applicable Transfer Time occurs exceed the aggregate accumulated contributions made prior to the applicable Transfer Time to such accounts for such plan year by the FSA Participants, Purchaser shall cause such excess to be transferred to Parent as soon as practicable following the applicable Transfer Time.  Parent and its Affiliates (other than the Purchased Companies) will have no liability with respect to Purchaser’s Section 125 flexible spending plan after the applicable Transfer Time, including liability for any claims incurred prior to the applicable Transfer Time.

(c)            Purchaser shall, or shall cause its Affiliates to, assume and honor all paid time off days (“PTO Days”) accrued, but not yet taken by Transferred Employees as of the Closing Date, under the terms of Parent’s paid time off policy (it being understood that Purchaser and its Affiliates may, to the extent permitted under applicable Law, deduct from the number of PTO Days made available to any Transferred Employee under the paid time off policies of Purchaser and its Affiliates, the number of PTO Days taken prior to the applicable Transfer Time by such Transferred Employee in the applicable year); provided that unless otherwise required under applicable Law, Purchaser’s obligation to honor such accrued but not yet taken PTO Days shall not extend beyond the calendar year in which the Closing occurs. Not later than 10 Business Days following the applicable Transfer Time, Parent shall deliver to Purchaser a schedule setting forth the number of PTO Days accrued as of the applicable Transfer Time by the applicable Transferred Employee under Parent’s paid time off policy.

(d)            Parent shall, and shall cause its Affiliates to, undertake all provision of information and documentation to, and consultations, discussions or negotiations with, any unions, work councils and other employee representatives which represent Business Employees (collectively, the “Employee Representatives”) to the extent required by applicable Law in connection with the transactions contemplated hereby.  To the extent required by applicable Law, Purchaser and its Affiliates shall cooperate with respect to the foregoing, including by providing such information and documentation as Parent and its Affiliates or any Employee Representative may reasonably request.

Section 7.6                          Annual Bonuses.  Parent shall make, or shall cause to be made, a prorated annual bonus payment to each Transferred Employee with respect to Parent’s fiscal year (“Parent Fiscal Year”) in which the applicable Transfer Time occurs (each such bonus, a “Pro-Rata Annual Bonus”).  The amount of the Pro-Rata Annual Bonus payable with respect to a Transferred Employee shall equal the product of (a) such Transferred Employee’s target annual bonus for the Parent Fiscal Year in which the applicable Transfer Time occurs multiplied by (b) a fraction, the numerator of which is the number of days in the Parent Fiscal Year during which the applicable Transfer Time occurs that elapse prior to the applicable Transfer Time, and the denominator of which is 365.  Each Pro-Rata Annual Bonus shall be paid no later than ten business days after the applicable Transfer Time.

Section 7.7                          Equity Awards.  Parent and its Affiliates shall retain all Liabilities and obligations relating to the unvested  restricted stock units and stock options held by Transferred Employees immediately prior to the applicable Transfer Time under the terms of the equity compensation plans maintained by Parent and its Affiliates (each such award, a “Parent Equity Award”).  Each Parent Equity Award is subject to service based vesting or performance based vesting and shall be settled in cash with respect to a pro-rata portion  of such award in accordance with its terms as soon as practicable, but no later than ten business days after the applicable Transfer Time. (a) in the case of Parent Equity Awards subject to service-based vesting, a pro-rata portion of each such unvested award is determined based on the portion of the applicable vesting period that has elapsed (determined in days) as of the applicable Transfer Time divided by the total number days in the applicable vesting period multiplied by the entire value of the unvested award. and (b) in the case of Parent Equity Awards subject to performance-based vesting, applicable performance goals will be assumed to have been attained at target level and such awards shall be pro-rated based on the portion of the applicable performance period that elapses as of the applicable Transfer Time.

Section 7.8                          Nonsolicitation.

(a)            For two years following the Closing Date or, if less, the maximum period allowed by applicable Law, Purchaser and its Affiliates will not hire (whether as an employee, consultant or otherwise) directly or indirectly solicit or seek to induce any Parent Management Executive to leave his or her employment or position with Parent or any of its Affiliates. As used herein, “Parent Management Executive” means any employee of Parent or any of its Affiliates whose annual base salary at the relevant time is $150,000 or more.

(b)            For two years following the Closing Date or, if less, the maximum period allowed by applicable Law, Parent and its Affiliates will not hire (whether as an employee, consultant or otherwise) directly or indirectly solicit or seek to induce any Business Management Executive to leave his or her employment or position with Purchaser or any of its Affiliates. As used herein, “Business Management Executive” means any Transferred Employee whose annual base salary at the relevant time is $150,000 or more.

(c)            Notwithstanding the foregoing, the restrictions set forth in this Section 7.8 will not prohibit either Party or its respective Affiliates from:  (i) soliciting or hiring any Person who has been terminated by, or has at least 120 days prior to the date of such solicitation or hiring resigned from, Parent or its Affiliates or has been terminated by, or has at least 120 days prior to the date of such solicitation or hiring resigned from, Purchaser or its Affiliates, as applicable, so long as no employment discussions occurred prior to the time of such termination or resignation, (ii) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area or any Internet website posting, or negotiating with, offering employment to or employing any Person contacted through such medium, or (iii) participating in any third-party hiring fair or similar event open to the public or negotiating with, offering employment to or employing any Person contacted through such medium.

Section 7.9                          WARN.  Parent shall provide or cause to be provided with respect to the Business any required notice under the WARN Act or any similar statute under applicable Law, and shall otherwise comply with any applicable Law in connection with any “plant closing” or “mass layoff” (as defined in the WARN Act) or similar event affecting Business Employees and occurring prior to the Closing Date.  Not later than five Business Days prior to the Closing Date, Parent shall deliver to Purchaser and its Affiliates a list of all events that constitute an “employment loss” (as defined under the WARN Act) or similar event under applicable Law, in either case, that occurs during the 90-day period prior to the Closing Date.

Section 7.10                          Release from Restrictions.  Parent shall take, or shall cause to be taken, all actions required to release or cause to be released, each Transferred Employee, effective as of the applicable Transfer Time, from any contract or agreement or covenant, provision or any other obligation or restriction contained in a contract or agreement that limits or restricts such Transferred Employee from being employed by or providing services to the Purchaser and its Affiliates, other than restrictions and limitations relating to the use of confidential information that is not used in or otherwise  relevant to the Business or any other business or operations conducted by Parent and its Affiliates.

Section 7.11                          Special UK Provisions.  Parent agrees to promptly indemnify Purchaser for any Liabilities and obligations resulting from an obligation on the part of the Purchaser or any of its Affiliates to pay, provide or fund an occupational pension scheme benefit as a result of the operation of TUPE, except for any obligation arising from any action of Purchaser or its Affiliates on and after the date of the applicable Transfer Time as a result of the operation of TUPE.

Section 7.12                          Other Non-US Pension Plans.

(a)            Except as otherwise provided in Section 7.12(b), Parent and its Affiliates shall remain responsible for, and shall retain all Liabilities and obligations with respect to, each Non-US Pension Plan.  No Non-US Pension Plan shall be an Assumed Benefit Plan.

(b)            To the extent that Purchaser or any of its Affiliates would otherwise be required under applicable Laws or any applicable Union Contract to assume any Non-US Pension Plan or portion thereof, Parent and its Affiliates shall take such actions that are permitted by applicable Law so that such Non-US Pension Plan will not be so assumed.  If it is not permissible under applicable Law to prevent such assumption, then such Non-US Pension Plan, to the extent assumed by Purchaser or any of its Affiliates under applicable Law or Union Contract, shall be an Assumed Benefit Plan (all such plans, “Continuing Pension Plans”) and Parent and its Affiliates shall have no further Liabilities in connection with such Continuing Pension Plan, other than as set forth in Section 7.12(c).

(c)            With respect to each Continuing Pension Plan, no later than 90 days following the Closing, Parent or one of its Affiliates shall make a lump sum cash payment (a “Continuing Pension Plan Payment”) to Purchaser in an amount equal to the liabilities under such Continuing Pension Plan that transfer to Purchaser and its Affiliates as of the Closing Date, determined on a projected benefit obligation basis (determined in accordance with GAAP), less the value of any assets under such Continuing Pension Plan that transfer to Purchaser and its Affiliates as of the Closing Date.  For the avoidance of doubt, Purchaser and its Affiliates shall be solely responsible for, and shall assume all Liabilities and obligations with respect to, any benefits accrued under a Continuing Pension Plan as a result of the service of any Transferred Employee with Purchaser and its Affiliates following the Closing.

(d)            The determination of the Continuing Pension Plan Payment shall be based on actuarial assumptions mutually determined by Purchaser’s and Parent’s actuaries to be reasonable at the time of the Closing or, if applicable, based on actuarial assumptions mandated by applicable Laws.  If, within 60 days of the Closing, Purchaser’s and Parent’s actuaries have not reached agreement on the amount of the Continuing Pension Plan Payment, then a third actuary shall be designated by mutual agreement of Purchaser’ and Parent’s actuaries (the cost of which shall be borne equally by Purchaser and Parent), who shall make a final and binding determination of the Continuing Pension Payment based on actuarial assumptions to be reasonable at the time of the Closing.  Unless otherwise mandated by applicable Laws, all actuarial assumptions shall be determined in accordance with GAAP.

Section 7.13                          US Pension Plans.    Parent and its Affiliates shall remain responsible for, and shall retain all Liabilities and obligations with respect to, each Employee Benefit Plan that is maintained in the United States and that is (a) a defined benefit pension plan or (b) a benefit plan that is subject to minimum funding standards under applicable Laws (all such plans, “US Pension Plans”).  No US Pension Plan shall be an Assumed Benefit Plan and Parent and its Affiliates shall indemnify and hold harmless Purchaser and its Affiliates with respect to all Liabilities arising in connection with any US Pension Plan.

Section 7.14                          Administration; No Third Party Beneficiaries, etc.

(a)            From and after the date hereof and prior to the Closing Date, Parent and its Affiliates shall provide Purchaser with reasonable access to Business Employees (including permitting Purchaser to meet with or make presentations to Business Employees in groups) for purposes of communicating with such Business Employees regarding compensation and benefits to be provided by Parent and its Affiliates to such Business Employees (and their eligible dependents and beneficiaries) from and after the Closing Date; provided that (i) Parent shall be permitted to be present for each meeting between Purchaser and any Business Employee that occurs prior to the Closing Date and (ii) such access shall occur at times that are mutually acceptable to Parent and Purchaser.

(b)            Notwithstanding the foregoing, no provision of this Article VII, whether express or implied, shall (i) constitute or create an employment agreement with any Business Employee or Transferred Employee, (ii) be treated as an amendment or other modification of any Employee Benefit Plan or any benefit plan or arrangement of Purchaser and its Affiliates, or (iii) limit the right of Parent, Purchaser or any of their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or any benefit plan or arrangement of Purchaser and its Affiliates following the Closing Date.

(c)            Purchaser and Parent acknowledge and agree that all provisions contained in this Article VII with respect to Participant or Transferred Employees are included for the sole benefit of Purchaser and Parent and their respective Affiliates, and that nothing in this Article VII, whether express or implied, shall create any third-party beneficiary or other rights in any other Person (including, without limitation, any Participant or Transferred Employee, or any participant in any existing benefit plan or arrangement, or any dependent or beneficiary thereof).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1                          Mutual Conditions.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by the Parties to the extent permitted by applicable Law:

(a)            No Prohibition. No Law or Judgment (whether preliminary, temporary or permanent) enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction shall be in effect at the Closing preventing or making illegal the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”); and

(b)            Competition Approvals. Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated and all required filings shall have been made, applicable waiting periods (and extensions thereof) expired or been terminated, and required approvals obtained pursuant to or in connection with the Antitrust Laws listed on Exhibit 8.1(b).

Section 8.2                          Conditions to Purchaser’s Obligations.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is conditioned upon the satisfaction or waiver, at or prior to the Closing, of the following conditions; provided, however, that Purchaser may not rely on the failure of any of the following conditions in this Section 8.2 to be satisfied if such failure was caused by Purchaser’s failure to act in good faith or to use reasonable best efforts to cause the Closing to occur, as required by Section 6.3:

(a)            Representations and Warranties.  All representations and warranties set forth in Article IV  (other than the Fundamental Representations and the representations and warranties set forth in Section 4.7(b)), without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the Effective Date and the Closing Date as though such representations and warranties were made at and as of such date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All representations and warranties set forth in Section 4.7(b) (Absence of Certain Changes or Events) shall be true and correct in all respects at and as of the Effective Date and the Closing Date as though made at and as of such date. All Fundamental Representations, without giving effect to materiality, Material Adverse Effect or similar qualifications (other than such qualification in the last sentence of Section 4.1(a)), shall be true and correct in all material respects at and as of the Effective Date and the Closing Date as though such Fundamental Representations were made at and as of such date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(b)            Covenants.  Parent will have performed in all material respects all of the covenants and agreements required to be performed or complied with by Parent under this Agreement at or prior to the Closing;

(c)            Officer’s Certificate.  Parent shall have delivered to Purchaser a certificate dated as of the Closing Date signed by an officer of Parent to the effect that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d)            Material Adverse Effect.  No Effect shall have occurred since the Effective Date that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(e)            Closing Deliveries. Parent shall have delivered, or caused to be delivered, to Purchaser the items and documents set forth in Section 3.2(a) (other than Section 3.2(a)(vii) and (viii)).

Section 8.3                          Conditions to Parent’s Obligations.  The obligation of Parent to consummate the transactions contemplated by this Agreement is conditioned upon the satisfaction or waiver, at or prior to the Closing, of the following conditions; provided, however, that Parent may not rely on the failure of any of the following conditions in this Section 8.3 to be satisfied if such failure was caused by Parent’s failure to act in good faith or to use reasonable best efforts to cause the Closing to occur, as required by Section 6.3:

(a)            Representations and Warranties.  All representations and warranties set forth in Article V, without giving effect to materiality or similar qualification, shall be true and correct in all material respects at and as of the Effective Date and Closing Date as though such representations and warranties were made at and as of such date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be true and correct only as of such specified date);

(b)            Covenants.  Purchaser will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)            Officer’s Certificate.  Purchaser shall have delivered to Parent a certificate dated as of the Closing Date signed by an officer of Purchaser to the effect that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied; and

(d)            Closing Deliveries. Purchaser shall have delivered, or caused to be delivered, to Parent the Closing Payment and the other items and documents set forth in Section 3.2(b).

ARTICLE IX

INDEMNIFICATION

Section 9.1                          Survival.  Subject to Article X relating to Taxes, the representations and warranties of the Parties contained in this Agreement and all covenants and agreements of the Parties that are to be performed prior to the Closing shall survive the Closing for a period of 15 months after the Closing Date; provided, that (a) the Fundamental Representations (other than the representations and warranties contained in Section 4.11(b) through (d)) and the representations and warranties contained in Sections 5.1 (Organization), 5.2 (Authorization; Validity; Execution) and 5.7 (Brokers) shall survive indefinitely; (b) the representations and warranties set forth in Section 4.17 (Environmental Matters) shall survive the Closing for a period of three years after the Closing Date; and (c) the covenants and agreements set forth in Section 1.6 (Business Separation) shall survive indefinitely.  Subject to Article X relating to Taxes, all of the covenants contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance.  Notwithstanding the preceding two sentences, but subject to Article X relating to Taxes, any breach of any covenant, agreement, representation or warranty in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding two sentences, if notice of such breach giving rise to such right of indemnification shall have been given to the Party against whom such indemnification may be sought prior to such time.  Subject to Article X relating to Taxes, the Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 9.1 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.

Section 9.2                          Indemnification.

(a)            Subject to Article X relating to Taxes and the provisions of this Article IX, including the limitations set forth in Section 9.4, from and after the Closing, Parent agrees to indemnify Purchaser and its Affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Purchaser Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Purchaser Indemnitee to the extent arising out of or relating to:

(i)            any breach of any representation or warranty of Parent in Article IV of this Agreement, as though such representation or warranty was made as of the Effective Date and as of Closing;

(ii)            any breach of any covenant or agreement made or to be performed by Parent pursuant to this Agreement;

(iii)            (x) any Excluded Liability or any other Liability arising in connection with or relating to any Excluded Asset and (y) any Separation Liability or any other Liability arising in connection with or relating to a Separation Asset; or

(iv)            any Brazil Environmental Liabilities.

(b)            Subject to Article X relating to Taxes and the provisions of this Article IX, including the limitations set forth in Section 9.4, from and after the Closing, Purchaser agrees to indemnify Parent, the Sellers and their respective Affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Seller Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnitee to the extent arising out of or relating to:

(i)            any breach of any representation or warranty of Purchaser in this Agreement, as though such representation or warranty was made as of the Effective Date and as of Closing;

(ii)            any breach of covenant or agreement made or to be performed by Purchaser pursuant to this Agreement; or

(iii)            without duplication, any Assumed Liability.

(c)            For purposes of determining the amount of Damages subject to indemnification pursuant to Section 9.2(a)(i) (except for Damages arising out of or relating to a breach of the representations and warranties in Section 4.7(b)), which shall not be subject to this Section 9.2(c)), but not for purposes of determining whether the representations and warranties giving rise to such right to indemnification have been breached, such Damages shall be determined without regard to any qualification or exception contained in such representation or warranty relating to materiality or Material Adverse Effect applicable thereto.

Section 9.3                          Procedures.  Except with respect to claims related to Taxes, which are addressed in Article X, claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)            Any Purchaser Indemnitee or Seller Indemnitee seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 shall (i) promptly notify the other Party (the “Indemnifying Party”) of the Third Party Claim (and in any event within 15 days of the date on which the Indemnified Party knows or reasonably should have known of the Third Party Claim), and (ii) as promptly as practicable transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the basis of the Indemnified Party’s request for indemnification under this Agreement and an estimate of any Damages suffered with respect thereto (if available). Notwithstanding the foregoing, the delay or failure to give the notice provided in this Section 9.3(a) will not relieve the Indemnifying Party of its obligations under this Article IX, except to the extent such Indemnifying Party is actually prejudiced by such delay or failure.

(b)            Subject to the limitations set forth in this Section 9.3(b), the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. The Indemnifying Party will promptly notify the Indemnified Party (and in any event within 45 days after having received any Claim Notice) with respect to whether or not it is exercising its right to defend the Indemnified Party against such Third Party Claim.  If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Damage under this Article IX), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party and not reasonably objected to by the Indemnified Party, in all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b).  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (x) the Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages (provided that if such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages), (y) in the event the Third Party Claim were to be unfavorably decided or resolved, the Indemnified Party would be reasonably likely to be liable for Damages in excess of amounts required to be paid by the Indemnifying Party pursuant to this Article IX, or (z) such Third Party Claim relates to or arises in connection with a criminal proceeding.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the Third Party Claim to all Indemnified Parties affected by the Third Party Claim, (ii) the settlement agreement does not contain any admission of fault or misconduct by the Indemnified Party or its Affiliates, (iii) the settlement does not involve any non-monetary relief and (iv) the full amount of the Damages related to such Third Party Claim are paid by the Indemnifying Party.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided that the Indemnified Party shall be entitled to reimbursement for the reasonable fees and expenses of its own legal counsel if (A) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party or (B) the Indemnifying Party and the Indemnified Party are parties to or the subjects of such Third Party Claims and conflicts of interest exist between the Indemnified Party and the Indemnifying Party (in which case the Indemnified Party shall be entitled to reimbursement for the reasonable fees and expenses of no more than one counsel, other than local counsel).

(c)            If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b) within 45 days after receipt of any Claim Notice, then the Indemnified Party shall defend itself against the applicable Third Party Claim, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, in all appropriate proceedings and in good faith.  In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that no such consent shall be required if (x) such compromise or settlement is in respect of a proceeding that seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party or its Affiliates or (y) the Indemnified Party is reasonably expected to be liable for Damages in excess of amounts reasonably expected to be received from the Indemnifying Party.  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall be entitled to subsequently assume the defense of such Third Party Claim in accordance with, and subject to the limitations set forth in, Section 9.3(b).

(d)            The Parties shall cooperate, and shall cause their respective Affiliates to cooperate, with each other and their respective counsel in contesting any Third Party Claim, including providing reasonable access to documents, records, information and personnel.  The Parties also agree to cooperate, and to cause their respective Affiliates to cooperate, with each other and their respective counsel in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.

(e)            A claim for indemnification for any matter not involving a Third Party Claim shall be asserted by notice to the Party from whom indemnification is sought as promptly as practicable after the date on which the Indemnified Party knows or reasonably should have known of facts giving rise to the claim for indemnification, which notice shall describe in reasonable detail the nature of the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement and shall include an estimate of any Damages suffered with respect thereto (if available).  Notwithstanding the foregoing, the delay or failure to give the notice provided in this Section 9.3(e) will not relieve the Indemnifying Party of its obligations under this Article IX, except to the extent such Indemnifying Party is actually prejudiced by such delay or failure. If the Indemnifying Party does not notify the Indemnified Party within 45 days following its receipt of such notice that the Indemnifying Party disputes its Liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a Liability of the Indemnifying Party. If such notice from the Indemnifying Party disputing its Liability to the Indemnified Party is received by the Indemnified Party within such 45-day period, for a period of 30 days following the Indemnified Party’s receipt of such notice, the Indemnified Party and the Indemnifying Party shall proceed in good faith to negotiate a resolution of any such dispute, and if not resolved within such 30-day period, such dispute may be resolved by mutual agreement of the Indemnifying Party and the Indemnified Party, or litigation in a court of competent jurisdiction pursuant to Section 13.10.

(f)            With respect to any claim for indemnification by the Purchaser Indemnitees for any Brazil Environmental Liabilities (a “Brazil Environmental Indemnity Claim”):

(i)            To the extent, and so long as, Parent has an obligation to indemnify the applicable Purchaser Indemnitee pursuant to Section 9.2(a)(iv), the Brazil Environmental Deductible under Section 9.4(e) has been satisfied and the Brazil Environmental Cap under Section 9.4(e) has not been exceeded, then (A) Parent shall have the right, but not the obligation, to assume the defense of and settle (in accordance with Section 9.3) any Third Party Claim, or control the performance of any investigative, remedial or corrective action or monitoring, relating to any such Brazil Environmental Indemnity Claim (an “Environmental Response”) with counsel, consultants or contractors selected by Parent and reasonably acceptable to and approved by Purchaser and (B) the Party that controls and/or performs any Environmental Response relating to a Brazil Indemnity Claim (the “Controlling Environmental Party”) shall (x) reasonably consult with the other Party (the “Non-Controlling Environmental Party”) regarding any such Environmental Response, (y) keep the Non-Controlling Environmental Party reasonably informed as to the status of the Environmental Response and (z) provide the Non-Controlling Environmental Party with a reasonable advance opportunity to review and comment on (and shall reasonably incorporate such comments to) any work plans, submissions to or correspondence with any Governmental Authority or third-party claimant, or other material reports and with copies of  any other material information, documentation or correspondence relating to the Environmental Response; provided that, in all cases, Purchaser and any future owner of the Brazil Manufacturing Facility shall have the right to undertake, perform and/or control any Environmental Response reasonably necessary to address an imminent endangerment to human health, safety or the environment, and shall inform Parent of such steps undertaken in a reasonably prompt manner.  To the extent, and so long as, the Brazil Environmental Deductible under Section 9.4(e) has not been satisfied, Purchaser shall (x) reasonably consult with Parent regarding any Environmental Response, (y) keep Parent reasonably informed as to the status of the Environmental Response and (z) provide Parent with a reasonable advance opportunity to review any work plans, submissions to or correspondence with any Governmental Authority or third-party claimant, or other material reports and with copies of  any other material information, documentation or correspondence relating to the Environmental Response.

(ii)            To the extent that Parent has exercised its right hereunder  to undertake, perform and/or control any Environmental Response in accordance with this Section 9.3(f), (A) Purchaser shall use its reasonable best effort to provide, or cause its relevant Affiliates and Representatives to provide,  Parent and its Representatives with reasonable access to the Brazil Manufacturing Facility to permit Parent or its Representatives to undertake such Environmental Response at reasonable times, on reasonable advance written notice and without unreasonable interference with Purchaser’s or a future site owner’s operations at or occupation of the site, (B) Parent will perform such Environmental Response in a workman like manner and without any unreasonable delay and in accordance with applicable Environmental Law (including maintaining all necessary Permits and maintaining and requiring its contractors to maintain commercially reasonable levels of insurance naming Purchaser as a beneficiary), (C) Purchaser will not unreasonably interfere with or unreasonably disturb Parent’s performance of such Environmental Response and, as is reasonably necessary, shall provide reasonable access to site utilities at Parent’s expense and (D) Purchaser shall have the right to approve any final remedy selection with respect to any Environmental Response, which approval shall not be unreasonably withheld.

(iii)            Parent shall have no obligation to indemnify Purchaser for the cost of any Environmental Response associated with any Brazil Environmental Indemnity Claim to the extent such costs exceed those reasonably necessary to comply with the minimum applicable cleanup standards (if any) promulgated under applicable Environmental Law or imposed by any Governmental Authority, unless such excess costs are reasonably necessary to protect human, health and safety or the environment from an imminent endangerment.

(iv)            Parent shall have no obligation for any Brazil Environmental Indemnity Claim to the extent that the Damages for which a Purchaser Indemnitee is seeking indemnification arise from or are made greater by (A) any material change in the use of the Brazil Manufacturing Facility after the Closing or (B) any Release of Hazardous Substance in connection with any Purchaser Indemnitee’s operation of the Brazil Manufacturing Facility after the Closing (provided that this Section 9.3(f)(iv) shall not apply to any such Release of any Hazardous Substance during the one hundred eighty (180) day period following the Closing in connection with the status quo operation by any Purchaser Indemnitee of the Brazil Manufacturing Facility, as conducted on the Closing Date).

Section 9.4                          Limitations on Liability.  Notwithstanding anything to the contrary herein:

(a)            Parent shall not be liable for any breach of any representation or warranty of Parent set forth in this Agreement attributable to a single course of conduct or related set of facts, events or circumstances unless the aggregate amount of Damages incurred by the Purchaser Indemnitees for such breach exceeds $125,000 (the “De Minimis Amount”); provided, however, that the limitations set forth in this Section 9.4(a) shall not apply to Damages arising out of or resulting from any breach of any Fundamental Representation (other than a breach of the representations and warranties in Sections 4.11(b) through (d));

(b)            Parent shall not be liable for any breach of any representation or warranty of Parent set forth in this Agreement unless the aggregate amount of Damages incurred by the Purchaser Indemnitees for such breach and all other breaches otherwise subject to indemnification hereunder exceeds $20,000,000 (the “Deductible”), and then only to the extent such aggregate Damages exceed such amount; provided, however, that the limitations set forth in this Section 9.4(b) shall not apply to indemnification for Damages arising out of or resulting from any breach of any Fundamental Representation (other than a breach of the representations and warranties in Sections 4.11(b) through (d)) (and, for the avoidance of doubt, (A) Damages attributable to a single course of conduct or related set of facts, events or circumstances that do not exceed the De Minimis Amount pursuant to Section 9.4(a) shall not be counted towards the calculation of the Deductible, and (B) Damages indemnifiable and actually paid by Parent on account of any breach of any Fundamental Representation shall not be counted towards the calculation of the Deductible);

(c)            in no event shall Parent’s aggregate Liability arising out of or relating to Section 9.2(a)(i) exceed $150,000,000 (the “Cap”); provided, however, that the Cap shall not apply to indemnification for Damages arising out of or resulting from any breach of any Fundamental Representation;

(d)            notwithstanding anything to the contrary in this Agreement, in no event shall Parent’s aggregate Liability arising out of or relating to Section 9.2(a)(i), Section 9.2(a)(ii) or Section 10.1 exceed the Purchase Price; provided, however, that the limitations set forth in this Section 9.4(d) shall not apply with respect to any breach of the covenants set forth in Section 1.6;

(e)            Parent shall not be liable for any Brazil Environmental Liabilities pursuant to Section 9.2(a)(iv) unless the aggregate amount of Damages incurred by Purchaser Indemnitees for all Brazil Environmental Liabilities otherwise subject to indemnification under this Agreement exceeds $3,000,000 (the “Brazil Environmental Deductible”), and then only to the extent such aggregate Damages exceeds such amount, and in no event shall Parent's aggregate Liability for such Damages exceed $35,000,000 (the “Brazil Environmental Cap”);

(f)            no Purchaser Indemnitee shall be entitled to indemnification under Section 10.1 or this Article IX to the extent a Liability or reserve relating to the matter giving rise to such Damages has been included in the calculation of the Closing Adjustment;

(g)            each Indemnified Party shall, to the extent required by applicable Law, have a duty to use commercially reasonable efforts to mitigate any Damages arising out of or relating to this Agreement or the transactions contemplated hereby upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto;

(h)            the amount of any Damages for which an Indemnified Party claims indemnification under this Agreement shall be reduced by the amount of (i) any insurance proceeds actually received (net of any deductibles) from third party insurers with respect to such Damages (provided that the amount of such insurance proceeds deemed to have been received will also be net of any increase in premium (and retro-premium adjustments) for such insurance policies to the extent arising out of or resulting from such Damages), (ii) any Tax Benefit that is actually realized in the year in which such Damages are incurred, which Tax Benefit is attributable to such Damages or to the facts giving rise to such Damages, and (iii) any indemnification, contribution, offset or reimbursement payments actually received from third parties with respect to such Damages; provided, that such Indemnified Party shall use its good faith efforts to obtain recoveries from insurers, including title insurers, and other third parties in respect of this Section 9.4(h). If an Indemnified Party (A) actually receives insurance proceeds from third party insurers with respect to such Damages or (B) actually receives indemnification, contribution, offset or reimbursement payments from third parties with respect to such Damages, in each case, at any time subsequent to any indemnification payment pursuant to Section 10.1 or this Article IX and subject to the limitations in the preceding sentence, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount actually received by such Indemnified Party;

(i)            in the event an Indemnified Party shall recover Damages in respect of a claim of indemnification under this Article IX or Section 10.1, no other Indemnified Party shall be entitled to recover the same Damages in respect of a claim for indemnification;

(j)            notwithstanding anything provided under applicable Law, no Party shall have any Liability (including, without limitation, under Article X or this Article IX) for, and Damages shall not include, (A) any incidental, consequential, special or indirect Damages or Damages based on lost profits or loss in value, except to the extent any such Damages were reasonably foreseeable or (B) any punitive Damages or Damages that are based on a multiple of earnings, in each case of clauses (A) and (B), except to the extent any such Damages are awarded and paid with respect to a Third Party Claim as to which a Party is entitled to indemnification under this Agreement.

Section 9.5                          Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.2 or Section 10.1 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by Law and any pertinent Contract, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 9.6                          Exclusivity.  After the Closing, the sole and exclusive remedy for any and all claims, Damages or other matters arising under, out of, or related to this Agreement or the transactions contemplated hereby, other than in the case of Fraud or willful and intentional breach, shall be the rights of indemnification set forth in Section 7.1(d), Section 10.1 and this Article IX only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law.  This Section 9.6 will not operate to interfere with or impede the operation of the covenants contained in this Agreement that by their nature are required to be performed after the Closing or with respect to a Party’s right to seek equitable remedies (including specific performance or injunctive relief).  The provisions of this Section 9.6, together with the covenants contained in this Agreement that by their nature are required to be performed after the Closing, were specifically bargained-for between the Sellers and Parent, on the one hand, and Purchaser, on the other hand, and were taken into account by the Parties in arriving at the Purchase Price.  Each Party, respectively, specifically relied upon the provisions of this Section 9.6 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth in Article IV (in the case of Parent and the Sellers) and Article V (in the case of Purchaser).

Section 9.7                          Characterization of Indemnity Payments.  The Parties agree that any indemnification payments made pursuant to Section 10.1 or this Article IX shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable Law.

Section 9.8                          Tax Indemnification Matters.  The provisions of Article IX will not apply to Tax indemnification matters, except to the extent otherwise provided in Section 10.7 below.

ARTICLE X

TAX MATTERS

Section 10.1                          Tax Indemnification.

(a)            From and after the Closing, Parent agrees to indemnify the Purchaser Indemnitees against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Purchaser Indemnitee to the extent arising out of or relating to:

(i)            any breach of any representation or warranty of Parent in Section 4.14 of this Agreement;

(ii)            any breach of any covenant or agreement made or to be performed by Parent or any of its Affiliates pursuant to this Agreement and relating to Taxes;

(iii)            all Taxes (other than Transfer Taxes described in Section 10.9) (A) imposed on or payable by or on behalf of the Purchased Companies or (B) imposed on or payable by or with respect to the Business, in each case allocable to any Pre-Closing Tax Period, including (for the avoidance of doubt) Taxes attributable to the transactions contemplated by Sections 1.6 and 3.3;

(iv)            all Taxes (other than Transfer Taxes described in Section 10.9) of Parent or any of its Affiliates (except for the Purchased Companies) for any taxable period;

(v)            all Taxes of a third party for which any Purchased Company becomes liable (A) as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group before the Closing or (B) as a transferee or successor, by Contract or otherwise, to the extent such Taxes described in this subclause (B) relate to an event or transaction occurring before the Closing; and

(vi)            all Transfer Taxes allocated to Parent under Section 10.9;

provided, however, that Parent shall have no obligation under this Article X (or Article IX) for any Taxes to the extent such Taxes arise from (1) an action taken or not taken by Parent or Sellers at the request of Purchaser, or (2) an action taken or not taken by Purchaser, its Affiliates or any Purchaser Indemnitee after Closing that (A) Purchaser or such Affiliate or Purchaser Indemnitee knew or should reasonably have known would give rise to such Taxes and (B) was outside of the ordinary course of business, in each case, other than (x) any action taken that is required or expressly permitted by this Agreement, (y) any action not taken that is prohibited by this Agreement and (z) any action taken or not taken that Parent consents in writing shall be so taken or not taken (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)            From and after the Closing, Purchaser agrees to indemnify Parent and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnitee to the extent arising out of or resulting from: (i) all Taxes (A) imposed on or payable by or on behalf of the Purchased Companies or (B) imposed on or payable by or with respect to the Business, in each case allocable to any Post-Closing Tax Period and (ii) any breach of any covenant or agreement made or to be performed by Purchaser pursuant to this Agreement and relating to Taxes.

(c)            For purposes hereof, in the case of any Straddle Tax Period: (A) Property Taxes of any Purchased Company or the Business allocable to the Pre-Closing Tax Period will be equal to the amount of such Property Taxes for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days during such period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire period, and (B) Taxes (other than Property Taxes) of any Purchased Company or the Business allocable to the Pre-Closing Tax Period will be computed (1) as if such taxable period ended on the Closing Date and (2) in the case of any such Taxes attributable to the ownership of any equity interest in a partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable applicable Law), as if the taxable period of that entity ended as of the close of business on the Closing Date.

(d)            Payment in full of any amount due from Parent or Purchaser under this Section 10.1 will be made to the Person to whom such amount is due in immediately available funds at least five Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within 30 days after written demand is made for such payment.

(e)            The indemnification obligations of the Parties under Section 10.1(a) and Section 10.1(b) shall survive until the expiration of the applicable Tax statute of limitations (giving effect to any validly obtained extensions); provided that such obligations shall survive the expiration of such statute if the Indemnified Party delivers written notice, setting forth in reasonable detail the nature of the applicable claim, to the other Party before the expiration of such statute.

Section 10.2                          Preparation and Filing of Tax Returns.

(a)            (i) Parent will timely prepare or will cause to be timely prepared (giving effect to any validly obtained extensions) (A) each combined, consolidated or unitary Tax Return that includes Parent or any of its Affiliates and any Purchased Company for any taxable period (a “Parent Group Return”), and (B) each Tax Return, other than a Parent Group Return, of any Purchased Company for any taxable period that ends on or before the Closing Date (a “Purchased Company Return”).  All Parent Group Returns to the extent relating to a Purchased Company and all Purchased Company Returns shall be prepared in a manner consistent with past practices of the applicable Purchased Company, except as otherwise required by applicable Law or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local or non-U.S. applicable Law).

(ii)            Parent will timely file or will cause to be timely filed all Parent Group Returns and all Purchased Company Returns that are required to be filed on or before the Closing Date (giving effect to any validly obtained extensions) and will timely pay or cause to be paid all Taxes shown as due on all such Tax Returns.

(iii)            In the case of any Parent Group Return that (A) is required to be filed after the Closing Date (giving effect to any validly obtained extensions) and (B) includes a Purchased Company, Parent will deliver a draft of portions or excerpts of such Parent Group Return (or a pro forma Tax Return) relating solely to the Purchased Company, including all reasonably necessary workpapers, to Purchaser no later than 10 Business Days before the due date (giving effect to any validly obtained extensions) thereof, and Purchaser shall be entitled to deliver to Parent any reasonable comments within 5 Business Days after receipt of such draft.  Parent will timely file or will cause to be timely filed, and will pay or will cause to be paid all Taxes shown as due on any such Parent Group Return.

(iv)            In the case of any Purchased Company Return that is required to be filed (giving effect to any validly obtained extensions) by any of the Purchased Companies after the Closing Date, Parent will deliver a draft of such Purchased Company Return to Purchaser no later than 10 Business Days before the due date (giving effect to any validly obtained extensions) thereof, and Parent will consider in good faith any reasonable comments delivered by Purchaser within 5 Business Days of delivery of such draft and, to the extent Parent accepts any such comments, Parent will deliver a revised draft of such Purchased Company Return to Purchaser.  Purchaser will timely file or cause to be filed all such Purchased Company Returns in the form provided by Parent; provided that if Purchaser believes in good faith that filing any such Purchased Company Return would reasonably be expected to result in the imposition of criminal penalties on Purchaser or any of its Affiliates, Purchaser will be entitled to make such changes as Purchaser reasonably believes are necessary to avoid such penalties.  Parent will pay to Purchaser, in accordance with Section 10.1(c), the amount shown as due on the applicable Purchased Company Return and Purchaser will timely remit such amount to the applicable Taxing Authority.

(b)             (i) Purchaser will timely prepare or will cause to be timely prepared each Tax Return of any Purchased Company for any Straddle Tax Period that is not a Parent Group Return (a “Purchaser Return”).  Purchaser will deliver a draft of each Purchaser Return, including all reasonably necessary workpapers (accompanied by an allocation between the Pre-Closing Tax Period and the Post-Closing Tax Period of the Taxes shown to be due on such Tax Return), to Parent as soon as reasonably practicable and, in the case of an Income Tax Return, no later than 10 Business Days before the due date (giving effect to any validly obtained extensions) thereof, and Purchaser will incorporate any reasonable comments delivered by Parent within 5 Business Days after delivery of such draft; provided that if Purchaser believes in good faith that incorporating any such comments would reasonably be expected to result in the imposition of criminal penalties on Purchaser or any of its Affiliates, Purchaser will not be required to incorporate such comments.  All Purchaser Returns shall be prepared in a manner consistent with past practices of the applicable Purchased Company, except as otherwise required by applicable Law or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local or non-U.S. applicable Law).

(ii)            Parent will pay to Purchaser the portion (determined in accordance with Section 10.1(c)) of the amount shown as due on any Purchaser Return for which Parent has an indemnification obligation pursuant to Section 10.1(a) and Purchaser will timely remit such amount to the applicable Taxing Authority.

(c)            If and to the extent permitted by applicable Law, each Purchased Company shall elect to close each taxable period on or as of the Closing Date for Tax Purposes.

Section 10.3                          Refunds, Credits and Carrybacks.

(a)            (i)            Parent will be entitled to any refund or credit of any Taxes related to a Pre-Closing Tax Period, and Purchaser will be entitled to any refund or credit of any Taxes related to a Post-Closing Tax Period; provided that each Party will be entitled to any refund of any Taxes (A) that such Party (or any of its Affiliates) has paid after the Closing and for which such Party (and its Affiliates) did not receive an indemnity payment pursuant to Section 10.1 or (B) with respect to which such Party (or any of its Affiliates) has made an indemnity payment pursuant to Section 10.1.

(ii)            In furtherance of Section 10.6 (Cooperation), if either Party (A) reasonably believes that it or the other Party may obtain from a Taxing Authority a refund or credit to which the first Party is entitled pursuant to Section 10.3(a)(i) or (B) reasonably believes that the other Party may be entitled to a refund or credit pursuant to Section 10.3(a)(i), then, in either case, the first Party shall notify the other Party of such belief, and both Parties shall cooperate in good faith to obtain such refund or credit; provided that the other Party shall not be required to pursue any claim for a refund or credit if such Party believes in good faith that such refund or credit is not at least more likely than not available under applicable Tax law.

(iii)            The Parties agree that any deduction in respect of or attributable to items included in the Change of Control Payment Amount (or items that would be included in the Change of Control Amount but for such items being paid by Parent or any of its Affiliates) shall accrue for U.S. federal income tax purposes in a Pre-Closing Tax Period, and the Parties agree not to take a contrary position on any U.S. federal income Tax Return.

(b)            Purchaser will cause each Purchased Company promptly to forward to Parent or to reimburse Parent for any refunds or credits due Parent or any Affiliate of Parent (pursuant to the terms of this Article X) after receipt thereof, and Parent will promptly forward to Purchaser or reimburse Purchaser for any refunds or credits due Purchaser (pursuant to the terms of this Article X) after receipt thereof, in each case, net of all reasonable costs incurred in connection with obtaining such refunds or credits and all Taxes imposed as a result of receiving such refunds and credits; provided, however, that if any portion of such refunds or credits are subsequently disallowed by any Taxing Authority, then amounts previously paid hereunder in respect thereof shall be promptly reimbursed by the payee to the payor.

(c)            Unless required by applicable Law, neither any Purchased Company nor Purchaser (including its Affiliates) will carry back any item of loss, deduction or credit that arises in any taxable period ending after the Closing Date, into any Pre-Closing Tax Period, and notwithstanding any other provision in this Agreement, any Tax refund or credit obtained by reason of such carry back shall become the property of Parent.

Section 10.4                          Tax Contests.

(a)            (i) If any Governmental Authority asserts a Tax Claim, then the Party hereto first receiving notice of such Tax Claim promptly will provide written notice thereof to the other Party hereto; provided, however, that the failure of such Party to give such prompt notice will not relieve the other Party of any of their obligations under this Article X, except to the extent that the other Party is actually prejudiced thereby.  Such notice will specify in reasonable detail the basis for such Tax Claim to the extent the Party giving such notice is aware of such basis and will include a copy of the relevant portion of any correspondence received from the Governmental Authority.

(ii) Any Party seeking indemnification under this Article X with respect to any indemnity claim provided for in Section 10.1 shall (A) promptly notify the other Party of such intent to claim such indemnity, and (B) within 15 days of giving such notice transmit to such other Party a written notice (a “Tax Claim Notice”) describing in reasonable detail the nature of the claim, a copy of all supporting documentation with respect to such claim (if any), the basis of such indemnity request and an estimate of any Damages suffered with respect thereto (if available).  Notwithstanding the foregoing, the delay or failure to give the notice provided in this Section 10.4(a)(ii) will not relieve any Party of its obligations under this Article X, except to the extent such Party is actually prejudiced by such delay or failure.

(b)            Parent will have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any Governmental Authority (a “Tax Proceeding”) in respect of a Purchased Company or the Business for any taxable period that ends on or before the Closing Date; provided, however, that Purchaser will be entitled to participate, at its own expense, in such Tax Proceeding and receive copies of any written materials relating to such Tax Proceeding received from the relevant Governmental Authority, and Parent will not settle, compromise or abandon any such Tax Proceeding (or portion thereof) that relates to a Purchased Company without obtaining the prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, of Purchaser.

(c)            In the case of a Tax Proceeding for a Straddle Tax Period of a Purchased Company or the Business, the Controlling Party will have the right to control, at its own expense, such Tax Proceeding; provided, however, that (i) the Non-Controlling Party will be entitled to participate in such Tax Proceeding, at its own expense, if such Tax Proceeding could have an adverse impact on the Non-Controlling Party or any of its Affiliates and (ii) the Controlling Party will not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, of the Non-Controlling Party.

(d)            Purchaser will have the right to control, at its own expense, any Tax Proceeding involving a Purchased Company other than a Tax Proceeding described in clauses (b) or (c) of this Section 10.4.

(e)            In the event that Parent, with respect to a Tax Proceeding identified in Section 10.4(b), or the Controlling Party, with respect to a Tax Proceeding identified in Section 10.4(c), does not assume control of such Tax Proceeding, then (A) the other Party shall be entitled to control such Tax Proceeding and (B) the Party that does not assume control shall have no consent rights as to any settlement, compromise or abandonment of such Tax Proceeding unless the Parties agree otherwise in writing.

Section 10.5                          Consolidated Returns.  Notwithstanding any other provision of this Agreement, (a) Parent and its Affiliates will be entitled to control in all respects, and neither Purchaser nor any of its Affiliates will be entitled to participate in, any Tax Proceeding with respect to any U.S. federal, state, local or non-U.S. jurisdictional consolidated, combined or unitary Tax Return that includes Parent or any Affiliate of Parent, other than any Tax Return that includes solely one or more Purchased Companies, and (b) neither Parent nor any of its Affiliates will be required to provide any Person with any consolidated, combined or unitary Tax Return or copy thereof that includes Parent or any of its Affiliates (other than the Purchased Companies); provided, however, that to the extent that such Tax Returns would be required to be delivered but for this Section 10.5, the Person that would be required to deliver such Tax Returns will instead deliver portions or excerpts thereof (or pro forma Tax Returns) relating solely to the Purchased Companies.

Section 10.6                          Cooperation.  Each Party will, and will cause its Affiliates to, provide to the other parties such cooperation, documentation and information as any of them reasonably may request in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or an indemnity obligation under this Article X or a right to refund of or credit for Taxes, (c) conducting any Tax Proceeding, (d) determining an allocation of Taxes between a Pre-Closing Tax Period and Post-Closing Tax Period or (e) applying any benefit, exemption, reduction or similar treatment available under applicable Law, including international treaties.  Such cooperation and information will include, among other actions and information, providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, that any such Party may possess.  Each Party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or before the Closing Date until 90 days following the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate.  Thereafter, the Party holding such Tax Returns or other documents may dispose of them.  Each Party will make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

Section 10.7                          Coordination.  Claims for indemnification with respect to Taxes will be governed by this Article X, Section 9.4(d), Section 9.4(f) thorough (j) and Sections 9.5 through 9.8. (but not by any other provision of Article IX).

Section 10.8                          Tax Treatment of Payments.  The Sellers and Purchaser and their respective Affiliates will treat any and all payments under Article IX or this Article X as an adjustment to the Purchase Price for Tax purposes unless they are required to treat such payments otherwise by applicable Tax laws.

Section 10.9                          Sales and Transfer Taxes.  Purchaser and Parent will each be responsible for 50% of all sales, use, value-added, business, goods and services, transfer, real estate transfer, documentary, conveyance or similar Taxes or expenses that may be imposed as a result of the sale and transfer of the Purchased Equity Interests and the Acquired Assets (including any stamp duty or other tax chargeable in respect of any instrument transferring property and any taxes (other than Income Taxes) payable in connection with the sale and transfer of the Intellectual Property), together with any and all penalties, interest and additions to tax with respect thereto (“Transfer Taxes”), and Parent and Purchaser will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax Laws.  Notwithstanding the foregoing, Purchaser, and not Parent, will be responsible for 100% of any Transfer Taxes to the extent Purchaser is entitled to recover such Transfer Taxes from the applicable Taxing Authority.

Section 10.10                                        Other Tax Provisions.

(a)            No Elections under Code Sections 336 or 338(h)(10).  The Parties hereto agree that (i) no elections pursuant to Section 336(e) or 338(h)(10) of the Code shall be made by Sellers or Purchaser with respect to Purchaser’s purchase of any Purchased Equity Interest and (ii) Purchaser shall, to the extent allowable under applicable Law, make or cause to be made (and Parent shall cooperate with Purchaser in making or causing to be made) an election pursuant to Section 338(g) of the Code with respect to the purchase of (A) Irwin Industrial Tool Ferramentas do Brasil Ltda. and (B) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), any other Purchased Company that is treated as a foreign corporation for U.S. federal income Tax purposes.  If Purchaser or any of its Affiliates makes any election pursuant to Section 338(g) of the Code and this Section 10.10(a), Purchaser shall provide Parent with a copy of Form 8023 Election under Section 338 for Corporations Making Qualified Stock Purchases as soon as is practical following the filing of such form with the IRS.

(b)            Tax Sharing Agreements. At least one day prior to the Closing Date, all Tax sharing agreements and similar arrangements between (A) any Purchased Company on the one hand, and (B) Parent or any of its Affiliates (other than a Purchased Company) on the other hand, may be satisfied and will be terminated and will have no further effect for any Tax period (whether past, present or future), and, after the Closing, no additional payments will be made thereunder with respect to any Tax period, whether in respect of a redetermination of liability for Taxes or otherwise.  Parent shall, and shall cause the other Sellers to, take all steps necessary to ensure that each such termination is effective in the manner described above.

(c)            Other Tax Elections. Parent shall make, or cause to be made, the elections described in items 1 and 2 of Section 6.1(a) of the Seller Disclosure Letter.

ARTICLE XI

TERMINATION

Section 11.1                          Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a)            by written consent of Parent and Purchaser;

(b)            by Parent or Purchaser if any Closing Legal Impediment shall be in effect and shall have become final and nonappealable; provided, that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, such order, decree, ruling, injunction or other Action;

(c)            by Parent or Purchaser if any of the conditions set forth in Sections 8.1, 8.2 and 8.3 of this Agreement, as applicable, have not been satisfied or waived on or prior to the date that is 10 months after the Effective Date (the “Initial Outside Date” and, as the same may be extended in accordance with this Section 11.1(c), the “Outside Date”); provided, that, if on the Initial Outside Date all of the conditions set forth in Sections 8.1, 8.2 and 8.3 have been satisfied or waived, other than the conditions (i) that by their nature are to be satisfied by actions to be taken at the Closing and (ii) set forth in Section 8.1(a) (but solely with respect to Closing Legal Impediments arising with respect to Antitrust Laws) or Section 8.1(b), then either Party may elect to extend the Initial Outside Date to the date that is 90 days following the Initial Outside Date by providing written notice thereof to the other Party on or prior to the Initial Outside Date; provided, further, that this right of termination shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of any such conditions to be satisfied before such date;

(d)            by Purchaser upon written notice to Parent, in the event of a breach of any representation, warranty, covenant or agreement on the part of Parent, such that the conditions specified in Section 8.2 would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Parent within 30 days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the applicable Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(e)            by Parent upon written notice to Purchaser, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser, such that the conditions specified in Section 8.3 would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Purchaser within 30 days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the applicable Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if Parent is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 11.2                          Procedure upon Termination.  In the event that this Agreement is terminated by Purchaser or Parent pursuant to Section 11.1, written notice thereof shall forthwith be given to the other Party in accordance with Section 11.1 and Section 13.6, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by Parent or Purchaser.

Section 11.3                          Effect of Termination.

(a)            Except as otherwise set forth in this Section 11.3, in the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no further force or effect, without any Liability on the part of any Party hereto or its Affiliates, officers, directors or stockholders, other than the Liability of Parent or Purchaser, as the case may be, for any willful breach of this Agreement occurring prior to such termination. Notwithstanding the foregoing, the provisions of Section 6.4, Section 6.6, Section 6.12, this Article XI, Article XII, Article XIII and the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 11.1 and remain valid and binding obligations of the Parties.

(b)            If this Agreement is terminated (i) by Parent or Purchaser pursuant to Section 11.1(b) due to actions arising under any Antitrust Law; (ii) by Parent pursuant to Section 11.1(e) due to a willful and material breach by Purchaser of Section 6.3, which breach results in the conditions set forth in Section 8.1  (but only, in the case of Section 8.1(a), if the failure to meet such condition is a result of any Antitrust Law) being incapable of being satisfied; or (iii) by Parent or Purchaser pursuant to Section 11.1(c) (in the case of termination by Purchaser, only under circumstances in which Parent has a concurrent right to terminate pursuant to Section 11.1(c)) and as of the Outside Date, (A) one or more of the conditions set forth in Section 8.1 has not been satisfied (but only, in the case of Section 8.1(a), if the failure to meet such condition is a result of any Antitrust Law) and (B) all of the other conditions set forth in Article VIII have been satisfied or waived (other than any such conditions which by their nature cannot be satisfied until the Closing Date but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination), then Purchaser will, within three Business Days following any such termination, pay to Parent in cash by wire transfer in immediately available funds to an account designated by Parent a termination fee in an amount equal to $19,500,000 (the “Regulatory Fee”).

(c)            Parent acknowledges and agrees that in no event shall Purchaser be required to pay the Regulatory Fee on more than one occasion. In the event the Regulatory Fee is paid to Parent in accordance with this Section 11.3, except in the case of a material breach by Purchaser of Section 6.3, such payment shall be the sole and exclusive remedy of Parent and its Subsidiaries, stockholders and Representatives against Purchaser or any of its Subsidiaries, stockholders and Representatives with respect to the termination, event or breach giving rise to that payment.

ARTICLE XII

CERTAIN DEFINITIONS

Section 12.1                          Certain Definitions.  The following terms, as used in this Agreement, have the following meanings:

“Accounting Principles” means GAAP, as applied using the same accounting methods, policies, principles, practices and procedures (including classifications, judgments and estimation methodologies) as were used in the preparation of the Financial Statements, except as otherwise provided for in Exhibit 12.1(A). In the event of a conflict between GAAP and the Accounting Principles, the Accounting Principles shall control.

“Action” means any action, claim, suit, arbitration, investigation or proceeding, in each case, by or before any Governmental Authority.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto.  For purposes of the foregoing, (a) for all periods prior to the Closing, neither Purchaser, on the one hand, nor the Purchased Companies, on the other hand, will be treated as an Affiliate of the other, and (b) for all periods after the Closing, neither Parent, on the one hand, nor the Purchased Companies, on the other hand, will be treated as an Affiliate of the other.

“Affiliate Arrangements” means (a) all Contracts, arrangements, commitments or transactions between Parent or any of its Affiliates (other than a Purchased Company), on the one hand, and a Purchased Company, on the other hand and (b) all Contracts, arrangements, commitments or transactions (other than employment Contracts) between any director, officer or stockholder of Parent or any of its Affiliates (other than a Purchased Company), on the one hand, and a Purchased Company, on the other hand, in each case of clause (a) and (b) which is currently in effect.

“Ancillary Agreements” means the Transition Services Agreement, the Bailment Agreement and the Excluded Transfer Documents.

“Antitrust Laws”  means applicable supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the purchase and sale of the Purchased Equity Interests and the other transactions contemplated by this Agreement, including without limitation, the HSR Act and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Asset Sellers” means Parent and each Subsidiary of Parent listed on Exhibit 12.1(B).

“Assumed Benefit Plan” means each Employee Benefit Plan or portion thereof (i) sponsored by one of the Purchased Companies as of the Closing, (ii) that Purchaser or any of its Affiliates has expressly agreed to assume pursuant to Article VII of this Agreement or (iii) that Purchaser or any of its Affiliates is required to assume under applicable Laws or any applicable Union Contract; provided however, that no defined UK Pension Scheme is an Assumed Benefit Plan.

“Assumed Foreign Benefit Plan” means each Assumed Benefit Plan that is not an Assumed U.S. Benefit Plan.

“Assumed U.S. Benefit Plan” means each Assumed Benefit Plan that is sponsored, maintained or contributed to by Parent or any of its Affiliates primarily for the benefit of current or former Business Employees based primarily in the United States (including Puerto Rico).

“Brazil Environmental Liabilities” means all Liabilities to the extent arising or resulting from any Release of Hazardous Substances prior to the Closing at, on, under or from the Brazil Manufacturing Facility, including any (i) post-Closing exposure to or migration of any such Release, (ii) such Release identified in whole or in part in the Brazil Phase II or subsequent investigations, (iii) such Release from the facility's wastewater discharge or treatment equipment and infrastructure (and including any discharges in violation of applicable Environmental Law resulting from the status quo operation of such equipment and infrastructure during the 180 day period following the Closing) and (iv) Actions arising or resulting from any such Release.

“Brazil Manufacturing Facility” means the real property and facility located at the commonly known street address of Av. Presidente Kennedy, 1049, Carlos Barbosa, RS, Brazil, including all underlying and associated land, buildings, fixtures, equipment and other improvements thereon and appurtenant thereto.

“Brazil Phase II” means the Confirmatory Environmental Investigation (Environmental Site Assessment - Phase II), IRWIN INDUSTRIAL TOOLS Carlos Barbosa – RS, Brazil, prepared for Newell Brands by CH2M do Brasil Engenharia Ltda., dated October 2016.

“Business” means the development, manufacture, distribution and sale of hand tools, power tool accessories, industrial bandsaw blades, and tools for HVAC/R systems, as conducted by the Purchased Companies and the Asset Sellers under the brands Irwin®, Lenox® and hilmor™ and private label brands in what is referred to as the “Tools” segment.

“Business Assets” means (a) the assets, properties and rights of the Purchased Companies (in each case, except to the extent a Separation Asset) and (b) the Acquired Assets.

“Business Contract” means any Contract (a) to which a Purchased Company is party (in each case, except to the extent a Separation Asset) or (b) to which an Asset Seller is party and of the type described in Section 1.2(g).

“Business Days” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are required to or may be closed.

“Business Employee” means each individual, other than the individuals set forth on Exhibit 12.1(E), who is employed by an Asset Seller or a Purchased Company, in each case whose employment duties are primarily connected to performance of services for the Business, including all such employees absent due to vacation, holiday, sickness, short term disability, long term disability or approved leave of absence; provided, however, that “Business Employee” will not include any individual whose employment is transitioned from a Purchased Company to an Affiliate thereof (other than another Purchased Company) pursuant to the Excluded Transfer Documents.

“Business Inventory” means (a) the Inventory and (b) inventories of raw materials, work-in-process, finished goods and packaging materials of a Purchased Company as of immediately prior to the Closing (in each case, except to the extent a Separation Asset).

“Business IP” means any Intellectual Property that is included in the Acquired Assets, any licenses to use Intellectual Property that are included in the Acquired Assets and, except to the extent a Separation Asset, any Intellectual Property owned by or licensed to a Purchased Company.

“Capital Stock” means any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including stock appreciation, contingent interest or similar rights) of a Person.

“Cash” means the consolidated cash and cash equivalents (including marketable securities and short-term investments) of the Purchased Companies as of immediately prior to the Closing.  Notwithstanding the previous sentence, cash on hand shall (A) be calculated net of uncleared checks and drafts issued by the Purchased Companies (to the extent a corresponding amount has been released from accounts payable), and (B) include uncleared checks and drafts received or deposited for the account of the Purchased Companies.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”

“Change of Control Payment Amount” means the aggregate amount of all change of control, bonus, severance or other similar payments that are payable by Purchaser or any of its Affiliates (including, after the Closing, any Purchased Company) to any Participant solely as a result of the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, or any related event that occurs on or prior to the Closing (such as a termination of a Participant’s employment or service by Parent and its Affiliates on or prior to the Closing) whether payable before, on or after the Closing Date and, in each case, any employer-paid portion of any employment or payroll taxes related thereto.

“Closing Adjustment” means an amount equal to: (A) the Working Capital Adjustment (which may be a negative number), plus (B) the Cash, minus (C) the Outstanding Indebtedness, minus (D) the Change of Control Payment Amount (to the extent unpaid as of the Closing).

“Closing Net Working Capital” means the Net Working Capital as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means any person that, together with Parent or any of its Affiliates is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment or arrangement, whether written or oral.

“Controlled Group Liability” means any and all Liabilities of Parent and its Affiliates, including, for Liabilities related to periods ending on or prior to the Closing, the Purchased Companies: (i) under Title IV of ERISA, including any withdrawal liability to a Multiemployer Plan related to events on or prior to the Closing, regardless of when such withdrawal liability is assessed, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) any foreign Law similar to the foregoing clauses (i) through (iv).

“Controlling Party” means (a) with respect to Tax Proceedings described in Section 10.4(b), Parent, and (b) with respect to Tax Proceedings described in Section 10.4(c), whichever of Parent or Purchaser is reasonably expected to bear the greater Tax liability in connection with a Straddle Tax Period Tax Proceeding.

“Customer Programs” means any customer programs and/or related arrangements primarily related to the Business, whether written or oral, including discounts, allowances, rebates, promotions, advertising allowances, customer credits and coupons, but excluding amounts or claims regarding defective products, product warranty or product returns.

“Damages” means all damages, Liabilities, awards, losses, Taxes, fines, fees, interest, penalties, costs and expenses, including reasonable attorneys’ fees and expenses incurred in investigating or defending a claim, whether or not based on contract, tort, warranty claims or otherwise.

“Desktop Software” means non-customized, off-the-shelf third-party computer software that is licensed for use on desktop or laptop “PC-class” computers or related local area network servers with a license fee no greater than $20,000 other than by a written agreement executed by the licensee, and includes software licensed by shrink wrap or click wrap licenses, the Microsoft Windows class of operating system software, and Microsoft Office or similar office productivity software (including individual programs contained therein).

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Employee Benefit Plan” means (a) an employee benefit plan (as such term is defined in Section 3(3) of ERISA or similar Laws in other countries), other than a Multiemployer Plan, (b) other plans, agreements or arrangements providing welfare (including health, dental, vision, life and disability), pension, retirement, change of control, retention, severance, deferred compensation, or vacation payments or benefits, and (c) profit-sharing, bonus, stock option or stock appreciation plans, agreements or arrangements or similar forms of incentive compensation, in each case sponsored, maintained, contributed to or entered into or required to be sponsored, maintained, contributed to or entered into by Parent or any Commonly Controlled Entity for the benefit of any Participant or under which Parent, the Purchased Companies or any Commonly Controlled Entity has any Liability with respect to any Participant, or under which any Purchased Company has any Liability. Notwithstanding the foregoing, “Employee Benefit Plan” will not include any statutory plan or arrangement or similar employee benefits required by Law.

“Employee on Disability Leave” shall mean any Business Employee who is employed primarily in the United States and who, as of the Closing Date, (x) is on long-term disability leave or (y) has incurred a disabling event that would entitle such Business Employee to benefits under the long-term disability plan of Parent and its Affiliates; provided, however, that the term “Employee on Disability Leave” shall exclude any Business Employee whose employment is required to transfer as of the Closing Date to Purchaser and its Affiliates pursuant to applicable Law or any applicable Union Contract.

“Encumbrances” means options, pledges, security interests, liens, mortgages, charges, claims or other encumbrances or restrictions.

 “Environmental Laws” means Laws or Judgments relating to (a) the protection of the environment or human health, (b) emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into or through the environment or (c) the identification, generation, manufacture, processing, distribution, labeling, migration, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act (“RCRA”) the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Clean Air Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Oil Pollution Act of 1990 and the Endangered Species Act, all as amended from time to time, together with all state, local, Foreign or other similar or analogous Laws promulgated or issued by any Governmental Authority and any implementing regulations with respect thereto, including the California Drinking Water and Toxic Enforcement Act of 1986.

“Environmental Permits” means all Permits required under Environmental Law for the conduct of the Business or the ownership or operation of the Acquired Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts Receivable” means (a) the Retained Accounts Receivable and (b) such accounts and notes receivable that constitute Separation Assets.

“Fraud” means (a) with respect to Parent, that (i) a representation and warranty made by Parent was false when made, (ii) to the Knowledge of Parent, such representation and warranty was false when made, (iii) Parent had an intent to induce Purchaser to act or refrain from acting in such context and (iv) Purchaser acted in justifiable reliance on such representation and warranty, and (b) with respect to Purchaser, that (i) a representation and warranty made by Purchaser was false when made, (ii) to the knowledge of Purchaser, such representation and warranty was false when made, (iii) Purchaser had an intent to induce Parent to act or refrain from acting in such context and (iv) Parent acted in justifiable reliance on such representation and warranty.

“Fundamental Representations” means the representations and warranties of Parent contained in Sections 4.1 (Organization, Existence and Good Standing; Capitalization of Purchased Companies), 4.2 (Authorization, Validity and Execution), 4.3(a) (No Violations), 4.11(b) through (e) (Sufficiency of Assets) and 4.22 (Brokers).

“GAAP” means United States generally accepted accounting principles.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, approvals, waivers, registrations, permits, orders, clearances, terminations or expirations of waiting periods, or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means (a) any national, federal, state, county, municipal or foreign or supranational government, or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government, and (c) any arbitrator or arbitral body or panel, department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction.

“Hazardous Substance” means any chemical, pollutant, contaminant, waste, substance or material, or any mixture thereof, that is regulated by, subject to, or deemed hazardous or toxic under any Environmental Law, including asbestos and asbestos-containing materials, chlorinated solvents, metals, polychlorinated biphenyls (PCBs), lead, radon and other radioactive substances, urea formaldehyde, waste oil and petroleum products and by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” means U.S. federal, state or local or foreign net income or capital gain Taxes (but not any gross income Taxes and not any withholding Taxes or payroll, employment or employee Taxes), together with any interest or penalties imposed with respect thereto.

“Intellectual Property” means any (a) utility and design patents, (b) trademarks, service marks, trade names, brand names, trade dress, slogans, logos, internet domain names, social media identifiers, together with all goodwill associated therewith, (c) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, proprietary information, trade secrets, and confidential information, whether or not patented or patentable, (d) copyrights, writings and other copyrightable works and works in progress, databases and software, (e) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (f) all registrations and applications for registration of any of the foregoing, and (g) any renewals, extensions, continuations, continuations-in-part, divisionals, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world.

“Judgment” means any judgment, award, order, writ, injunction, legally binding agreement with a Governmental Authority, stipulation or decree.

“Law” means any statute, law (including common law), ordinance, rule, regulation, order or decree promulgated by any Governmental Authority, including, for the avoidance of doubt, TUPE.

“Material Adverse Effect” means any state of facts, change, effect, event or condition (each, an “Effect”) that is materially adverse to the business, assets, financial condition or results of operations of the Business, taken as a whole; provided, however, that no Effect shall be considered when determining whether a Material Adverse Effect has occurred to the extent such Effect resulted or arose from any of the following: (a) the execution, announcement or pendency of the transactions contemplated by this Agreement, including any impact thereof on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees (provided that this clause (a) shall not apply with respect to Section 8.2(a) insofar as it relates to Section 4.3); (b) conditions affecting the industry in which the Business participates, the U.S. economy as a whole or the markets in which the Business operates; (c) any change in applicable Laws or the interpretation thereof; (d) any change in GAAP or other accounting requirements or principles or any change in related Laws or the interpretation thereof; (e) any national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States; (f) any change in conditions in the United States, foreign or global financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any market index or any change in interest or exchange rates); (g) any hurricane, earthquake, flood or other natural disasters; or (h) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the Effective Date (provided that this clause (h) shall not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect), but in the case of clauses (b), (c), (d), (e), (f), and (g), only to the extent any such Effects do not have a disproportionate adverse impact on the Business relative to other Persons in the industries in which the Business operates.

“Net Working Capital” means (A) the sum of the total current assets of the Purchased Companies and the total current assets included in the Acquired Assets as of the applicable date minus (B) the sum of the total current liabilities of the Purchased Companies and the total current liabilities included in the Assumed Liabilities as of the applicable date, in each case, calculated in accordance with the Accounting Principles; provided, however, that total current assets will not include (without duplication) (1) any Cash, (2) any Excluded Assets, (3) any Separation Assets, or (4) any Tax asset, and total current liabilities will not include (without duplication) (1) any item included in the Outstanding Indebtedness, (2) any Excluded Liability, (3) any Separation Liability or (4) any Tax liability, other than payroll Taxes.

“Non-Controlling Party” means whichever of Parent or Purchaser is not the Controlling Party with respect to a Tax Proceeding described in Section 10.4.

“Non-US Pension Plan” means each Employee Benefit Plan that is maintained outside of the United States and that is (i) a defined benefit pension plan or (ii) a benefit plan that is subject to minimum funding standards under applicable Laws.

“Outstanding Indebtedness” means, the following Liabilities, without duplication, of (a) the Asset Sellers, but only to the extent assumed by Purchaser pursuant to Section 1.4, and (b) the Purchased Companies: (i) all Liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments; (ii) all Liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of an unrelated third-party of a type described in clauses (i) and (ii) above only to the extent of the obligation actually drawn down or borrowed; (iii) all Liabilities in respect of cash or bank overdrafts to the extent not already netted out in the calculation of Cash; (iv) all Liabilities under conditional sale or other title retention agreements relating to property or assets purchased and any other obligations for the deferred purchase price of property or services; (v) all lease obligations that are required to be capitalized in accordance with GAAP (provided that only such capitalized amount shall be considered Outstanding Indebtedness hereunder) (for the avoidance of doubt, the issuance of FASB Accounting Standards Update No. 2016-02, Leases, ASC Topic 842, will be disregarded for the purposes of this clause (v)); (vi) interest rate or currency obligations, including swaps, hedges or similar agreements (valued at the termination cost thereof); (vii) to the extent not released and canceled as of the Closing, guarantees of any such Liabilities of any other Person; and (viii) all penalty payments, premiums, charges, yield maintenance amounts and other expenses (1) payable as a result of or in connection with the prepayment of any obligations of the types referred to in clauses (i) through (vii) (assuming for purposes of calculating such amounts that such prepayment occurs immediately prior to or at the time of the Closing), or (2) in respect of obligations of the types referred to in clauses (i) through (vii) above that are triggered or accelerated solely as a result of the transactions contemplated hereby, in each case as measured as of immediately prior to the Closing and specifically excluding any Excluded Liabilities.

“Participant” means (a) any Business Employee, (b) solely for purposes of the definitions of Assumed Benefit Plan and Non-US Pension Plan, any current or former officer or employee of Parent or any of its Affiliates who provides or has provided services primarily with respect to the Business or (c) a current director of a Purchased Company who is not otherwise described in (a) or (b).

“Peg Net Working Capital” means $213,000,000.

“Permit” means any approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Encumbrances” means (a) (i) Encumbrances for Taxes, assessments or governmental charges or levies on property not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, repairmen’s and other like Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and (iii) Encumbrances arising under equipment leases with third parties entered into in the ordinary course of business; (b) restrictions contained in leases, subleases and similar Contracts listed in Section 4.8(a)(iii) of the Seller Disclosure Letter; (c) Encumbrances consisting of zoning or planning restrictions, Permits and other governmental or non-governmental restrictions or limitations on the use of real property or irregularities in title thereto, to the extent such restrictions do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of such real property in the operation of the Business as currently conducted; (d) easements, covenants, rights of way, conditions and other similar restrictions of record affecting title to any Owned Real Property or Leased Real Property to the extent such restrictions do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the related real property in the operation of the Business as currently conducted, (e) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrance thereon, and (ii) any Encumbrance permitted under the applicable lease agreement and any ancillary documents thereto, to the extent such restrictions do not and would not reasonably be expected to, individually or in the aggregate, materially impair the use of the related Leased Real Property in the operation of the Business as currently conducted; (f) Encumbrances created by Purchaser or its successors and assigns; and (g) non-exclusive licenses to Intellectual Property granted in the ordinary course of business and consistent with past practice.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Property Taxes” means real, personal, and intangible ad valorem property Taxes.

“Purchased Companies” means the Subsidiaries of Parent listed on Exhibit 12.1(C).

“Purchased Equity Interests” means the issued and outstanding Capital Stock of the Purchased Companies.

“Purchaser Designee” means any Subsidiary of Purchaser designated by Purchaser as purchaser of one or more of the Purchased Equity Interests or Acquired Assets on or prior to the Closing Date pursuant to Section 13.2.

“RCRA” has the meaning set forth in the definition of “Environmental Laws.”

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” means a Party’s accountants, counsel, consultants, advisors and agents.

“Restricted Business” means the development, manufacture, design, sale and distribution of industrial and cutting tools, hand tools, power tool accessories, industrial bandsaw blades and tools for HVAC/R systems, as conducted by Parent and certain of its Subsidiaries in what is referred to as the “Tools” segment.

“Retained Accounts Receivable” means all accounts and notes receivable of an Asset Seller that are related to the Business to the extent such right to receive payment arose prior to the Closing Date, other than (i) receivables for royalties arising under any license agreement related to the Business, (ii) receivables in respect of any deposit made with third parties and (iii) receivables from Transferred Employees.

“Retained Business” means (i) the DYMO Business and (ii) the manufacture, design, sale and distribution of labeling products and solutions and tools of the type sold by Parent’s fishing products business or otherwise primarily intended for use in fishing activities.

“Seller Disclosure Letter” means the disclosure letter delivered by Parent to Purchaser prior to the execution of this Agreement and dated the Effective Date.

“Seller Environmental Liabilities” means all Environmental Liabilities to the extent arising out of or resulting from (a) the Excluded Assets, the Separation Assets, or any real property, entity or business that was formerly owned, leased or operated (excluding, for the avoidance of doubt, any Owned Real Property and Leased Real Property but in all cases including any real property that, as of the Closing, is currently owned or leased by any Asset Seller or Purchased Company but has been closed or at which Business operations have ceased) by (i) any Asset Seller in connection with the Business or (ii) any Purchased Company, in each case, whether arising prior to or after the Closing, including, for the avoidance of doubt, any real property or assets in Medina, New York; Jaguare, Brazil; or Cumberland, Wisconsin; or (b) any off-site transportation, storage, disposal, treatment or recycling of any Hazardous Substance prior to the Closing by or behalf of (A) any Asset Seller in connection with the Business or (B) any Purchased Company.

“Seller Guaranty” means any guaranty, letter of credit, indemnity or contribution agreement or other similar agreement entered into by any Seller in favor of any third party guaranteeing or assuring such third party of the payment of any actual or potential Liability or obligation of a Purchased Company or the Business to such third party.

“Sellers” means the Selling Shareholders and the Asset Sellers.

“Selling Shareholders” means Parent and each Subsidiary of Parent listed on Exhibit 12.1(D).

“Shared Contract” means any Contract relating both to (i) the Business and (ii) one or more other businesses of Parent or any of its Affiliates that is not otherwise included in the Business Contracts.

“Straddle Tax Period” means a Tax year or Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person: (a) any other Person of which such Person beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests of such other Person, or (iii) the capital or profit interests of such other Person; or (b) any other Person of which such Person has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person.

“Tax” or “Taxes” means any income, alternative or add-on minimum, gross income or receipts, sales, use, value added, consumption, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, escheat, environmental or windfall profit tax, custom, duty or other tax, together with any interest, additions or penalties with respect thereto.

“Tax Benefit” means, with respect to Damages, any refund of Taxes paid or any reduction in the amount of Taxes which otherwise would have been paid, calculated on a with and without basis taking into account any Tax deduction or other Tax item attributable to such Damages or the facts giving rise to such Damages after all other Tax deductions and other Tax items have been taken into account.

“Tax Claim” means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article X.

“Tax Return” means any return, declaration, report, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Transfer Time” means (i) in the case of each Business Employee who is not an Employee on Disability Leave, 12:01 a.m., (U.S. Eastern Time), on the Closing Date and (ii) in the case of each Business Employee who is an Employee on Disability Leave and who becomes an employee of Purchaser and its Affiliates, as provided in Section 7.1(b), 12:01 a.m., (U.S. Eastern Time), on the date that such Employee on Disability Leave actually begins active employment with Purchaser and its Affiliates.

“Treasury Regulations” means final and temporary income tax regulations proposed by the U.S. Department of Treasury existing as of the Effective Date.

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“UK Pension Scheme” means each Employee Benefit Plan that is a pension scheme sponsored by a UK Seller or in which a UK Seller participates or under which any UK Seller has any Liability or under which any Liabilities and obligations in respect of employees or former employees in the United Kingdom could transfer to Purchaser and its Affiliates pursuant to TUPE or any similar Law.

“UK Seller” means an Asset Seller organized under the Laws of the United Kingdom.

“Working Capital Adjustment” means the amount by which the Closing Net Working Capital is greater than or less than, as the case may be, the Peg Net Working Capital.  For the avoidance of doubt, the Working Capital Adjustment will be positive if the Closing Net Working Capital is greater than the Peg Net Working Capital and negative if the Closing Net Working Capital is less than the Peg Net Working Capital.

Section 12.2                          Cross References.  Each of the following terms is defined in the Section set forth opposite such term:

Accounting Referee	Section 2.3(d)(i)
Acquired Assets	Section 1.2
Acquired UPCs	Section 1.2(i)
Agreement	Introductory Paragraph
Assumed Benefit Plan Assets	Section 1.2(m)
Assumed Liabilities	Section 1.4
Assumed Litigation	Section 1.4(h)
Bailment Agreement	Section 3.2(a)(iv)
Balance Sheets	Section 4.5(a)
Brazil Environmental Cap	Section 9.4(e)
Brazil Environmental Deductible	Section 9.4(e)
Brazil Environmental Indemnity Claim	Section 9.3(f)
Business Management Executive	Section 7.8(b)
Business Transfer Documents	Section 3.2(a)(ii)
Cap	Section 9.4(c)
Claim Notice	Section 9.3(a)

Closing	Section 3.1
Closing Date	Section 3.1
Closing Legal Impediment	Section 8.1(a)
Closing Payment	Section 2.1(a)
COBRA	Section 7.5(a)
Competing Activity	Section 6.16(a)
Confidential Information	Section 6.4(b)
Confidentiality Agreement	Section 6.4(a)
Continuation Period	Section 7.1(c)
Continuing Pension Plan Payment	Section 7.12(c)
Continuing Pension Plans	Section 7.12(b)
Controlling Environmental Party	Section 9.3(f)(i)
Current Representation	Section 13.14(a)
De Minimis Amount	Section 9.4(a)
Deductible	Section 9.4(b)
Designated Person	Section 13.14(b)
Disability Period	Section 7.1(b)
DYMO Business	Section 1.3(p)
Effective Date	Introductory Paragraph
Employee Representatives	Section 7.5(d)
Environmental Liabilities	Section 1.4(f)
Environmental Response	Section 9.3(f)(i)
Equipment	Section 1.2(b)
Estimated Closing Adjustment	Section 2.2(a)
Estimated Closing Adjustment Statement	Section 2.2(a)
Excluded Assets	Section 1.3
Excluded Equipment	Section 1.3(o)
Excluded HR Liabilities	Section 7.4(b)
Excluded Liabilities	Section 1.5
Excluded Transfer Documents	Section 3.3
FCPA	Section 4.20(a)
Final Closing Adjustment	Section 2.3(e)
Final Statement	Section 2.3(a)(i)
Financial Statements	Section 4.5(a)
FSA Participants	Section 7.5(b)
Indemnified Party	Section 9.3(a)
Indemnifying Party	Section 9.3(a)
Initial Outside Date	Section 11.1(c)
Inventory	Section 1.2(a)
Leased Real Property	Section 4.8(b)
Leases	Section 4.8(b)
Legal Requirement	Section 4.13
Liability	Section 1.4
Material Contracts	Section 4.10(b)
Material Relationships	Section 4.19
Multiemployer Plan	Section 4.15(b)

Non-Controlling Environmental Party	Section 9.3(f)(i)
Notice of Disagreement	Section 2.3(b)(ii)
Offer Employee	Section 7.1(a)
Outside Date	Section 11.1(c)
Owned Real Property	Section 4.8(a)
Packaging	Section 6.9(a)
Parent	Introductory Paragraph
Parent Allocation	Section 2.4(a)
Parent Cafeteria Plan	Section 7.5(b)
Parent Equity Award	Section 7.7
Parent Fiscal Year	Section 7.6
Parent Group Return	Section 10.2(a)
Parent Management Executive	Section 7.8(a)
Parent Retiree Welfare Plans	Section 4.15(e)
Parties	Introductory Paragraph
Party	Introductory Paragraph
Potential Contributor	Section 9.5
Preliminary Statement	Section 2.3(a)(i)
Proprietary Software	Section 4.9(j)
Pro-Rata Annual Bonus	Section 7.6
PTO Days	Section 7.5(c)
Public Official	Section 4.20(b)
Purchase Price	Section 2.1(a)
Purchase Price Adjustment	Section 2.3(e)
Purchase Price Allocation	Section 2.4(a)
Purchased Company Return	Section 10.2(a)
Purchaser	Introductory Paragraph
Purchaser 401(k) Plan	Section 7.3
Purchaser Allocation	Section 2.4(a)
Purchaser Cafeteria Plan	Section 7.5(b)
Purchaser Indemnitees	Section 9.2(a)
Purchaser Return	Section 10.2(b)
Qualifying Offer	Section 7.1(e)
Regulatory Fee	Section 11.3(b)
Retained Customer Program Liabilities	Section 1.5(c)
Retained IP	Section 6.9(a)
Seller Indemnitees	Section 9.2(b)
Seller Retention Agreements	Section 7.4(b)
Separation Assets	Section 1.6
Separation Liabilities	Section 1.6
Statement Date	Section 4.5(a)
Tax Claim Notice	Section 10.4(a)(ii)
Tax Proceeding	Section 10.4(b)
Third Party Claim	Section 9.3(a)
Transfer Taxes	Section 10.9
Transferred Employee	Section 7.1(a)

Transferred HR Liabilities	Section 7.4(a)
Transition Services Agreement	Section 3.2(a)(iii)
Union Contracts	Section 4.16(a)
Unresolved Matters	Section 2.3(d)(iii)
US Pension Plans	Section 7.13
WARN Act	Section 1.4(d)
Warranty	Section 4.21
Welfare Plans	Section 7.5(a)

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1                          Disclosure Schedule.  Any disclosure in any section of the Seller Disclosure Letter of any Contract, Liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such Contract, Liability, default, breach, violation, limitation, impediment or other matter be “material,” shall not be construed against Parent, as an assertion by Parent, that any such Contract, Liability, default, breach, violation, limitation, impediment or other matter is, in fact, material.  No reference to or disclosure of any item or other matter in the Seller Disclosure Letter will be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Letter. Any disclosure by Parent in any section of the Seller Disclosure Letter shall be deemed to be fully disclosed with respect to all other sections of the Seller Disclosure Letter, to the extent that the relevance to the disclosure required by or provided in another section of the Seller Disclosure Letter is reasonably apparent on its face.  The Seller Disclosure Letter is qualified in its entirety by reference to specific provisions of this Agreement and is not intended to constitute, and shall not be construed as constituting, any representations or warranties of Parent except as and to the extent provided in this Agreement, subject to the limitations and conditions provided for in this Agreement.  The Seller Disclosure Letter may include items or information which Parent is not required to disclose under this Agreement; disclosure of such items or information shall not affect (directly or indirectly) the interpretation of this Agreement or the scope of any disclosure obligation under this Agreement.  The attachments to the Seller Disclosure Letter form an integral part of the Seller Disclosure Letter and are incorporated by reference for all purposes as if set forth fully therein.  The headings contained in the Seller Disclosure Letter are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the Seller Disclosure Letter.  No disclosure in the Seller Disclosure Letter relating to any possible breach or violation of any Contract or applicable Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 13.2                          Assignment; Purchaser Designees.  Except as provided by the last sentence of this Section 13.2, neither this Agreement nor any of the rights or obligations of the Parties may be assigned by Purchaser or Parent without the prior written consent of the other Party. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 13.2 shall be void. Notwithstanding the foregoing, prior to the Closing, Purchaser may designate, upon written notice to Parent, one or more of its Subsidiaries to, at the Closing (a) acquire all or part of the Acquired Assets or Purchased Equity Interests, (b) assume all or part of the Assumed Liabilities or (c) pay a designated portion of the Purchase Price; provided, however, that no such designation shall relieve Purchaser of any of its obligations hereunder to the extent that any such designee does not perform such obligations.

Section 13.3                          No Third-Party Beneficiaries.  Except for the Persons covered by Sections 6.15 and 13.14 and/or entitled to indemnification under Article IX and Article X, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any other Person any benefit or create any right or cause of action for any other Persons.

Section 13.4                          Entire Agreement; Amendments.  This Agreement, including any Exhibits, the Seller Disclosure Letter, the Ancillary Agreements and the Confidentiality Agreement, contain the complete and entire understanding of the parties with respect to their subject matter.  This Agreement supersedes all prior written or oral statements representations, warranties, promises, assurances, agreements and understandings between the Parties relating to or in connection with the subject matter of this Agreement. All Exhibits attached hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein. Each Party to this Agreement hereby acknowledges that they have not relied on any promise, representation or warranty that is not set forth in this Agreement.  This Agreement may not be amended, modified or superseded except in writing signed by each Party.

Section 13.5                          Waiver.  At any time at or prior to the Closing, Parent may agree to (a) extend the time for the performance of any of the obligations or other acts of Purchaser contained herein, (b) waive any inaccuracies in the representations and warranties of Purchaser contained herein or in any document, certificate or writing delivered by Purchaser pursuant hereto or (c) waive compliance by Purchaser with any of the agreements or conditions contained herein.  At any time at or prior to the Closing, Purchaser may (i) extend the time for the performance of any of the obligations or other acts of Parent contained herein, (ii) waive any inaccuracies in the representations and warranties of Parent contained herein or in any document, certificate or writing delivered by Parent pursuant hereto or (iii) waive compliance by Parent with any of the agreements or conditions contained herein.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 13.6                          Notices.  All notices, requests, demands, waivers and other communications (including, for the avoidance of doubt, any notice or document sent by any Party, or by the Accounting Referee, pursuant to Article II) under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the Party to whom notice is to be given; (ii) on the day of transmission if sent by e-mail to the e-mail address given below (provided no delivery failure message is received by the sender); (iii) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:

(a)            If to Purchaser:
Stanley Black & Decker, Inc.
1000 Stanley Drive
New Britain, CT 06053
Attn:            Bruce Beatt
 General Counsel and Secretary
Email:          Bruce.Beatt@sbdinc.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attn:            Robert I. Townsend, III and Jonathan L. Davis
Email:           rtownsend@cravath.com
 jdavis@cravath.com

(b)            If to Parent:
Newell Brands Inc.
6655 Peachtree Dunwoody Road NE
Atlanta, Georgia 30328
Attn:            Bradford R. Turner
 Chief Legal Officer and Corporate Secretary
E-mail:        Bradford.Turner@newellco.com

with a copy to:

Jones Day
1420 Peachtree St., NE
Atlanta, Georgia 30309
Attn             Erik Belenky and Lizanne Thomas
Email:          ebelenky@jonesday.com
 lthomas@jonesday.com

or such other addresses or numbers and/or addressee as are furnished in writing by either Party.

Section 13.7                          Interpretation.

(a)            The words “hereof” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Exhibits and Schedule references are to the Articles, Sections, Exhibits and Schedule of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” “including” or similar expressions are used in this Agreement, they will be understood be followed by the words “without limitation.”  The words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa.  The phrase “made available” in this Agreement will mean that the information referred to has been posted in the electronic dataroom maintained on behalf of Parent by Intralinks (as evidenced by a DVD or CD-ROMs imprinted with all such documents or information and delivered by Seller to Buyer promptly following the Effective Date) prior to the Effective Date.  The descriptive headings of the several Articles and Sections of this Agreement, the Exhibits and Table of Contents to this Agreement and the Seller Disclosure Letter are inserted for convenience only, do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein (except for the Seller Disclosure Letter) means such agreement, instrument or statute as from time to time amended, modified or supplemented. The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.  All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars.  If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(b)            For all purposes of this Agreement, the phrase “to the Knowledge of Parent” and any derivations thereof shall mean, as of the applicable date, the knowledge, after due inquiry and investigation, of Neil Eibeler, Tim Londo and Nicole Braskie, none of whom shall have any personal Liability or obligations regarding such knowledge or any duty of inquiry or investigation with respect thereto.

Section 13.8                          Counterparts.  This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement.  In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  No Party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 13.9                          Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by the Accounting Referee or a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, force or effect of any other provision of this Agreement.

Section 13.10                                        Governing Law; Consent to Exclusive Jurisdiction.

(a)            The interpretation and construction of this Agreement, and all matters relating to this Agreement, will be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware without giving effect to any conflict of law provisions thereof.

(b)            Each of the parties agrees that any legal action or proceeding with respect to this Agreement may be brought in the federal and state courts located in the State of Delaware, and, by execution and delivery of this Agreement, each Party to this Agreement irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement.  Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence.  Each Party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address (set forth in Section 13.6) below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof.  Nothing in this paragraph will affect or eliminate any right to serve process in any other manner permitted by law.

Section 13.11                                        WAIVER OF JURY TRIAL.  THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR PARTIES TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT OR ANY PORTION OF THIS AGREEMENT, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTIOUS OR OTHER THEORIES OF LIABILITY.  EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

Section 13.12                                        Recovery of Fees by Prevailing Party.  In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the Party which does not prevail in such litigation, as determined by the court in a final Judgment, shall pay to the prevailing Party all costs, expenses and attorneys’ fees incurred by the prevailing Party, including such costs, expenses and fees of any appeals.  If the prevailing Party shall recover Judgment in any Action, its costs, expenses and attorneys’ fees shall be included as part of such Judgment.

Section 13.13                                        Specific Performance.  Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or conferred by Law or equity, upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions.  It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article XI, the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.  To the extent any Party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Outside Date shall automatically be extended to (i) the 20th Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 13.14                                        Conflicts; Privileges.

(a)            Acknowledgement of Representation.  It is acknowledged by each of the Parties that the Purchased Companies and Sellers have retained Jones Day to act as their counsel in connection with this Agreement, the Ancillary Documents, the Confidentiality Agreement or any transaction contemplated hereby or thereby (the “Current Representation”), and that no other Party to this Agreement has the status of a client of Jones Day for conflict of interest or any other purposes as a result thereof.

(b)            Affirmation of Representation.  Purchaser, for itself, and following the Closing on behalf of the Purchased Companies, hereby agree that after the Closing, Jones Day may represent Parent or any officer, director, manager, employee, shareholder, partner or member of Parent or the Purchased Companies (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement, any Ancillary Document or the Confidentiality Agreement, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among Purchaser, a Purchased Company or any of their respective Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Purchaser, a Purchased Company or any of their respective Affiliates, and even though Jones Day may have represented such Purchased Company in a substantially related matter, or may be representing Purchaser or a Purchased Company in ongoing matters.

(c)            Waiver of Conflict. Purchaser, for itself, and following the Closing on behalf of the Purchased Companies, hereby waives and agrees not to assert (i) any claim that Jones Day has a conflict of interest in any representation described in Section 13.14(b) above, and (ii) any confidentiality obligation with respect to any communication between Jones Day and any Designated Person occurring during the Current Representation.

(d)            Retention of Privilege.  Purchaser, for itself, and following the Closing on behalf of the Purchased Companies, hereby agrees that as to all communications (whether before, at or after the Closing) between Jones Day and any Designated Person that relate in any way to the Current Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to such Designated Person and may be controlled by such Designated Person and shall not pass to or be claimed by Purchaser or the Purchased Companies.  Without limiting the foregoing, notwithstanding any policy of Purchaser or the Purchased Companies or any agreement between a Purchased Company and any Designated Person or any Representative of any Designated Person or a Purchased Company, whether established or entered into before, at or after the Closing, neither Purchaser nor any Purchased Company may review or use for any purpose without such Designated Person’s written consent, or seek to compel disclosure to Purchaser or any Purchased Company (or any of their Representatives) any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence.

(e)            Further Assurances.  Purchaser and each Purchased Company agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 13.14.  Purchaser and Parent further agree that Jones Day and its partners and employees are third party beneficiaries of this Section 13.14.

[Remainder of this Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

NEWELL BRANDS INC.

By:	/s/ Bradford R. Turner
Name: Bradford R. Turner
Title: Chief Legal Officer and Corporate Secretary

STANLEY BLACK & DECKER, INC.

By:	/s/ Corbin Walburger
Name: Corbin Walburger
Title: Vice President of Business Development